As filed with the Securities and Exchange Commission on October 2July 31,30, 2003

Registration No. 333-107502

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 12

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

DATATEC SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	7373 (Primary Standard Industrial Classification Code Number)	94-2914253 (I.R.S. Employer Identification Number)
23 Madison Road Fairfield, New Jersey 07004 (973) 808-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Isaac J. Gaon Chief Executive Officer Datatec Systems, Inc. 23 Madison Road Fairfield, New Jersey 07004 (973) 808-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service of Process)

Copies to: Robert H. Friedman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue New York, New York 10022 (212) 753-7200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

_________________________

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □ __________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.____

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ___

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock issuable upon conversion of notes issued to certain investors in a private placement consummated on July 3, 2003.	7,350,000(2)	$ 1.05(3)	$7,717,500	$624.35

Common stock issuable upon exercise of warrants issued to certain investors in a private placement consummated on July 3, 2003.	1,312,500(2)	$1.3224(4)	$1,735,650	$93.61

Common stock issuable upon exercise of warrants issued to a certain financial advisor in connection with a private placement consummated on July 3, 2003.	183,750	$1.26(4)	$231,525	$18.73

Common stock issuable upon exercise of warrants issued to the investors of the July 3, 2003 private placement in exchange for waiving certain rights.	700,000	$.9441(4)	$660,870	$53.46
Total $836.95(5)

(1)

In the event of a stock split, stock dividend and similar transactions involving our common stock, $.001 par value, the shares registered hereby shall automatically be increased or decreased pursuant to Rule 416 of the Securities Act of 1933, as amended. There shall not be any automatic increase or decrease in shares registered hereby pursuant to Rule 416 of the Securities Act of 1933, as amended, that result from the operation of a conversion formula based on fluctuating market prices.

(2)	Based on a negotiated formula with respect to the number of shares issuable upon the conversion of notes and exercise of the warrants, respectively.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices of our common stock on The Nasdaq SmallCap Market on July 29, 2003.

(4)	Pursuant to Rule 457(g) of the Securities Act, the registration fee for the common stock underlying the warrants is calculated on the basis of the exercise price of the warrants.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PROSPECTUS

9,546,250 SHARES OF COMMON STOCK

DATATEC SYSTEMS, INC.

The selling stockholders listed in this prospectus are offering and selling from time to time up to 9,546,250 shares of common stock of Datatec Systems, Inc. We will not receive any of the proceeds from such sale.

Our common stock is listed on The Nasdaq SmallCap Market under the symbol "DATC." The last reported sale price for the common stock on October 1,27, 2003 was $1.27$1.09 per share.

The selling stockholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

Our principal executive offices are located at 23 Madison Road, Fairfield, New Jersey 07004, and our telephone number there is (973) 808-4000.

This investment involves a high degree of risk. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2,30, 2003.

PROSPECTUS SUMMARY	3
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
DIVIDEND POLICY	15
PRICE RANGE OF COMMON STOCK	15
SELECTED CONSOLIDATED FINANCIAL DATA	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
BUSINESS	38
MANAGEMENT	46
PRINICIPAL STOCKHOLDERS	53
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	55
SELLING STOCKHOLDERS	56
PLAN OF DISTRIBUTION	61
DESCRIPTION OF OUR CAPITAL STOCK BEING REGISTERED	63
SHARES ELIGIBLE FOR FUTURE SALE	66
LEGAL MATTERS	67
EXPERTS	67
WHERE YOU CAN FIND MORE INFORMATION	68
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	69

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

OUR COMPANY

We are in the business of providing rapid and accurate technology deployment services and licensing software tools, designed to accelerate the delivery of complex Information Technology (IT) solutions for technology providers and enterprises. We market our services primarily to large original equipment manufacturers, systems integrators, independent software vendors, telecommunications carriers and service providers as well as to a select number of Fortune 2000 customers in the United States and Canada. Our deployment services include the following: (i) the process of "customizing" internetworking devices such as routers and switches, and computing devices such as servers and workstations to meet the specific needs of the user, (ii) the process of integrating these hardware devices as well as integrating operational and application software on a network to ensure they are compatible with the topology of the network and all legacy systems, and (iii) the physical process of installing technology on networks.

We are incorporated in Delaware and our common stock is traded on The Nasdaq SmallCap Market under the symbol "DATC." Our executive offices are located at 23 Madison Road, Fairfield, New Jersey 07004. Our telephone number is (973) 808-4000.

THE OFFERING
Common stock to be offered by the selling stockholders	9,546,250 Shares*
Common stock outstanding prior to the date of this prospectus	48,055,556 Shares
Common stock outstanding prior to the date of this prospectus	48,380,367 Shares
Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling stockholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants held by certain of the selling stockholders. We will apply such proceeds, if any, toward working capital and to reduce outstanding indebtedness. See "Use of Proceeds."

Nasdaq SmallCap Market symbol	DATC

This prospectus relates solely to the sale of 9,546,250 shares of our common stock:

•	Issuable upon conversion of $4.9 million aggregate principal amount of subordinated secured convertible notes issued in a private placement completed in July 2003 which are convertible at any time.
•

Issuable upon exercise of warrants to purchase an aggregate of 875,000 shares of common stock issued in a private placement completed in July 2003 which are exercisable at any time, at the option of the holders thereof, at a price for each share of common stock equal to $1.3224

•

Issuable upon exercise of warrants to purchase an aggregate of 183,750 shares of common stock issued to a financial advisor in connection with a private placement completed in July 2003, which are exercisable at any time, at the option of the holder thereof, at a price for each share of common stock equal to $1.26.

•

Issuable upon exercise of warrants to purchase an aggregate of 700,000 shares of common stock issued to the investors of the July 2003 private placement, which are exercisable at any time, at the option of the holders thereof, at a price for each share of common stock equal to $0.9441.

* The registration rights agreement we entered into with the purchasers of the notes and warrants in July 2003 requires us to register shares of common stock in addition to that which would be issuable assuming that all of the notes and warrants were redeemed and exercised in order to cover events which would require us to issue additional shares upon the ultimate redemption or exercise of the notes and warrants. Accordingly, of the 9,546,250 shares of common stock being registered hereby, based upon an assumed redemption price of $1.00, 2,887,500 represent these additional shares we are required to register.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary historical consolidated financial information presented as of and for each of the five years ended April 30, 2003 was derived from our audited consolidated financial statements. Our summary historical financial data presented as of July 31, 2003 and for the three months ended July 31, 2002 and 2003 were derived from our unaudited financial statements. Operation results for the three months ended July 31, 2002 and 2003 are not necessarily indicative of the results that may be expected for a full year. This information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports we filed with the SEC or included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the Fiscal Year Ended April 30,					For the Three Months Ended July 31,

Consolidated Statement of Operations	1999(a)	2000(a)	2001(a)	2002(a)	2003	2002(a)	2003

	(in thousands except share and per share data)

Revenue	$90,019	$93,298	$96,150	$75,299	$125,091	$23,072	$32,398
Cost of Revenue	62,615	66,388	79,957	51,426	97,886	16,546	25,997

Gross Margin	27,404	26,910	16,193	23,873	27,205	6,526	6,401
Selling, general and Administrative Expenses	31,096	27,316	33,232	24,118	22,073	5,054	5,788

Operating Income (Loss)	(3,692)	(406)	(17,039)	(245)	5,132	1,472	613
Interest Expense	(1,853)	(1,680)	(1,715)	(2,125)	(3,715)	(740)	(788)

Income (Loss) before Income Taxes and Minority Interest	(5,545)	(2,086)	(18,754)	(2,370)	1,417	732	(175)
Minority Interest	(315)	--	(682)	(318)	--	--	--

Net Income (Loss)	$ (5,860)	$ (2,086)	$ (19,436)	$ (2,688)	$1,417	$ 732	$ (175)

NET INCOME (LOSS) PER COMMON SHARE
BASIC	$ (0.20)	$ (0.07)	$ (0.58)	$ (0.08)	$ (0.04)	$ 0.02	$ 0.00

DILUTED	$ (0.20)	$ (0.07)	$ (0.58)	$ (0.08)	$ (0.04)	$ 0.02	$ 0.00

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING - BASIC	29,517,000	31,541,000	33,608,000	35,162,000	36,067,000	35,672,000	43,800,000

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING - DILUTED	29,517,000	31,541,000	33,608,000	35,162,000	36,291,000	35,750,000	43,800,000

	As of April 30,					As of July 31,

Consolidated Balance Sheet Data	1999	2000	2001	2002	2003	2003

	(in thousands)

Working capital (deficit)	$ (3,057)	$ 10,351	$(6,396)(b)	$(3,243)(b)	$ 1,947	$ 9,377
Total Assets	37,304	50,796	38,314	35,846	64,727	66,364
Total Long-term debt	607	226	1,428	2,873	--	2,833
Total stockholders' equity (deficit)	8,975	14,838	(3,629)	3,978 (c)	10,908	18,716

(a) As retroactively adjusted. See note 2 to the Consolidated Financial Statements included elsewhere herein.
(b) Includes a $3.0 million term loan due in 2003, required under loan agreement to be classified as current.

RISK FACTORS

The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before deciding to invest in our common stock.

Because our liquidity has been historically limited and we need additional financing, our inability to secure such financing could prevent us from satisfying our cash requirements and continue as a going concern.

As of April 30, 2003, we had cash and cash equivalents of $3.0 million. We have had a history of limited working capital. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our existing capital resources will not be sufficient to satisfy our August 2004 repayment of our credit facility. As of June 30, 2003, we had borrowed the maximum available under our credit facility with IBM Credit. IBM Credit has informed us that it is not prepared to extend our credit facility beyond August 2004. There can be no assurance that any additional financing will be available to us on acceptable terms, if at all. Our inability to secure the necessary financing could result in our defaulting under our credit facility with IBM Credit. If we are unable to raise additional capital or are unable to further renegotiate our credit facility with IBM Credit we may not be able to continue as a going concern.

Prior to the current fiscal year, we incurred losses during the previous five fiscal years and we may not be able to maintain profitability.

We achieved a net profit of $1.4 million for the fiscal year ended April 30, 2003. However, during the prior five fiscal years, we achieved net losses in each year. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

We have recently been in violation of certain covenants in our credit facility and cannot guarantee that we will maintain compliance with the covenants which could result in the immediate acceleration of the facility.

On several recent occasions since January 2001, we have been in violation of certain covenants in our credit facility. If we fail to comply with the loan covenants in the future, our lender could accelerate the entire amount outstanding under our credit facility. In November 2000, our wholly owned subsidiary, Datatec Industries Inc., replaced its existing credit facility with a $21 million credit facility arrangement with IBM Credit consisting of (i) an $18 million three year revolving credit facility (line of credit) and (ii) a $3 million three year term loan payable in monthly installments of principal and interest. Datatec Industries' obligations under the credit facility are guaranteed by us and certain of our subsidiaries. In January 2001, Datatec Industries was not in compliance with certain covenants of the credit facility. As a result, IBM agreed to amend the credit facility agreement which provided for the following: (a) reduction in the line of credit to $14 million (which was subsequently increased to $16 million on July 25, 2001), (b) revision of the covenants to reflect current business conditions and (c) increase in the interest rates in the revolver and term loans to prime plus 3.0% and 3.5%, respectively. In July 2001, Datatec Industries was again not in compliance with the new covenants in the amended credit facility agreement. As a result, on July 26, 2001, IBM agreed to a second amendment to the credit facility agreement under which IBM waived certain covenants Datatec Industries had previously violated. After again failing to comply with covenants in the amended credit facility, IBM agreed to a third amendment to the credit facility on December 14, 2001. On March 14, 2002, IBM agreed to a fourth amendment to the credit facility whereby IBM waived certain covenants that were violated by Datatec Industries and increased the interest rate on the term loans to prime plus 4.25%. IBM agreed to four more waivers to certain covenants in the credit facility on July 30, 2002, November 5, 2002, March 14, 2003 and July 1, 2003, respectively, for breaches by the Company of financial covenants as of the end of each fiscal quarter of 2003.

On April 14, 2003, IBM agreed to amend the credit facility to: (i) extend the expiration date of the facility to August 2004 from August 2003; (ii) provide a maximum availability of (a) $29 million until May 31, 2003; (b) $25 million until December 31, 2003; (c) $20 million until March 31, 2004; and (d) $15 million until August 1, 2004; (iii) lower the interest charges to prime plus 1.75% from prime plus 4.25% and (iv) alter certain financial covenants.

On June 3, 2003, our credit facility was further amended to provide for maximum availability as follows: (i) $25 million from June 1, 2003 until January 14, 2004; (ii) $23 million from January 15, 2004 until March 31, 2004; and (iii) $20 million from April 1, 2004 until August 1, 2004. In addition, IBM Credit agreed to increase our maximum availability from $25,000,000 to $28,000,000 until August 31, 2003, at which time the maximum borrowings under the credit facility available must be reduced to $25,000,000. We are required to pay interest at the rate of prime rate plus 4% on any amounts borrowed over $25 million, instead of prime rate plus 1.75%.

In view of Datatec Industries' failure to comply with the covenants in its credit facility, no assurance can be given that Datatec Industries will be able to comply with the revised loan covenants in the future. In the event we default under the credit facility, we may not be able to continue as a going concern.

Current stockholders and potential stockholders may experience an indeterminable amount of dilution with respect to their shares if we elect to make monthly payments to the holders of certain subordinated secured convertible notes through the issuance of common stock based on a fluctuating conversion price that is discounted from the then-current market price.

Although the holders of the outstanding $4.9 million of principal amount of convertible notes can convert these notes at their option into shares of common stock at a fixed price of $1.40 per share, we also have the option to repay the notes on a monthly basis in cash or shares of common stock. If we decide to make the monthly payment in shares of common stock, the number of shares to be issued is based on a fluctuating conversion price that is discounted from the then-current market price. Any issuance of shares of common stock for the monthly payments may have a dilutive effect and lead to a decline in the price of our common stock. As a result, if we decide to make monthly payments in shares of common stock, the holders of the convertible notes could be entitled to receive increasing numbers of shares, which could then be sold, triggering further price declines and potential issuances of even larger numbers of shares, to the detriment of other stockholders. Although there is no ceiling on the maximum number of shares that we may issue for the monthly payments on the notes, we can limit the number of shares that are issued by electing to make a monthly payment in cash. However, there can be no assurances that we will be able to make a monthly payment in cash. As a result, the fluctuating conversion price to determine the number of shares to be issued for a monthly payment may have either a minimal or significant dilutive effect on existing and potential stockholders. Based on the closing price of $1.22 on September 16, 2003, we would issue 4,016,393 shares to repay the principal portion of the monthly payments if we decided to pay each monthly payment in shares. If the market price of the common stock declines 75% to $0.31 per share, then we would issue 15,806,451 shares to repay the principal portion of the monthly payments if we decided to pay each monthly payment in shares. For a more complete discussion of the number of shares to be issued, please refer to "Recent Developments" in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Current stockholders and potential stockholders may also experience immediate dilution with respect to their shares if shares become available for sale as a result of the exercise of outstanding warrants or if we elect to repay certain indebtedness in shares of our common stock, instead of cash. Additional dilution may occur if we raise more capital.

We currently have warrants outstanding to purchase an aggregate of 7,701,548 shares of common stock at exercise prices ranging from $0.94 to $1.75. The exercise of any of these warrants may have a dilutive effective on existing and potential stockholders. In addition, in August 2003 we agreed to pay $316,667, plus interest, each month from September 2003 until February 2004 to an individual who holds a note issued by us. The agreement permits us, at our option, to pay such monthly amounts in cash or in shares of our common stock. We issued 308,311 shares of our common stock to make the September 2003 payment, instead of paying cash. In the future, we may issue additional shares in lieu of cash payments, which issuances may have a dilutive effect on existing and potential stockholders. Furthermore, in the event we raise additional capital, a further dilutive effect may be incurred by stockholders.

As certain subordinated secured convertible notes are converted into shares of common stock that are subsequently resold, the possibility of a change in control increases.

As the outstanding $4.9 million of principal amount of convertible notes is converted into shares of our common stock, the selling stockholders may sell these newly issued shares. As the selling stockholders make their resales, purchasers may be able to acquire a sufficient number of shares to effect a change in control. The resale of the shares may also lead to a decrease in the market price of our common stock as the number of shares available for sale increases. This potential decrease in the market price of our common stock may enable purchasers to accumulate a greater number of our shares and effect a change in control. In addition, the selling stockholders may enter into privately negotiated sales with purchasers that will give the purchasers enough shares to effect a change in control.

The large amount of our total outstanding debt and our obligation to service that debt could divert necessary funds from operations, give an advantage to our competitors and limit our ability to react to market or industry conditions.

As of July 31, 2003, we had outstanding debt of approximately $31.6 million. Our level of debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences on our business and future prospects, including the following:

•	We may not be able to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes.
•	Our less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations.
•

We could be more vulnerable in the event of a downturn in our business that would leave us less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

The holders of certain secured subordinated notes may engage in short sales to depress the market value of our common stock to the detriment of other current stockholders and potential stockholders since such action would increase the number of shares that may be issued to them for a monthly payment.

The holders of the outstanding $4.9 million of principal amount of convertible notes may engage in short sales of our common stock, which could induce or be followed by decreases in the price of our stock. By driving the price of our common stock down, the holders of the notes would then receive more shares if we decide to make a monthly payment on the notes in shares of common stock because of the fluctuating conversion price. While there is no restriction on short selling, each holder of the notes is restricted from having a short position in our common stock in excess of the number of shares that would be issuable upon conversion of the entire principal amount of the note held by him. Any short sale of our common stock may have a potential adverse effect on existing stockholders since the market value of their holdings may decrease and there may be more of a dilutive effect from the issuance of shares for monthly payments.

Our quarterly results have fluctuated in the past and will likely continue to fluctuate making it difficult to predict revenues and results of operations in the future.

Our quarterly operating results have varied in the past, and may vary significantly in the future, depending on factors that include the following:

•	Market acceptance of new or enhanced versions of our services;
•	Changes in our customer mix and changes in the level of our operating expenses;
•	The gain or loss of significant customers; and
•	Personnel changes and economic conditions in general and in the information technology industry in particular.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter. Changes in such factors also make the prediction of revenue and results of operations on a quarterly basis difficult, and performance forecasts derived from such predictions unreliable.

We have also experienced large fluctuations in sales from quarter-to-quarter due to substantial sales to customers in the retailing industry. Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season.

The complex nature and large size of the projects we undertake could result in lower than expected sales volume for an extended period of time and have a negative impact on our operating results.

Due to the complex nature and large size of implementation projects that we are now pursuing, there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. The lead time between the initiation of a prospective client and the consummation of a transaction is typically approximately nine to twelve months. As such, there are likely to be substantial fluctuations in sales volume from month-to-month and quarter-to-quarter. The fluctuations in our operating results increase our risk of failure, especially given our present level of working capital. As a result, if we experience lower than expected sales volume for an extended period of time, it may have a material adverse effect on our business, financial condition and results of operations.

We face substantial competition in our industry sector from companies that have larger and greater financial, technical and marketing capabilities, which may hinder our ability to compete successfully.

We may not be able to successfully compete against current and future competitors, causing us to lose market share. We compete with a number of other companies involved in the design, configuration, installation, integration, deployment and servicing of computer networking technologies. The market for such services is highly fragmented, intensely competitive and rapidly changing. Some of our competitors have significantly greater resources and better brand-name recognition than us. In addition, there are relatively low barriers to entry in these markets and new competition may arise either from expansion by established companies or from new emerging companies. Increased competition may result in pressure for price reductions and related reductions in gross margins and market share. In addition to direct competition, we face indirect competition from our existing and potential future customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by independent providers such as us.

The following are the competitive factors that we believe will have a significant effect on our ability to compete successfully:

•

To achieve our goal of larger market share, we must continue to enhance our existing services, introduce new service offerings, recruit and train additional deployment and engineering staff, and recruit and train sales and marketing professionals.

•	We believe that our ability to increase profit margins depends upon a number of factors both within and beyond our control, including performance, price, quality and breadth of services.
•

We believe that our ability to successfully educate prospective customers as to the advantages of our services is vital to the recruitment of companies who internally design, integrate and deploy their own technologies for their particular needs.

We depend on strategic alliances and indirect customers to market our services which account for approximately thirty-five percent of our revenue. If we do not successfully develop and maintain these relationships, our revenue will decrease.

A major part of our growth strategy is to market our services in part through indirect customers and strategic alliances with systems manufacturers, systems integrators, independent software developers/distributors and telecommunications carriers that utilize our services to provide joint solutions to customers. Services marketed through our strategic alliances and indirect customers accounted for approximately $44 million of our revenues during the fiscal year ended April 30, 2003. The loss of these strategic alliances and indirect customers would result in a significant decline in revenues. We have entered into a non-exclusive agreement with Cisco Systems, Inc., pursuant to which we have agreed to provide implementation services to customers of Cisco. Cisco may terminate its agreement with us at any time, with or without cause. Termination of the Cisco agreement, or any similar agreement, may have a material adverse effect on our business, financial condition and results of operations. Because we utilize and will continue to utilize indirect customers and strategic alliances as a significant distribution channel, we are subject to the risk that our indirect customers or strategic partners will discontinue or decrease their use of our services for reasons unrelated to the quality or price of, or demand for, our services. We are also subject to the risk that the demand for products and services sold by our indirect customers or strategic partners will decline, which could have a material adverse effect on our results of operations.

Because a small number of customers account for a substantial portion of our revenues, the loss of any of these customers could cause our revenues to decline substantially.

During each of the past two fiscal years, sales of our services to a limited number of customers have accounted for a substantial percentage of our total net sales. Our 10 largest customers accounted for approximately 93% of our revenues for the year ended April 30, 2003 and approximately 77% of our revenues for the year ended April 30, 2002. For the years ended April 30, 2003 and 2002, one customer accounted for approximately 37% and 30%, respectively, of revenues. This concentration of customers can cause our net sales and earnings to fluctuate from quarter-to-quarter, based on the requirements of our customers and the timing of delivery of services. Although the particular customers are likely to change from period to period, we believe that large orders from a limited number of customers will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in net sales from a major customer, or the failure to generate significant revenues from other customers, could have a material adverse effect on our financial results.

Although we have and will continue to disclose backlog for our services, such services could be canceled, reduced or delayed resulting in less than expected revenues.

From time to time, we disclose an amount of backlog for our services, which typically consists of purchase orders, written agreements and other oral agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. We cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect our business, financial condition and results of operations. Backlog should not be relied upon as indicative of our revenues for any future period.

Our ability to sell our products and services and grow our business could be significantly impaired if we lose the services of key personnel.

Our success depends in large part upon the abilities of our senior management, including, Isaac Gaon, our Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Gaon or any other member of senior management could have a material adverse effect on our business. We have an employment agreement with Mr. Gaon which expires on April 30, 2006. The employment agreement may be terminated by us for cause or by Mr. Gaon for good reason. Our future success and growth also depends on our ability to continue to attract, motivate and retain highly qualified employees, including those with the technical, managerial, sales and marketing expertise necessary to operate our business. Competition for personnel in the configuration, integration and deployment services industry is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. Departures and additions of key personnel may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

We depend upon unionized labor for the deployment of our services. Any work stoppages or labor disturbances could disrupt our business.

A significant percentage of our deployment force is employed under contracts with the International Brotherhood of Electrical Workers and the International Brotherhood of Electrical Workers Local 3 that expire on December 31, 2004. Our union employees are responsible for the deployment of our services. Any work stoppages or other labor disturbances could harm our business.

Our inability to protect our intellectual property rights could prevent us from selling our services and hinder our financial performance.

Most of our intellectual property consists of proprietary or confidential information that is not subject to patent protection. Existing trade secret laws offer only limited protection. The steps that we have taken to protect these proprietary rights may not be adequate to deter misappropriation.

Although we do not believe that we are infringing the intellectual property rights of others, there can be no assurance that such claims will not be asserted. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services, any one of which would hinder our financial performance and our ability to compete.

Anti-takeover effects of certain Charter provisions, our Rights Agreement and Delaware law may negatively affect the ability of a potential buyer to purchase all or some of our stock at an otherwise advantageous price, which may limit the price investors are willing to pay for our common stock.

Our Charter, Rights Agreement (commonly referred to as a "poison pill") and Delaware law contain certain provisions that may have anti-takeover effects which may have a negative effect on the price investors are willing to pay for our common stock.

Our Charter, among other things,

•	prevents stockholders from calling a special meeting of stockholders;
•	prohibits cumulative voting in the election of directors;
•	prohibits stockholder action by written consent; and
•	provides for removal of directors by stockholders only for cause.

Moreover, our Charter authorizes the issuance of a maximum of 4,000,000 shares of preferred stock. Therefore, the rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our preferred stock that may be issued in the future. In addition, the issuance of preferred stock could have a dilutive effect on the holdings of our current stockholders.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, which restricts certain business combinations with interested stockholders even if such a combination would be beneficial to all stockholders. In general, Section 203 would require a two-thirds vote of stockholders for any business combination (such as a merger or sale of all or substantially all of our assets) between us and an "interested stockholder" unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. These provisions could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or may otherwise discourage a potential acquirer from attempting to obtain control of us.

We have adopted a "poison pill" that grants holders of our common stock preferential rights in the event of an unsolicited takeover attempt. These rights are denied to any stockholder involved in the takeover attempt and this has the effect of requiring cooperation with our Board of Directors. This may also prevent an increase in the market price of our common stock resulting from actual or rumored takeover attempts. The poison pill could also discourage potential acquirers from making unsolicited acquisition bids.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that would cause actual results to differ before making an investment decision.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock because they are being offered by the selling stockholders and we are not offering any shares for sale under this prospectus, but we may receive proceeds from the exercise of warrants held by the selling stockholders. We will apply such proceeds, if any, toward working capital.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our inception, other than distributions to stockholders in amounts sufficient to reimburse Datatec Industries stockholders for Federal (and some state) income tax liabilities arising from Datatec Industries' former status as an "S" Corporation. We currently intend to retain any earnings for use in the business and do not anticipate paying any dividends to our stockholders in the foreseeable future. Our loan agreements with our lender include restrictions prohibiting the payment of dividends.

PRICE RANGE OF COMMON STOCK

Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol "DATC" since November 13, 2002, when it was transferred from the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the common stock as reported on the Nasdaq National Market and the Nasdaq SmallCap Market for the applicable periods.

	High	Low
Year ended April 30, 2001
First Quarter	$9.25	$3.12
Second Quarter	$5.56	$2.69
Third Quarter	$4.62	$1.41
Fourth Quarter	$2.97	$0.44

Year ended April 30, 2002
First Quarter	$1.29	$0.43
Second Quarter	$0.82	$0.48
Third Quarter	$1.31	$0.55
Fourth Quarter	$1.45	$0.83

Year ended April 30, 2003
First Quarter	$0.95	$0.70
Second Quarter	$1.30	$0.72
Third Quarter	$2.24	$1.11
Fourth Quarter	$1.96	$1.24

Year ended April 30, 2004
First Quarter	$1.58	$0.94

On October 1,27, 2003, the closing sale price of our common stock as reported on the Nasdaq SmallCap Market was $1.27$1.09 per share. As of October 1,27, 2003, there were approximately 396424 holders of record of our common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected historical consolidated financial information presented as of April 30, 1999, 2000, 2001, 2002 and 2003 and for each of the five years ended April 30, 2003 was derived from our audited consolidated financial statements. Our selected historical financial data presented as of July 31, 2003 and for the three months ended July 31, 2002 and 2003 were derived from our unaudited consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. The results of operations for the three months ended July 31, 2003 are not necessarily indicative of the results to be expected for the full year ending July 31, 2003.

This information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly, and other reports we filed with the SEC, or included herein, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	For the Fiscal Year Ended April 30,					For the Three Months Ended July 31,

Consolidated Statement of Operations	1999(a)	2000(a)	2001(a)	2002(a)	2003	2002(a)	2003

	(in thousands except share and per share data)

Revenue	$90,019	$93,298	$96,150	$75,299	$125,091	$23,072	$32,398
Cost of Revenue	62,615	66,388	79,957	51,426	97,886	16,546	25,997

Gross Margin	27,404	26,910	16,193	23,873	27,205	6,526	6,401
Selling, general and Administrative Expenses	31,096	27,316	33,232	24,118	22,073	5,054	5,788

Operating Income (Loss)	(3,692)	(406)	(17,039)	(245)	5,132	1,472	613
Interest Expense	(1,853)	(1,680)	(1,715)	(2,125)	(3,715)	(740)	(788)

Income (Loss) before Income Taxes and Minority Interest	(5,545)	(2,086)	(18,754)	(2,370)	1,417	732	(175)
Minority Interest	(315)	--	(682)	(318)	--	--	--

Net Income (Loss)	$ (5,860)	$ (2,086)	$ (19,436)	$ (2,688)	$1,417	$ 732	$ (175)

NET INCOME (LOSS) PER COMMON SHARE
BASIC	$ (0.20)	$ (0.07)	$ (0.58)	$ (0.08)	$ (0.04)	$ 0.02	$ 0.00

DILUTED	$ (0.20)	$ (0.07)	$ (0.58)	$ (0.08)	$ (0.04)	$ 0.02	$ 0.00

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING - BASIC	29,517,000	31,541,000	33,608,000	35,162,000	36,067,000	35,672,000	43,800,000

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING - DILUTED	29,517,000	31,541,000	33,608,000	35,162,000	36,291,000	35,750,000	43,800,000

	As of April 30,					As of July 31,

Consolidated Balance Sheet Data	1999	2000	2001	2002	2003	2003

	(in thousands)

Working capital (deficit)	$ (3,057)	$ 10,351	$(6,396)(b)	$(3,243)(b)	$ 1,947	$ 9,377
Total Assets	37,304	50,796	38,314	35,846	64,727	66,364
Total Long-term debt	607	226	1,428	2,873	--	2,833
Total stockholders' equity (deficit)	8,975	14,838	(3,629)	3,978 (c)	10,908	18,716

(a) As retroactively adjusted. See note 2 to the Consolidated Financial Statements included elsewhere herein.
(b) Includes a $3.0 million term loan due in 2003, required under loan agreement to be classified as current.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

We are in the business of providing rapid and accurate technology deployment services and licensing software tools to support Technology Providers and Enterprises in the delivery of complex IT solutions. Utilizing two (2) regional staging and configuration centers and our own field deployment team of approximately 715 people operating out of 10 offices, we conduct multiple simultaneous large-scale deployments for organizations throughout the United States and Canada. We believe our consistent, rapid deployment model enables our Enterprise customers to accelerate the assimilation of networking technologies into their organizations and allows our Technology Providers to enhance the absorption of their products in the marketplace.

We began utilizing software tools as the main driver of our configuration and integration services when we acquired Computer Aided Software Integration, Inc. (CASI) in 1996. This acquisition brought with it IW2000, a suite of software tools used in the configuration and integration processes. During fiscal 1999, we began expanding our development of software tools to incorporate several new applications in addition to IW2000 and have incorporated them into a new product, eDeploy® .. These applications include: Preparation and Design, Configuration and Integration, Deployment Management and Transition and Maintenance. During that year, we brought the activities of developing, marketing, selling and managing the licensing of our software into our CASI subsidiary. We then changed the name of CASI to eDeploy.com, Inc. Subsequently, we realized that it was more efficient to manage all of our activities under one operating unit. As a result, the activities of eDeploy.com were integrated into the operations of Datatec. We fully integrated the application of eDeploy into Datatec's operations during the later part of the fiscal year ended April 30, 2001.

CHANGE IN ACCOUNTING

At the start of fiscal 2003, we changed our method of estimating progress toward completion of contracts. Under our previous method, the percentage of direct labor incurred to date to total estimated direct labor to be incurred on a project was used to determine a contract's percentage of completion, while under the new method, the percentage of total costs incurred to date to total estimated costs to be incurred on a project is used to determine a contract's percentage of completion. The change was made to reflect the effect of non-labor charges and to more accurately measure a contract's progress towards completion. In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," paragraph 27, the financial statements of prior periods have been adjusted to apply the new method retroactively.

A summary of the significant effects of the accounting change applied retroactively are shown below:

	For the Fiscal Year Ended			For the Fiscal Year Ended
	April 30, 1999			April 30, 2000

	As previously reported	Effect of change in accounting principle	As retroactively adjusted	As previously reported	Effect of change in accounting principle	As retroactively adjusted
	(Dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$91,799	$(1,780)	$90,019	$93,316	$(18)	$93,298
Cost of revenue	64,135	(1,520)	62,615	66,244	144	66,388
Gross margin	27,664	(260)	27,404	27,072	(162)	26,910
Selling, general and administrative expenses	31,096	--	31,096	27,316	--	27,316
Operating income (loss)	(3,432)	(260)	(3,692)	(244)	(162)	(406)
Net loss	(5,600)	(260)	(5,860)	(1,924)	(162)	(2,086)
Net loss per share:
Basic	(0.19)	(.01)	(0.20)	(0.06)	(0.01)	(0.07)

Consolidated balance sheet data:
Receivables, net	20,218	(1,172)	19,046	21,732	(1,721)	20,011
Prepaid expenses and other current assets	2,620	(487)	2,133	1,936	(663)	1,273
Accrued and other liabilities	7,382	(1,399)	5,983	7,413	(1,962)	5,451
Accumulated deficit	(24,769)	(260)	(25,029)	(26,693)	(422)	(27,115)
Stockholders' equity	9,235	(260)	8,975	15,260	(422)	14,838

	For the Fiscal Year Ended			For the Fiscal Year Ended
	April 30, 2001			April 30, 2002
	As previously reported	Effect of change in accounting principle	As retroactively adjusted	As previously reported	Effect of change in accounting principle	As retroactively adjusted
	(Dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$94,352	$1,797	$96,149	$70,277	$5,022	$75,299
Cost of revenue	78,581	1,375	79,956	48,103	3,323	51,426
Gross margin	15,771	422	16,193	22,174	1,699	23,873
Selling, general and administrative expenses	33,232	--	33,232	24,118	--	24,118
Operating loss	(17,461)	422	(17,039)	(1,944)	1,699	(245)
Net loss	(19,858)	422	(19,436)	(4,387)	1,699	(2,688)
Net loss per share:
Basic	(0.59)	0.01	(0.58)	(0.12)	0.04	(0.08)

Consolidated balance sheet data:
Receivables, net	20,024	(2,126)	17,898	17,204	4,598	21,802
Prepaid expenses and other current assets	1,126	(424)	702	4,096	(3,371)	725
Accrued and other liabilities	9,555	(2,550)	7,005	4,172	(472)	3,700
Accumulated deficit	(46,551)	--	(46,551)	(50,938)	1,699	(49,239)
Stockholders' equity	(3,629)	--	(3,629)	2,279	1,699	3,978

A summary of the significant effects of the accounting change applied to our restated results can be found in our Annual Report on Form 10-K for the period ended April 30, 2002.

RECENT DEVELOPMENTS

Issuance of Subordinated Secured Convertible Debentures. On April 3, 2002, we raised $2.0 million of financing (less out-of-pocket transaction costs of $0.170 million) to be used for working capital purposes by issuing an aggregate of $2.0 million principal amount of Subordinated Secured Convertible Debentures and Warrants to purchase an aggregate of 270,000 shares of our common stock at $1.416 per share. At April 30, 2003, $0.6 million of the debentures had been converted into shares of our common stock. Subsequently, all of the debentures, together with interest, have been converted into shares of the Company's common stock. The debentures have been converted into a total of 1,755,288 shares of the Company's common stock. In connection with the issuance of the debentures, the Company was required to register the shares of common stock underlying the debentures with the SEC. Although we filed the required registration statement with the SEC within the required time period, such registration statement was not declared effective within the required time period and as such, we were in default of our registration rights agreement with the debenture holders and have incurred certain penalties. Consequently, we issued an aggregate of 669,794 shares of our common stock to the investors in exchange for the cancellation of penalties incurred through February 27, 2003.

The warrants are exercisable at any time from April 3, 2002 to April 3, 2007 and are not redeemable by us. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuance's, other than certain permitted issuance's, of common stock and securities convertible into common stock at prices less than the exercise price.

We recorded a discount of $582,000 in connection with the issuance of the debentures. The warrants have been valued at approximately $291,000, based on the Black Scholes Pricing Model utilizing the following assumptions: expected life of 5.0 years; volatility of 119%, and risk free borrowing rate of 4.405%. This amount has been recorded as a discount against the debt and will be accreted as interest expense over the remaining life of the debt. In addition, in accordance with Emerging Issues Task Force Issue No. 98-5, an embedded beneficial conversion feature of approximately $291,000 has been recognized as additional paid-in-capital and will be accreted as additional interest expense over the remaining life of the debt. Through April 30, 2003, $504,000 of the above discounts has been accreted. The debentures are secured by all of our assets.

Private Placement of Common Stock - April 2003. On April 28, 2003, we raised $5.0 million in private equity financing (less out-of-pocket transaction costs of approximately $0.425 million) for working capital purposes by selling 4 million shares of our common stock and warrants to purchase an additional 2 million shares of common stock at an exercise price of $1.625 per share. The warrants are exercisable at any time from April 28, 2003 to April 28, 2007. We may redeem the warrants at any time after April 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. We also issued a four-year warrant to purchase 480,000 shares of common stock at an exercise price of $1.75 per share to the placement agent for the financing. These warrants are exercisable at any time from April 28, 2003 to April 28, 2007 and are not redeemable by us. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuance's, other than certain permitted issuance's, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires us to file a registration statement for the resale of the shares of the common stock issued, as well as the shares underlying the warrants, with the SEC within 45 days of April 28, 2003 and have such registration statement be declared effective within 90 days of April 28, 2003. We filed this registration statement covering these shares on May 29, 2003. In the event that the registration statement is not declared effective by the SEC within 90 days of April 28, 2003, we will be required to pay liquidated damages equal to 1.5% of the purchase price of the common stock to the purchasers of the common stock for each month that the registration statement is not yet declared effective.

Acquisition of Millennium Care. On May 1, 2003, we acquired all of the outstanding equity of Millennium Care Inc., a privately-held help-desk outsourcing company. In connection with the acquisition, we issued 1,546,247 shares of common stock, warrants to purchase an additional 200,000 shares of common stock and employee stock options to purchase 56,490 shares of common stock. The warrants are exercisable at $1.82 per share and are not exercisable before January 31, 2004 or after May 1, 2008. These warrants also require Millennium to achieve certain revenue target of CDN$5.4 million for calendar year 2003 in order to become exercisable. We may redeem the warrants at any time after January 31, 2005 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets. The stock options are exercisable at $1.40 per share and were issued to replace Millennium employee stock options which were canceled as a result of the acquisition. We have also agreed to issue to the sellers of Millennium additional shares of common stock in the event certain revenue targets are met by Millennium during calendar year 2003 and 2004. If Millennium achieves qualified revenue of over $6 million (Canadian) in calendar year 2003 or $10 million (Canadian) in calendar year 2004, we would be required to issue additional shares of our common stock in an amount equal to 40% of any such excess for calendar year 2003 and 35% of any such excess or calendar year 2004.

Issuance of Subordinated Secured Convertible Notes and Warrants. On July 3, 2003, we issued an aggregate of $4.9 million principal amount of subordinated secured convertible notes and warrants to purchase an aggregate of 875,000 shares of our common stock, pursuant to a Note Purchase Agreement by and among the Company and the investors signatory thereto. The investors are six funds managed by the Palladin Group L.P., which also manages two funds that were among our current lenders. Each note bears interest at a rate of 2% per annum, and the holder of each note is entitled, at its option, to convert at any time the principal amount of the note or any portion thereof, together with accrued but unpaid interest, into shares of our common stock at a conversion price for each share of common stock equal to $1.40. The holder of each note cannot elect to receive accrued but unpaid interest in cash at such point in time when they opt to convert principal. Repayment of the notes will be made by us in ten equal monthly installments beginning on January 1, 2004 and ending on October 1, 2004. The monthly installments of principal and interest are payable in cash or common stock at our option, subject to certain listing and registration requirements relating to the common stock. The holders have no right to decide the form that the monthly installments will take. If we elect to pay the monthly installments in common stock, the holder of the note will have twenty trading days in which to convert the amount due on the monthly installment into shares of our common stock at a conversion rate equal to the lower of (a) $1.40 and (b) 90% of the fair market value of the common stock on the trading day chosen by the holder. If the holder of the note has not chosen a trading day within the twenty trading day period in which to convert, the holder can still convert the amount due on the monthly installment at any time prior to maturity of the note at a conversion rate equal to the greater of (a) $1.40 and (b) 90% of the fair market value of the common stock on the last trading day of the twenty day trading period.

Based on the closing price of $1.22 on September 16, 2003, we would issue 4,016,393 shares to repay the principal portion of the monthly payments if we decided to pay each monthly payment in shares. If the market price of the common stock declines 25%, 50% or 75%, then we would issue the following number of shares to repay the principal portion of the monthly payments:

Percentage Decrease in Common Stock Price	Number of Shares Issuable to Repay the Principal Portion of the Monthly Payments
25% to $0.92 per share	5,326,086
50% to $0.61 per share	8,032,786
75% to $0.31 per share	15,806,451

To effect a conversion, the holder shall submit an executed conversion notice to us and we will have five trading days in which to deliver share certificates to the holder. If we do not deliver the share certificates within five trading days, the holder will be entitled to liquidated damages of $100 per trading day for each $5,000 of principal being converted for the first ten days in which we are delinquent in delivering the share certificates. After these ten trading days, the liquidated damages increase to $200 per trading day for each $5,000 of principal being converted.

converted. In addition to the liquidated damages, the holders have the right to pursue injunctive relief and/or actual damages for our failure to issue and deliver the share certificates, including without limitation, the holders' actual losses incurred as a result of any "buy-in" of shares necessitated by the late delivery. A "buy-in" may occur when the holder does not receive the shares from a conversion in a timely manner and has to purchase shares in the open market to settle a sale of shares that the holder had intended to settle with shares from a conversion. For example, if the holder had to purchase shares in the open market at $2.40 per share to settle a sale because it did not receive shares in a timely manner from a conversion at $1.40 per share, then we would be liable to the holder for the $1.00 per share difference between the conversion price and the holder's open market purchase price. Since we are not issuing any shares to the holders to satisfy liquidated damages or actual damages incurred under the default provisions of the notes, we are not registering any additional shares to cover any defaults which we may incur.

In no event shall any conversion of the notes result in the holder receiving shares of common stock that would bring its shareholdings, together with the shareholdings of its affiliates, over 4.99% of the total outstanding shares of our common stock.

The notes contain a provision restricting transferability of the notes by the initial holders without our consent. Accordingly, we shall be made aware of any proposed transfer and have an opportunity (i) to require the surrender of the note and (ii) to issue a new note to the transferee. In addition, the provision puts a bona fide transferee on notice of the need for our consent prior to a transfer.

The notes permit conversions without the surrender of the notes. Therefore, we will maintain detailed records on the outstanding principal balance of the notes. Since our consent is required prior to a transfer of the notes, we will require the surrender of the note and issue a new note reflecting the then-outstanding principal balance to any bona fide transferee.

In connection with the financing, we issued to the investors four-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.3224 per share. The warrants are exercisable at any time from July 3, 2003 to July 3, 2007 and are not redeemable by us. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

We agreed to prepare and file a registration statement by August 3, 2003 to cover the resale of the shares of common stock issuable upon the redemption or conversion of the notes and the exercise of the warrants. This registration statement was filed with the Securities and Exchange Commission on July 31, 2003. The shares of common stock covered by the registration statement do not include shares that might be issued as payment of additional principal amounts that become due to the holder of the notes under the default provisions of the notes.

On July 28, 2003, we agreed to issue to the investors an aggregate of 700,000 four-year warrants to purchase our common stock at an exercise price of $0.9441 per share in exchange for the following: (i) a waiver of the investors' rights of first refusal in connection with our July 28, 2003 private placement (described below); (ii) a waiver of the investors' right to a redemption price adjustment to their notes which would cause an increased number of shares to be issuable upon redemption of their notes as a result of the July 28, 2003 private placement; and (iii) an extension of the maturity date of the notes from October 1, 2004 to April 3, 2005. The warrants are exercisable at any time from July 28, 2003 to July 28, 2007 and are not redeemable by us. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

Private Placement of Common Stock - July 2003. On July 28, 2003, we raised $3.49 million in private equity financing (less out-of-pocket transaction costs of approximately $0.42 million) for working capital purposes and to reduce outstanding indebtedness by selling 3,696,621 shares of our common stock and warrants to purchase and additional 1,848,306 shares of our common stock at an exercise price of $1.3637 per share. The warrants are exercisable at any time from July 28, 2003 to July 28, 2008. We may redeem the warrants at any time after July 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. We also issued a five-year warrant to purchase 546,548 shares of common stock at an exercise price of $1.3637 per share to the placement agent for the financing. These warrants are exercisable at any time from July 28, 2003 to July 28, 2008 and are not redeemable by us. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires us to file a registration statement for the resale of the shares of the common stock issued, as well as the shares underlying the warrants, with the SEC immediately following the closing on July 28, 2003.

Agreement related to debt due related party. Christopher J. Carey, a former officer of ours, holds a note that we are required to pay in full in April 2004. On August 29, 2003, we entered into an agreement with Mr. Carey by which we agreed to pay down amounts owed to Mr. Carey in monthly amounts of $316,666.67, plus interest, beginning September 2003 and ending February 2004. The agreement permits us, at our option, to pay such monthly amounts in cash or in shares of our common stock determined using a five-day average trading price prior to the monthly payment date. The agreement with Mr. Carey also requires us to register the shares issuable to Mr. Carey.

SENIOR CREDIT FACILITY

We maintain a credit facility with IBM Credit. At the beginning of fiscal 2003, the credit facility consisted of: (i) a $16 million, three-year revolving credit facility and (ii) a $3 million, three-year term loan, payable in monthly installments of principal and interest. Since the beginning of fiscal 2003, the credit facility has been amended several times.

On April 14, 2003, we amended our credit facility with IBM Credit to do the following: (i) extend the credit facility to August 1, 2004 from August 1, 2003; (ii) provide for a maximum availability of $29 million until May 31, 2003, $25 million from June 1, 2003 until December 31, 2003, $20 million from January 1, 2004 until March 31, 2004 and $15 million from April 1, 2004 until August 1, 2004; (iii) lower the interest rate on the facility from prime rate plus 4.25% to prime rate plus 1.75% effective May 1, 2003; (iv) amend certain finance charges and financial covenants; and (v) require us to pay off the remaining balance of a $3 million term loan with IBM Credit after the closing of an equity financing. We have paid the term loan in full after closing on the $5 million private equity placement in April 2003.

On June 3, 2003, the credit facility was further amended to provide for maximum availability as follows: (i) $25 million from June 1, 2003 until January 14, 2004; (ii) $23 million from January 15, 2004 until March 31, 2004; and (iii) $20 million from April 1, 2004 until August 1, 2004. In addition, IBM Credit agreed to increase the maximum availability from $25,000,000 to $28,000,000 until August 31, 2003, at which time the maximum borrowings under the credit facility available must be reduced to $25,000,000. We are required to pay interest at the rate of prime rate plus 4% on any amounts borrowed over $25 million, instead of prime rate plus 1.75%.

The borrowings under the revolving line of credit are based on a formula of 85% of eligible receivables and 25-35% of eligible inventory. The amounts outstanding under the credit line as of April 30, 2002 and January 31, 2003 were $14.5 million and $21.6 million, respectively, while the amounts outstanding under the term loan as of April 30, 2002 and April 30, 2003 were $3.0 million and $0.0 million, respectively. Currently, we had utilized the total availability under the revolving loan. At times, IBM Credit has allowed us to borrow amounts in excess of our maximum allowable. At June 30, 2003, we had approximately $27.8 million outstanding under the credit facility.

Our financial covenants with IBM Credit Corporation have been revised on several occasions. The following is a summary of the financial covenants currently required by our agreement with IBM Credit Corporation as of the last day of the relevant fiscal period:
	Covenant	Covenant Requirement 4/30/03	Covenant Requirement 7/31/03	Covenant Requirement 10/31/03	Covenant Requirement 1/31/04 and thereafter

(i)	Minimum Quarterly Revenue	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $25,000,000

(ii)	Net Profit After Tax to New Revenue	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent

(iii)	Tangible Net Worth (Total Assets less Total Liabilities and Goodwill)	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $5,000,000

(iv)	Debt Service Ratio (Operating Income to Interest)	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.75:1.0

(v)	Debt to Equity (Total Debt to Equity)	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0

As set forth in the table below, we were not in compliance with one or more of the financial covenants of our credit facility for each fiscal quarter beginning in the fiscal quarter ended as of January 31, 2001, through and including the fiscal quarter ended as of April 30, 2003. Consequently, the amounts outstanding under the revolving credit facility and term loan as of April 30, 2002 and 2003 have been classified as current in our consolidated balance sheets. We and IBM Credit entered into an Acknowledgment, Waiver and Amendment to the Inventory and Working Capital Financing Agreement as of the end of each quarter since January 31, 2001, by which IBM Credit waived our defaults. The following is a summary of the covenant violations for each quarter:

Period	Covenant	Requirement	Actual

January 31, 2001	Net Profit to Revenue	Equal to or greater than 0.0%	Net loss
April 30, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(25.5) to 1.0
July 31, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(4.5) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.1%	(1.7%)
	Tangible Net Worth	Equal to or greater than $2.5 million	$ (1.1) million
October 31, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(22.2) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.1%	(1.7%)
	Tangible Net Worth	Equal to or greater than $2.5 million	$ (3.8) million
January 31, 2002	Net Profit to Revenue	Equal to or greater than 0.1%	(9.0%)
April 30, 2002	Net Profit to Revenue	Equal to or greater than 0.1%	(10.7%)
	Debt Service Ratio	Equal to or greater than 2.0 to 1.0	(2.5) to 1.0
July 31, 2002	Annual Revenue to Working Capital	Greater than 5.0 to 1.0 and equal to or less than 25.0 to 1.0	(24.7) to 1.0
	Tangible Net Worth	Equal to or greater than $2.5 million	$2.1 million
October 31, 2002	Annual Revenue to Working Capital	Greater than 5.0 to 1.0 and equal to or less than 25.0 to 1.0	(86.0) to 1.0
January 31, 2003	Annual Revenue to Working Capital	Greater than 5.0 to 1.0 and equal to or less than 25.0 to 1.0	(126.9) to 1
	Debt Service Ratio	Equal to or greater than 2.0 to 1.0	0.2 to 1
April 30, 2003	Debt Service Ratio	Equal to or greater than 1.25 to 1.0	(1.73) to 1
	Net Profit to Revenue	Equal to or greater than 0.10 percent	(3.38%)
July 31, 2003	Net Profit to Revenue	Equal to or Greater than 0.10 percent	(0.05%)

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Our deployment services are generally provided at a fixed contract price pursuant to purchase orders or other agreements with our customers. Our software licensing revenue is generated either by a "per seat" enterprise license over a specified period of time. Application Service Provider ("ASP") activities are based on usage. Revenue from licensing activity remains immaterial in amount.

Services from deployment activities are performed under long-term contracts but may be performed under short-term workorders or time and material arrangements. Our typical long-term contract contains multiple elements designed to track the various services required under the arrangement with the customer. These elements are used to identify components of billings but are combined for revenue recognition purposes. We recognize revenue earned under long-term contracts utilizing the percentage of completion method of accounting by measuring a contract's percentage of completion as determined by the percentage of total costs incurred to date to total estimated costs. Contracts are reviewed at least quarterly, for percentage of completion analysis, and if necessary, revenue, costs and gross margin are adjusted prospectively for revisions in estimated total contract value and total estimated contract costs. Estimated losses are recognized when identified.

Payment milestones differ according to the customer and the type of work performed. Generally, we invoice customers and payments are received throughout the deployment process and, in certain cases, in advance of work performed if a substantial amount of up front costs are required. In certain cases, payments are received from customers after the completion of site installation. However, revenue and costs are only recognized on long-term contracts to the extent of the contracts' percentage of completion. Costs and estimated earnings in excess of billings, which is classified as a current asset, is recorded for the amount of revenue earned in excess of billings to customers. Billings in excess of costs and estimated earnings are recorded as a current liability for the amount of billings in excess of revenue earned.

We record payments received in advance and services to be supplied in the future under contractual agreements as billings in excess of costs and estimated earnings until such related services are supplied.

Our cost of deployment services consists of four main categories: labor, materials, project expenses and allocated indirect costs. We estimate progress toward completion of our contracts by applying the percentage of costs incurred to date to total estimated costs to be incurred on a project. Direct costs (labor, materials, and project expenses) are charged directly to projects as they are incurred. Indirect costs, which include amortization of the eDeploy software and various other overhead expenses, are then applied to projects to determine the projects total costs, and a gross margin is determined. This method enables management to track all costs associated with delivering services to our customers. Project managers and other field supervisors manage and are evaluated, in part, on how projects' actual direct costs compare to their estimated direct costs. Operations management manages and is evaluated, in part, on how projects' actual gross margins compare to targeted gross margins.

Labor consists of salaries and benefits of our field installation force as well as staging and configuration personnel. The materials category includes all materials used in the installation process such as connectors, wall plates, conduits, and data and electrical cable. Project expenses include travel and living expenses for the installation teams, equipment rentals and other costs that are not labor or materials costs. In addition, indirect costs, such as software amortization, warehouse expense and material-handling costs are allocated to projects based on management's estimate of absorption of these indirect costs by each project.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates underlying the accompanying consolidated financial statements include estimated revenues under long-term contracts, estimated costs to complete long-term contracts, recoverability of intangibles and other long-lived assets, allowance for doubtful accounts and inventory carrying values. Actual results could differ from those estimates.

Intangibles

We elected to early adopt the provisions of SFAS 142 "Goodwill and Other Intangible Assets." (See Note 1). These provisions require that goodwill no longer be subject to amortization but rather be reviewed periodically for impairment and that other identifiable intangibles be separated and those with finite lives be amortized over their useful lives. Goodwill and intangible assets with indefinite lives must be assessed once a year for impairment, and more frequently if circumstances indicate a possible impairment. Based on its evaluation, which, in part, was based on certain fair value assumptions, we determined that there is no impairment to its goodwill and other intangible assets.

Software Development Costs

We capitalize certain computer software costs incurred in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". Also, we capitalize certain costs of computer software developed or obtained for internal use in accordance with Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Once technological feasibility has been established, software development costs are captured in the Company's job costing system under specific projects related to the development effort. Costs related to software developed for external use are amortized using the greater of the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenues for the product, or a maximum of three years using the straight-line method beginning when the products are available for general release to customers. Costs related to internal use software are amortized over a period not to exceed three years.

Income Taxes

As of April 30, 2003, we had net operating loss carryforwards for Federal tax purposes of approximately $50 million, of which approximately $10 million is subject to separate return year limitations. United States tax rules limit the amount of net operating losses that companies may utilize in any one year in the event of a 5% shareholder having cumulative changes in ownership over a three-year period in excess of 50%. We do not believe that we incurred a change of ownership that limits our ability to utilize our net operating loss carryforwards as of April 30, 2003, although ownership changes in future periods may pose limitations on our use of net operating loss carryforwards. No federal tax provision has been recorded against 2003 net income since net operating loss carryforwards will be utilized to reduce any tax obligation to zero. At April 30, 2003 and 2002, we determined that it was unlikely that we would realize remaining net operating loss carryforwards, and as such, has provided a full valuation allowance offsetting these carryforwards. Our net operating loss carryforwards begin to expire in 2009.

The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Notes thereto appearing elsewhere herein.

RESULTS OF OPERATIONS FOR YEARS ENDED APRIL 30, 2001, 2002 AND 2003

Our consolidated statements of operations are summarized below (dollar amounts in thousands):

	April 30, 2001		April 30, 2002		April 30, 2003

	Amount	% of Net Revenues	Amount	% of Net Revenues	Amount	% of Net Revenues

Revenue	$96,149	100.00%	$75,299	100.00%	$125,091	100.00%

Cost of Revenue	79,956	83.2%	51,426	68.3%	97,886	78.3%

Gross Margin	16,193	16.8%	23,873	31.7%	27,205	21.7%

Selling, General & Admin. Expenses	33,232	34.6%	24,118	32.0%	22,073	17.6%

Operating Income (Loss)	(17,039)	(17.7)%	(245)	(0.3)%	5,132	4.1%

Interest Expense	(1,715)	(1.8)%	(2,125)	(2.8)%	(3,715)	3.0%

Income (Loss) before
Minority Interest	(18,754)	(19.5)%	(2,370)	(3.1)%	1,417	1.1%

Minority Interest	(682)	(0.7)%	(318)	(0.4)%	- -	- -

Net Income (Loss)	$(19,436)	(20.2)%	$(2,688)	(3.6)%	$1,417	1.1%

Year Ended April 30, 2003 Compared to Year Ended April 30, 2002

Revenue

We have a direct and indirect sales strategy. Our direct sales are mainly to "Fortune 2000" customers who have significant numbers of geographically dispersed sites and where the technology being implemented is complex. As such, Retail, Insurance, Hospitality and Financial Services are our target market segments. These market segments are highly challenging for most small sized integrators, but our software tools, processes and national operations allow it to operate successfully within these segments. When we adopted an indirect model in 1998 by selling its service offerings through Technology Partners to their clients that fall within our target market segments, we decided to reduce channel conflict by adopting a "preservation" strategy with its direct accounts and opted to grow its operations primarily through its indirect channel.

Revenue for the year ended April 30, 2003 was $125.1 million compared to $75.3 million for the year ended April 30, 2002, representing an increase of approximately 66.1%. The increase in revenue for the fiscal year ended April 30, 2003 is attributable primarily to: (i) an increase in the work performed for our existing customer base; (ii) long term contract work commencing for several new customers during the first two quarters of 2003; and (iii) the related increases in materials sold, which comprised a greater portion of our total revenue value than in the comparable prior period.

Gross margin. Gross margin for the years ended April 30, 2002 and 2003 were as follows (in thousands):

	For the Years Ended April 30,

	2002 (as retroactively adjusted)	2003

Revenue	$ 75,299	$ 125,091
Cost of revenue:
Direct labor	22,892	50,638
Materials	12,381	22,694
Project expenses	10,487	17,531
Amortization of software development	1,722	1,501
Other indirect costs	3,944	5,522

Total cost of revenue	51,426	97,886

Gross margin	$ 23,873	$ 27,205

Gross margin as a percentage of revenue decreased for the year ended April 30, 2003 from the year ended April 30, 2002 to 22% from 32% while the gross margin dollars increased to $27.2 million from $23.9 million. Our gross margins were adversely affected because of the increase in materials sales as a percentage of total sales for the fiscal 2003. Materials typically are sold at gross margins that are lower than the gross margins realized on the service component of revenue. Additionally, the rapid expansion of our field service personnel (715 field personnel at April 30, 2003 compared to 250 field personnel at April 30, 2002), resulted in increased marginal job costs, decreased operating efficiencies and decreased gross profits, while such new employees were being trained prior to being utilized in the field.

Labor costs as a percent of revenue for the years ended April 30, 2003 and 2002 were approximately 41% and 30%, respectively. The increase in direct labor during fiscal 2003 was the result of significant increased hiring that resulted from our additional workload. Materials costs as a percentage of revenue over the same period were approximately 18% and 16%, respectively. The increase in materials costs was directly related to the increase in project revenue attributable to one customer. Project expense costs as a percentage of revenue over the same period were approximately 14% for both years. These costs remained relatively constant as a percentage of revenue generated as the overall components of a typical deployment contract remained unchanged. Occasionally, the materials component of a contract may vary depending upon the deployment requirements.

Selling, general and administrative expenses. Selling, general and administrative expenses for the years ended April 30, 2003 and 2002 were $22.1 million and $24.1 million, respectively, representing a decrease of 8.3%. As a percentage of revenue, selling, general and administrative expenses represented 17.6% of revenue for the year ended April 30, 2003 compared to 32% for the year ended April 30, 2002. The decreases in selling, general and administrative expenses as a percentage of revenue are attributable to cost reduction and austerity programs initiated by us in conjunction with our plan to return to sustainable profitability.

Interest expense. Interest expense for the year ended April 30, 2003 was $3.7 million, including $465,000 of non-cash interest relating to the accretion of deferred interest and the beneficial conversion feature related to the Subordinated Secured Convertible Debentures and Warrants, compared to $2.1 million for the year ended April 30, 2002. The increase in interest expense is primarily attributable to the accreted interest in addition to higher average borrowings and borrowing costs.

Year Ended April 30, 2002 Compared to Year Ended April 30, 2001

Revenue

Revenue for the year ended April 30, 2002 was $75.3 million compared to $96.1 million for the year ended April 30, 2001, representing a decrease of approximately 22%. Deployment services revenue decreased to $68.3 million in fiscal 2002 from $92.5 million in fiscal 2001, a decrease of 26%, while software licensing revenue increased to $2.0 million from $1.9 million for the same period. The decrease in revenue was attributed to the continued slowdown in technology deployment across industries through the quarter ended January 31, 2002, which delayed business decisions until the fourth fiscal quarter. Revenue from technology providers decreased 51%, going from $47.5 million in 2001 to $23.3 million in 2002, as these companies were severely impacted by the slowdown in technology spending. Revenue from enterprise customers increased by $0.1 million, going from $46.9 million in 2001 to $47.0 million in fiscal 2002, as the slowdown in technology spending had less of an impact on the retailing sector than on other sectors.

Gross margin. Gross margin for the years ended April 30, 2001 and 2002 were as follows (in thousands):

	For the Years Ended April 30,

	2001	2002

Revenue	$ 96,149	$ 75,299
Cost of Revenue
Direct labor	34,396	22,892
Materials	18,407	12,381
Project expenses	13,120	10,487
Amortization of software development	1,544	1,722
Indirect Labor	12,489	3,944

Total Cost of Revenue	79,956	51,426

Gross Margin	$ 16,193	$ 23,873

Gross margin as a percentage of revenue increased for the year ended April 30, 2002 from the year ended April 30, 2001 to 32% from 17% while the amount of gross margin increased to $23.9 million from $16.2 million. The increase in gross margin amount was primarily due to an approximate 50% reduction in indirect salary costs during fiscal year 2002, a more efficient delivery of services and lower materials costs. These were partially offset by a decrease in revenue of approximately $20.9 million for the year ended April 30, 2002 from April 20, 2001.

Labor costs as a percent of revenue for the years ended April 30, 2002 and 2001 were approximately 30% and 36%, respectively. The decrease in direct labor during fiscal 2002 was the result of personnel cutbacks started during fiscal 2001 caused by lower revenue. Materials costs as a percentage of revenue over the same period were approximately 16% and 19%, respectively. The decrease in materials costs was directly related to the decrease in overall revenue. Project expense costs, as a percentage of revenue, over the same period were approximately 14% for both years. These costs remained relatively constant as a percentage of revenue generated as the overall components of a typical deployment contract remained unchanged. Occasionally, the materials component of a contract may vary depending upon the deployment requirements.

Selling, general and administrative expenses. Selling, general and administrative expenses for the years ended April 30, 2002 and 2001 were $24.1 million and $33.2 million, respectively, representing a decrease of 27%. As a percentage of revenue, selling, general and administrative expenses represented 32% of revenue for the year ended April 30, 2002 compared to 35% for the year ended April 30, 2001. The decrease in selling, general and administrative expenses was due to cost savings programs, primarily personnel reductions, initiated during the fiscal year ended April 30, 2001 but not fully realized until the following fiscal year.

Interest expense. Interest expense for the year ended April 30, 2002 was $2.1 million, including $38,793 interest accreted in connection with the Subordinated Secured Convertible Debentures and Warrants, compared to $1.7 million for the year ended April 30, 2001. The increase is attributable to higher average borrowings and borrowing costs.

Backlog

Backlog for our services as of June 30, 2001, 2002 and 2003 was $58 million, $52 million and $62 million, respectively. Backlog consists of purchase orders and written agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. We cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations. Backlog should not be relied upon as indicative of our revenues for any future period.

RESULTS OF OPERATION FOR THREE MONTHS ENDED JULY 31, 2002 AND 2003

Our consolidated statements of operations for the Company for the three months ended July 31, 2002 and 2003 are summarized below (in thousands):

	Three Months Ended July 31, 2002		Three Months Ended July 31, 2003

Revenue	$23,072	100%	$32,398	100%
Cost of revenues	16,546	71.7%	25,997	80.2%

Gross profit	6,526	28.3%	6,401	19.8%

Selling, general and administrative expenses	5,054	21.9%	5,788	17.9%

Operating income	1,472	6.4%	613	1.9%
Interest expense	(740)	(3.2%)	(788)	(2.4%)

Net income (loss)	$732	3.2%	$(175)	(.05%)

Revenue. Revenue for the three months ended July 31, 2003 and 2002 were $32.4 million (of which $6.8 million represented materials) and $23.1 million (of which $8.2 million represented materials), respectively, representing an increase of 40.3%. The increase in revenue for the three months is attributable primarily to: (i) an increase in the work performed for our existing customer base; (ii) long term contract work performed for several new customers subsequent to the first quarter of fiscal 2003, (iii) the related increases in materials sold, which comprised a greater portion of our total revenue value than in the comparable prior periods.

Gross Profit. Gross profit for the three months ended July 31, 2003 and 2002 were $6.4 million and $6.5 million, respectively, representing a decrease of 1.6%. Gross profit as a percentage of revenue was 19.8% and 28.3% for the three months ended July 31, 2003 and 2002, respectively. Our gross profit was negatively effected predominately by one large job that failed to produce our targeted gross margins and caused our overall gross margin percentage to fall.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended July 31, 2003 were $5.8 million compared to $5.1 million for the three months ended July 31, 2002. As a percentage of sales, selling, general and administrative expenses were 17.9% for the three months ended July 31, 2003 compared to 21.9% for the three months ended July 31, 2002. The decreases in selling, general and administrative expenses as a percentage of revenue are attributable to ongoing cost reduction and austerity programs initiated by us in conjunction with its 2004 operating plan.

Operating Income. Operating income for the three months ended July 31, 2003 and 2002 was $0.6 million and $1.5 million, respectively. We experienced decreasing gross margins on several significant contracts that negatively impacted the gross margin dollar and percentage contribution.

Interest expense. Interest expense for the three months ended July 31, 2003 was $0.8 million, compared to $0.7 million for the three months ended July 31, 2002, respectively. Interest expense has increased as a result of additional borrowings under the Company's credit facilities, and interest accreted in connection with our Debentures.

LIQUIDITY AND CAPITAL RESOURCES

Changes In Major Balance Sheet Classifications

Current Assets: Current assets for the years ended April 30, 2003 and 2002 amounted to approximately $55.8 million and $25.8 million, respectively. The increase of approximately $30.0 million is the result of a significant increase in accounts receivable and costs and estimated earnings in excess of billings from increased service revenues and an increase of approximately $3.0 million in cash resulting from our April 2003 private placement.

Property and Equipment: Property and equipment for the years ended April 30, 2003 and 2002 amounted to approximately $3.2 million and $3.3 million, respectively. The decrease of approximately $0.1 million reflects purchases of equipment of approximately $2.0 million offset by depreciation and amortization.

Other Assets: Other assets for the years ended April 30, 2003 and 2002 amounted to approximately $3.1 million and $4.2 million, respectively. The decrease of approximately $1.1 million represents the net difference resulting from annual amortization charges that exceed current investments and reflects the decrease in the continued investment in software development as we adjusted its spending levels to reflect current business activity.

Current Liabilities: Current liabilities for the years ended April 30, 2003 and 2002 amounted to approximately $53.8 million and $29.0 million, respectively. The increase of approximately $24.8 million is attributable primarily to an increase in short-term borrowings of approximately $11.3 million, an increase in accounts payable of approximately $8.8 million, an increase in accrued liabilities of approximately $2.0 million, and the reclassification of the $1.3 million of Debentures to current liabilities. The increases in short-term borrowings and accounts payable are related to funding requirements for expenditures related to our growth in operating costs resulting from increased revenue arising from scope increases to existing contracts, while the increase in accrued and other liabilities is related to an increase in billings in excess of costs and estimated earnings related to billings on contracts in progress.

Minority Interest: As previously described, minority interest was eliminated during the year ended April 30, 2002 due to the conversion of Cisco's investment in eDeploy.com, Inc. into our common stock.

Cash Flow: Cash used in operating activities increased to $9.8 million for the fiscal year ended April 30, 2003 from $4.9 million for the fiscal year ended April 30, 2002. Cash used in operating activities for fiscal 2003 is primarily attributable to increases in costs and estimated earnings in excess of billings and accounts receivable offset by increases in accounts payable and accrued liabilities, while cash used in operating activities for fiscal 2002 is primarily attributable to the net loss for the period and an increase in costs and estimated earnings in excess of billings and a decrease in accounts payable and accrued liabilities.

Cash used in investing activities increased to $3.1 million from $1.0 million for the fiscal year ended April 30, 2003 compared to the fiscal year ended April 30, 2002. The increase resulted from additional investments in equipment for field service personnel and software development costs incurred during fiscal 2003.

Cash provided from financing activities increased by approximately $10.4 million for the fiscal year ended April 30, 2003 to $15.8 million from $5.4 million for the fiscal year ended April 30, 2002. Cash was generated primarily from the sale of Common Stock ($4.4 million, net) and short-term borrowings ($11.3 million) for the fiscal year ended April 30, 2003, while cash generated during the year ended April 30, 2002 primarily arose from the sale of Subordinated Secured Convertible Debentures ($1.8 million, net) and short-term borrowings ($3.6 million).

Liquidity

The net loss of $19.4 million for the fiscal year ended April 30, 2001 and the net loss of $2.7 million for the fiscal year ended April 30, 2002 resulted in a strain on our cash resources. Although we realized net income of $1.4 million for fiscal year ended April 30, 2003 and took dramatic measures to cut costs and to manage cash, it is still experiencing a significant strain on cash resources. The primary reason for the strain on resources is the increased requirements for expenditures for field personnel, job expenses and materials related to the increased revenue. As a result, the working capital financing line regularly remains at or close to its maximum allowable levels and the average days outstanding on trade payables have extended beyond normal credit terms granted by vendors.

Achievement of our fiscal 2004 operating plan, including maintaining adequate capital resources, depends upon the timing of work performed by us on existing projects, our ability to gain and perform work on new projects, our ability to maintain positive relations with our key vendors and our ability to raise permanent capital and replace our current working capital financing line within the timeframe required to meet our spending requirements. Multiple project cancellations, job performance related losses, delays in the timing of work performed by us on existing projects, our inability to gain and perform work on new projects, or our inability to raise permanent capital and replace our current working capital financing line in a timely fashion could have an adverse impact on our liquidity and on our ability to execute our operating plan.

We have taken a variety of actions to ensure our continuation as a going concern. A summary of recent events and our completed or planned actions are as follows:

•	We initiated and completed substantial cost saving measures during the fiscal years ended April 30, 2001 and 2002 and now believes it has a cost structure in line with our expected revenue.
•

As a result of the increase in demand for our services and the cost reduction measures initiated over the past two years, we achieved profitability during the fourth quarter of fiscal 2002 and during fiscal 2003. We expect to be profitable throughout fiscal 2004.

•	In April 2003, we raised aggregate gross proceeds of $5.0 million in a private placement of our common stock and warrants. The proceeds were raised for working capital purposes.
•	In June 2003, we extended our credit facility with IBM Credit to August 2004 from August 2003 and lowered the interest charges on the debt from prime rate plus 4.25% to prime rate plus 1.75%.
•

On July 3, 2003, we raised an additional $4.9 million by issuing subordinated secured convertible notes and warrants to one of its existing lender groups. The proceeds are being used to pay down the IBM credit facility and for working capital purposes.

•	On July 28, 2003, we raised an additional $3.49 million aggregate gross proceeds in a private placement of our common stock and warrants. The proceeds were raised for working capital purposes.
•

On August 29, 2003, we entered into an agreement with Christopher J. Carey, by which it agreed to pay down amounts owed to Mr. Carey in equal monthly amounts of $316,666.67, plus interest, beginning September 2003 and ending February 2004. At our option, we may pay such monthly amounts in cash or in shares of our common stock determined using a five day average prior to the monthly payment date. The agreement with Mr. Carey also requires us to register the shares of common stock issuable to Mr. Carey.

•

Management continues to seek to replace our working capital financing line and raise additional permanent capital to support our growth in business. However, management believes that if it is unable to replace our working capital financing line and raise additional capital, it may not be able to continue as a going concern.

IBM Credit, our working capital lender, has notified us that it does not intend to renew our working capital line beyond August 2004 (see Note 7 to the Notes to the Consolidated Financial Statements). As a result, we are seeking replacement financing for its credit facility.

Inflation: In the opinion of management, inflation has not had a material adverse effect on its results of operations.

Seasonality: Our business is affected on a seasonal basis to the extent of its activity with the retail sector. As a result, we generally generate lower revenue in our third fiscal quarter (November 1 through January 31).

Quarterly fluctuations: Our ability to generate revenue is dependent upon obtaining many new projects each year. Period-to-period comparisons between years may not be meaningful or indicative of operating results over a longer period.

Legal Proceedings

On September 22, 2000, Petsmart, Inc. filed a complaint against us in the Superior Court of Maricopa County, Arizona. Petsmart has alleged that it has been damaged by our failure to satisfactorily complete work contemplated by an agreement between the parties. We counterclaimed against Petsmart for amounts owing to us under the contract. These amounts have been reserved as part of the allowance for uncollectable accounts. On September 4, 2003, after a three-week trial, the jury found in our favor on Petsmart's claim against us and for us on our counterclaim for approximately $172,000. We intend to seek our legal costs from Petsmart relatedOn October 15, 2003 the court issued a judgement in to the litigation.our favor for approximately $847,000. This judgement includes legal fees we incurred.

Contractual Obligations and Commercial Commitments

The following is a summary of obligations and commitments to make future payments under short-term borrowings, long-term debt, capital lease obligations, unconditional purchase obligations and other obligations as of July 31, 2003 (see Notes 5, 6, 8 and 9 of the Notes to the Unaudited Condensed Consolidated Financial Statements).

	Payments Due by Period (in thousands)

Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

Short-term borrowings	$24,560	$5,000	$19,560
Note due to related party	1,650	1,650
Operating Leases	9,551	1,777	2,855	$2,228	$2,691
Subordinated Secured Convertible Notes	4,107	1,795	2,312

Total Contractual Cash Obligations	$39,868	$10,222	$24,727	$2,228	$2,691

RECENT ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This Statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. We adopted the provisions of SFAS No. 144 on May 1, 2002 and based on our evaluation of the carrying value of its long-lived assets, determined that there is no impairment.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of APB Opinion No. 30. This statement also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various other technical corrections to existing pronouncements. This statement will be effective for us for the fiscal year ending April 30, 2004. We do not believe that adoption of this statement will have a material effect on our consolidated financial position or consolidated results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 will supersede Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Such interpretation elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair market value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation apply to guarantees issued or modified after December 31, 2002. We adopted the provisions of this interpretation on January 1, 2003. The disclosure provisions of this interpretation are effective for financial statements with annual periods ending after December 15, 2002. We applied the required disclosure provisions of this interpretation as of December 31, 2002. The adoption of the recognition and measurement provisions of this statement did not have a material impact on our consolidated financial position or consolidated results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation- Transition and Disclosure. SFAS 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years and interim periods ending after December 15, 2002. We have adopted the disclosure provisions of SFAS 148. SFAS 148 did not require us to change to the fair value based method of accounting for stock based compensation.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This standard amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Relationships." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships after June 30, 2003. We do not believe that the implementation of this standard will materially impact its consolidated financial position or consolidated results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Fair Value of Financial Instruments - The estimated fair values of financial instruments have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange.

We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

We are currently exposed to material future earnings or cash flow exposures from changes in interest rates on long-term debt obligations since the majority of our long-term debt obligations are at variable rates. We do not currently anticipate entering into interest rate swap and/or similar instruments.

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Trade accounts receivable and payables and accrued expenses. The fair value of these receivables and payables equal their carrying value because of their short maturities.

Revolving Credit Line and Term Loans. Interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which no market quotes are available. The carrying amount of these debt facilities is believed to be a reasonable estimate of fair value. The fair market value of our short and long-term debt is not contingent upon interest rates.

Interest Rates. We are exposed to market risk from changes in the interest rates on a significant portion of our outstanding indebtedness. Certain outstanding balances under our credit facility bear interest at a variable rate based on a margin over Prime. Based on the amount outstanding as at April 30, 2003, a 100 basis point change in interest rates would result in an approximate $290,000 change to our annual interest expense. For fixed rate debt interest rate changes affect the fair market value of such debt, but do not impact our earnings or cash flows. Based on the amount outstanding as of April 30, 2003 and scheduled payments to debtholders, a 10% increase in market rates would result in an approximate 1% decrease in the fair market value of these obligations. The table below provides information about our debt obligations that are sensitive to changes in interest rates (amounts in thousands).
Facility	Principal	Rate and Payment Terms	Expected Maturity Date	Fair Market Value(1) At Market Rate	Fair Market Value(1) At Adjusted Rate(2)	% Change

Subordinated Secured Convertible	$1,400	5.0%; quarterly interest payments beginning on 9/30/02 and continuing until principal is repaid at maturity.	7/2/03	$1,401(3)	$1,400	0%

Debentures Note to former executive officer	1,414	17.5%; monthly interest payments, principal due at maturity.	4/15/04	$1,554(3)	$1,545	0%

______________

(1)	Fair market value is calculated by discounting the scheduled cash payments at the market or adjusted rate.
(2)	Market rate increased by 10%.
(3)	Commercial and industrial loan rate of 6.81% for moderate risk, 31 to 365-day loans (Federal Reserve Survey of Terms of Business Lending, May 5-9, 2003).

BUSINESS

The Company

We are in the business of providing rapid and accurate technology services and licensing software tools, designed to accelerate the delivery of complex Information Technology (IT) solutions for technology providers and enterprises. We market our services primarily to large original equipment manufacturers, systems integrators, independent software vendors, telecommunications carriers and service providers as well as to a select number of "Fortune 2000" customers in the United States and Canada.

Our deployment services include the following:

•	Configuration - the process of "customizing" internetworking devices such as routers and switches, and computing devices such as servers and workstations to meet the specific needs of the user;
•

Integration - the process of integrating these hardware devices as well as integrating operational and application software on a network to ensure that they are compatible with the topology of the network and all legacy systems;

•

Installation - the process of physically installing technology on networks. Also, we license our software tools through our Global Integration Services division to organizations with their own installation forces; and

•	Service chain management - the process of enabling product or service providers to jointly manage the customer support relationship between themselves and all vendors supplying technology or services.

We utilize internally developed Web-enabled implementation tools that differentiate our deployment services. These tools, together with our proprietary processes, allow us to rapidly and efficiently deliver high quality and cost effective large-scale technology deployment solutions to our clients, which we do primarily on a fixed time/fixed cost basis. The components of our implementation model are made up of a combination of people, processes and technology that include:

•

The utilization of eDeploy® , a Web-based software tool that provides collaboration capabilities for remote planning and design, communication capabilities through fax, voice, data, or digital photographs and monitoring capabilities, ensures that best practices are employed and that mission critical milestones or timelines are escalated to supervisory levels if missed by the responsible parties. These features and others are designed to enhance the speed, accuracy and productivity of the deployment process.

•

The utilization of IW2000 provides automation and mass customization in the configuration/integration of computing and internetworking devices as well as application and operational software. This automation significantly reduces labor costs through time savings as well as through reduced technical skill level requirements.

•

The utilization of I-CareTM, a Web based tool that provides service chain automation and management. The features of this tool allow product or service providers to jointly manage the customer support relationship, resulting in dramatically reduced total cost of service, including reduced e-Infrastructure costs, and greater customer satisfaction through caller and user empowerment.

•

Two staging and configuration centers at which we carry out most of our complex integration and configuration processes. By conducting these activities at our staging centers, and utilizing, where applicable, our software tools, we are able to prepare and rollout project components so that they arrive at a customer site in a "plug and play" state. In this way, customers' operations are minimally disrupted.

•	A field deployment force capable of delivering all types of complex technologies due to the "plug and play" nature of our "configuration/integration" process.

We operate out of 10 offices and have a field deployment team of approximately 715 people, allowing us to conduct multiple, simultaneous large-scale deployments across the United States and Canada. Our deployment capabilities further enable technology providers to rapidly increase the "absorption" of their products in the marketplace. Our corporate headquarters is located in leased facilities aggregating 42,675 square feet at 23 Madison Road, Fairfield, New Jersey 07004. The headquarters building is comprised of our New York/New Jersey office as well as one of our two Configuration Centers. In addition to our headquarters building, we lease throughout the United States and Canada approximately 156,703 square feet of space in 9 locations for our sales and field operations and configuration centers We believe that we have sufficient space to meet our operating needs. Our telephone number is (973) 808-4000. Our Web site can be located at www.datatec.com.

Our Deployment Solutions

Technology providers need to improve the "absorption" or "time to market" of their products in order to maximize return on sales, as well as return on product development costs. In addition, end users need to maximize their return on technology investments especially when one considers the rapid obsolescence factor, which has a negative impact on returns if the time to deploy new technology is not minimized. The speed and accuracy of deployment are critical factors in improving these fundamental ratios.

The dynamics that are driving increasing demand for our software-enabled deployment offerings include the following:

•

The global deployment market is highly fragmented and, to the best of our knowledge, there are no other companies that have focused their entire business model on this IT market segment. The need for a company devoted to providing alternative solutions for deployment services becomes clear when one considers that despite the speed of technology innovation over the past decade, the way in which technology is currently deployed has remained relatively constant over the same period. Therefore, it is not surprising that deployment has become a bottleneck and a major restraint to growth for technology providers.

•

Due to shorter product life cycles and increased competitive pressures, hardware manufacturers and software vendors alike must find ways to rapidly bring their products to market or face losing market share. We have shown a capability of reducing the time to deploy by between 40% and 80%.

•	By significantly reducing the "time to market," technology providers and users benefit from improved return on sales and return on investment, respectively.
•

In order to maintain a competitive edge in the market, corporations are constantly looking to become more efficient and technology has become a major source of competitive advantage. Speed of deployment has therefore become vital to improve company performance and increase return on investment.

•	Due to the utilization of software tools, error rates are significantly reduced, thereby increasing customer satisfaction and efficiency.
•

Technologies are becoming increasingly complex, which makes them extremely difficult and costly to implement, especially without tools and methodologies. Given the downsizing of many IT departments and their preoccupation with core operations, companies are increasingly looking to outsource the deployment of new technologies, especially in large, complex rollouts.

Today, technology companies are launching new products at an ever faster rate. The problem is that due to the speed of change there is currently a lack of trained personnel to assimilate these new products rapidly and efficiently in the market. We believe that the use of our tools better aligns the current speed of technology introductions with the absorption of that technology in the market.

Our Software-Enabled Services Offerings

We have created the following distinct branded solutions targeted towards specific market needs:

NETWORK DEVICE DEPLOYMENT. Network Device Deployment is the software-enabled process for staging, configuring, integrating and installing new communication devices such as routers and switches. Clients can elect to outsource one or all of the above functions. They can also choose to carry out the first three processes within their own manufacturing, staging or integration facilities using our IW2000. In the past year, we believe that we have moved this offering from the proof of concept stage to an offering with strong demand and general market acceptance.

COMPUTING DEVICE DEPLOYMENT. Computing Device Deployment is the software-enabled process for staging, configuring, integrating and installing new computing devices such as servers, workstations and laptops. Clients ship products to one of our configuration centers for processing. However, before the deployment process can commence, significant pre-deployment time is spent in engineering, designing, software customization and data collection to ensure rapid and error-free deployment. We have identified Computing Device Deployment as a major opportunity for growth.

TECHNOLOGY REFRESH & MIGRATION. Technology Refresh & Migration projects apply our methodology and configuration automation tools to decrease the time and complexity of upgrading a client's existing IT infrastructure and equipment on-site. Typical Technology Refresh & Migration projects may include one or, in some cases, all of the following:

•	Migration to a new desktop operating system;
•	Migration to a new server operating system;
•	Rollout of a new or upgraded application suite;
•	Introduction of Internet services; and
•	Upgrade of the network infrastructure.

SITE READINESS AND INFRASTRUCTURE. A major technology migration or upgrade within an organization often requires an overhaul of a company's physical infrastructure before the start of the migration or upgrade. We have significant experience and expertise in ensuring that a site is fully capable of accepting new technology. Infrastructure improvement could include one or all of the following:

•	Data communications cabling;
•	Telecommunications cabling;
•	Power cabling; and
•	Physical/structural pathway modification.

CONSOLIDATED SUPPORT CENTER. Consolidated Support Center is the software-enabled process for allowing the customer and all related vendors to utilize the Company as a Single Point of Contact (SPOC) for all service related requests. This could include one or all of the following services: deployment support, Level 0 and Level 1 technical support (classic help desk services) or on complete service chain management. The Company has identified the Consolidated Support Center as a major opportunity for continued growth.

Strategy

Our mission is to see our processes and methodologies, which are encapsulated in our software tools, become the de facto standard for technology deployment. Our strategy is to achieve this by providing full end-to-end software-enabled deployment services and by licensing our software tools to large technology providers and certain "Fortune 2000" companies. We are engaged in the following activities in support of this strategy:

•	Continuing to invest in the research and development of automated tools;
•	Creating strong long-term relationships with technology providers, thereby providing a source for repeatable business;
•	Engaging our sales force to support the marketing efforts of our strategic partners like Cisco, IBM and AT&T, as well as looking for new relationships with original equipment manufacturers; and
•	Creating relationships with non-competitive and complementary service providers to extend our economic influence beyond the deployment sphere in the asset lifecycle.

Sales and Marketing

Our marketing efforts are focused on projects requiring more complex solutions from a technical, geographic dispersion, or time-sensitive point of view. In our experience, more complex, multi-site deployments have significantly less competitive pressures and generate higher proposal close rates and gross margins than deployments with less complexity and/or less geographic dispersion.

Given the growth of the Internet economy, we have over the past several years focused on creating relationships with original equipment manufacturers and technology providers. These market segments are in need of resources and processes to facilitate the assimilation of new technologies in their respective markets. By accelerating the absorption of technologies, we believe that we improve the return on sales for these partners and the return on new technology investment for their partners and customers.

This strategy has helped establish a new "Indirect" identity for us as we form significant relationships with global original equipment manufacturers and major integrators. These relationships have in turn provided new and additional leverage for access to and identity in our targeted market segments.

We have created alliances with non-competitive service providers in order to provide seamless solutions to end users. Any major technology deployment comprises four major phases:

•	Planning;
•	Design;
•	Implementation; and
•	Operations, or post sales support.

We focus on the implementation phase and, through our consolidated support center, the operations phase, by creating a post sales support function. We continue to create relationships with companies that address the other three phases in order to provide greater asset lifecycle support to our clients. Collaboration in resource allocation, planning and project execution by the various partners is being enabled through eDeploy(TM), allowing end users to benefit from the expertise of "best of breed" providers without the disadvantages of having to manage the "agendas" of several and disparate IT providers.

Backlog

Backlog for our services as of June 30, 2001, 2002 and 2003 was approximately $58 million, $52 million and $62 million, respectively. Backlog consists of purchase orders and written agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. We cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could have a material adverse effect on our business, financial condition and results of operations. Backlog should not be relied upon as indicative of our revenues for any future period.

Clients

We perform deployment services directly to a variety of enterprise clients. The major industry segments to which we sell are retail, financial services, insurance and hospitality, which typically have a large number of geographically dispersed sites and deploy complex technology. Also, we deliver our services to end users through technology providers that utilize our deployment services on a project-by-project basis. Our clients include:

Enterprise - Direct	Technology Providers - Indirect

CVS Co.	AT&T
Lowe's Companies, Inc.	AT&T Wireless
Starbucks Corporation	Bell South
State Farm Mutual Automobile Insurance Company	Cisco Systems, Inc.
The Chubb Corporation	IBM Global Services
Toys "R" Us., Inc.	Qwest Communications International Inc.
Walgreen Co.	Verizon
Vertical Networks

During each of the past three fiscal years, revenue from our services to a limited number of customers has accounted for a substantial percentage of our total revenue. For the years ended April 30, 2001, 2002 and 2003, our 15 largest customers accounted for approximately 82%, 83% and 96% of our revenue, respectively. For the year ended April 30, 2001, IBM Global Services and Lowe's Companies, Inc. accounted for approximately 27% and 21% of our revenue, respectively. For the year ended April 30, 2002, Lowe's Companies, Inc. accounted for approximately 33% of our revenue. For the year ended April 30, 2003, Lowe's Companies, Inc. and IBM Global Services accounted for approximately 37% and 28% of our revenue, respectively. This concentration of customers can cause our revenue and earnings to fluctuate from quarter to quarter, based on customer requirements and the timing of service delivery.

Competition

We encounter vigorous competition from a variety of sources. We compete with other companies involved in the design, sale, installation, integration and servicing of computer and networking technologies, as well as companies that develop software tools to automate the technology implementation process. The IT deployment market is highly fragmented and characterized by a small number of very large organizations that carry out a significant amount of deployment services and a large number of small companies that in turn carry out small amounts of deployment. Although no one company dominates the deployment market, many of our competitors are larger and have substantially more resources than us. In addition to direct competition, we face indirect competition from end users, many of whom internally design, integrate and deploy their own technologies. We, however, know of no other company that offers as its primary business rapid IT deployment services or software tools designed to support the delivery of complex IT solutions.

Intellectual Property

We rely on a combination of trade secrets, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our technology. The eDeploy trademark is protected for ten years from February 1, 2000 under United States Trademark laws.

We have entered into confidentiality and invention assignment agreements with our software developers, and, when obtainable, enter into non-disclosure agreements with our suppliers, distributors and others so as to limit access to and disclosure of our proprietary information. There can be no assurance that these statutory and contractual arrangements will prove sufficient to deter misappropriation of our technologies or that our competitors will not independently develop non-infringing technologies that are substantially similar to or superior to our technology. We invested $1.4 million, $0.5 million and $0.6 million in product related research and development activities during the fiscal years ended April 30, 2001, 2002 and 2003, respectively. We did not engage in any customer sponsored research and development activities during these fiscal years.

eDeploy.com, Inc.

On November 2, 2001, we acquired 100,000 shares of Series A preferred stock of eDeploy.com, Inc., our wholly owned subsidiary, held by Cisco Systems, Inc. through an exchange of 1,021,382 shares of our common stock. Dividends payable to Cisco during the period it held the 100,000 shares of Series A preferred stock of eDeploy.com, Inc. are included in accrued and other liabilities and annual dividends, recorded prior to the exchange, are reflected as minority interest in the statements of operations.

Employees

As of April 30, 2003, we had approximately 1,099 full-time employees. Of these full-time employees, approximately 715 were employed under contracts with the International Brotherhood of Electrical Workers and the International Brotherhood of Electrical Workers Local 3. The current contracts with the Union expire on December 31, 2004.

Our success depends in large part upon our ability to attract and retain qualified employees, particularly senior management, systems engineering personnel and sales personnel. The competition for such employees is intense. There can be no assurance that we will be successful in attracting or retaining any employees. Any failure by us to retain qualified senior management, systems engineering personnel, or sales personnel could materially adversely affect our business, operating results, and financial condition. We believe that our relationship with our employees is satisfactory.

Properties

Our corporate headquarters is located in leased facilities aggregating 42,675 square feet at 23 Madison Road, Fairfield, New Jersey 07004. The headquarters building is comprised of our New York/New Jersey office as well as one of our two configuration centers. In addition to our headquarters building, we lease approximately 156,703 square feet of space in 9 locations for our sales and field operations and configuration centers. We believe that we have sufficient space to meet our operating needs.

Legal Proceedings

We, from time to time, are involved in routine litigation and various legal matters in the ordinary course of business. We do not expect that the ultimate outcome of this litigation will have a material adverse effect on our results of operations or financial position. Other than as described below, we are not a party to legal proceedings that individually or in the aggregate are believed to be material to our results of operations or financial condition.

On September 22, 2000, Petsmart, Inc. filed a complaint against us in the Superior Court of Maricopa County, Arizona. Petsmart has alleged that it has been damaged by our failure to satisfactorily complete work contemplated by an agreement between the parties. We counterclaimed against Petsmart for amounts owing to us under the contract. These amounts have been reserved as part of the allowance for uncollectable accounts. On September 4, 2003, after a three-week trial, the jury found in our favor on Petsmart's claim against us and for us on our counterclaim for approximately $172,000. We intend to seek our legal costs from PetsmartOn October 15, 2003 the court issued a judgement in related to the litigation.our favor for approximately $847,000. This judgement includes legal fees we incurred.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers, their ages and present positions are as follows:

Name	Age	Position
Isaac J. Gaon	54	Chairman of the Board and Chief Executive Officer
Raymond R. Koch	58	Chief Operating Officer
Mark J. Hirschhorn	39	Chief Financial Officer
David M. Milch	48	Director
William J. Adams, Jr.	54	Director
Robert H. Friedman	50	Director
Walter Grossman	59	Director
Mark L. Berenblut	47	Director
J. Oliver Maggard	48	Director

Isaac J. Gaon, Chairman of the Board since December 1997 and Director since 1992, has served as the Chief Executive Officer since October 1994. He served as Chief Financial Officer from April 1992 until October 1994. From September 1987 to December 1991, Mr. Gaon, a chartered accountant, served as President and Chief Executive Officer of Toronto-based NRG, Inc., (a subsidiary of Gestetner International) an office equipment supplier, and in several senior management roles within Gestetner Canada and Gestetner USA.

Raymond R. Koch, Chief Operating Officer, joined us in July 2001. From April 2000 to December 2000, Mr. Koch was President and Chief Operating Officer for Nua Limited, Dublin, Ireland, an Internet software development and e-learning organization. From 1989 to 2000, Mr. Koch held several senior executive positions with us and Datatec Industries as follows: Chief Operating Officer and Executive Vice President of us from 1996 to 2000; President and Chief Operating Officer of Datatec Industries from 1994 to 1996; President of Datatec Industries from 1991 to 1994; and Executive Vice President of Datatec Industries from 1989 to 1991.

Mark J. Hirschhorn, Chief Financial Officer, joined us in March 2003. From March 2001 to October 2002, Mr. Hirschhorn was Vice President and Chief Financial Officer of Radianz, Ltd.; from July 2000 to March 2001, Mr. Hirschhorn was Vice President and Chief Financial Officer of Skyauction.com, Inc.; from April 1999 to June 2000, Mr. Hirschhorn was Vice President and Chief Financial Officer of Deltathree, Inc.; and from January 1996 to April 1999, Mr. Hirschhorn was Vice President and Global Controller for RSL Communications, Ltd. Mr. Hirschhorn, a certified public accountant, began his career with Deloitte and Touche LLP in New York.

Dr. David M. Milch, Director since October 1996, has been a director and principal since 1983 of Bermil Industries Corporation, a closely held diversified company owned by the Milch family involved in the manufacture, sale, financing, and distribution of capital equipment, and in real estate development. Dr. Milch is also the sole stockholder of Davco Consultants, Inc., a corporation that he founded in 1989 for the purpose of identifying, advising, and investing in emerging growth technologies.

William J. Adams, Jr., Director since April 2000, has served as the President of WhiteSpace, Inc., a consulting firm specializing in marketing techniques for technology-based firms, since he founded such firm in February 1998. Prior to that time and since January 1994, Mr. Adams served as the President of Infosource, Inc., an information technology consulting firm that he also founded. From November 1996 to February 1998, Mr. Adams held several management positions with Perot Systems Corp., a consulting systems integrator.

Robert H. Friedman, Director since August 1994, has been a partner with Olshan Grundman Frome Rosenzweig & Wolosky LLP, a New York City law firm, since August 1992. Prior to that time and since September 1983 he was with Cahill Gordon & Reindel, also a New York City law firm. Mr. Friedman specializes in corporate and securities law matters.

Walter Grossman, Director since May 2001, is also Chairman of Brookehill Capital Partners, Ltd., a private investment firm. He began his professional work experience at the Department of Commerce in Washington, D.C. and then joined the investment firm of E.F. Hutton. In 1970, he joined Loeb, Rhoades & Co. as Vice President and subsequently the institutional research firm of Faulkner, Dawkins & Sullivan before founding Brookehill Capital Management in 1978.

Mark L. Berenblut, Director since June 2001, has also been a managing partner of Carnegie Hill Investment Partners, a venture capital investment fund, since March 2001 and the managing partner of Berenblut Consulting, a strategy, finance and economics consulting firm, since January 2001. He is qualified as a Chartered Accountant and Chartered Business Valuator. He was an equity partner with Arthur Andersen LLP from 1992 to November 2000. Mr. Berenblut is also a member of the advisory boards of a technology investment fund and a charitable endowment fund.

J. Oliver Maggard, has been a Managing Director at Harpeth Capital since October 2002, engaging in investment banking activities in the consumer, healthcare and business service industries. Prior to that, Mr. Maggard was a partner of Regent Capital Partners, L.P., a private equity firm with a focus on middle market companies, which he co-founded in 1994. Prior to that, Mr. Maggard held various investment banking positions at Bankers Trust Company, Kidder Peabody & Company, Inc., Drexel Burnham Lambert Incorporated and E.F. Hutton & Company.

Board of Directors and Committees of the Board

Our Board of Directors currently consists of seven directors. Each director holds office until that director's term expires or until a successor is duly elected and qualifies. All of the officers identified above serve at the discretion of the Board of Directors.

Audit Committee. The Audit Committee of the Board of Directors is composed of Walter Grossman, Mark Berenblut and J. Oliver Maggard. The Audit Committee recommends our independent auditors, reviews the scope of their engagement, consults with the auditors, reviews the results of their examination, acts as liaison between the Board of Directors and the auditors and reviews various company policies, including those relating to accounting and internal controls. Membership on the Audit Committee is restricted to directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.

Compensation Committee. The Compensation Committee of the Board of Directors is composed of Walter Grossman and Mark Berenblut. The purpose of this committee is to review and approve the compensation of our executive officers and to administer and interpret our stock option plans.

Nominating Committee. The Nominating Committee of the Board of Directors is composed of Isaac Gaon, William Adams and David Milch. The purpose of this committee is to select and nominate directors for elections at our annual meetings of stockholders.

Director Compensation

Each non-employee director receives a fee of $1,000 per meeting attended. Members of the Audit Committee also receive an annual fee of $20,000 and the Chairperson of the Audit Committee receives an annual fee of $25,000. Members of the Compensation Committee receive an annual fee of $7,000 and the Chairperson of the Compensation Committee receives an annual fee of $10,000. The members of the Board are also eligible for reimbursement of their reasonable expenses incurred in connection with attendance of Board meetings. In addition, each director who is not employed by us receives a grant of options to purchase 24,000 shares of common stock on the date that such director first becomes a director and on the day which is the yearly anniversary date after serving on the Board.

Executive Compensation

The following table sets forth information for the fiscal years ended April 30, 2001, 2002 and 2003 with respect to annual and long-term compensation for services in all capacities of (i) the chief executive officer; (ii) the Company's other executive officers who received compensation of at least $100,000 during fiscal 2003 and (iii) an individual who was an executive officer during fiscal 2003, but resigned during fiscal 2003. In this prospectus, we refer to these individuals as our named executives.

SUMMARY COMPENSATION TABLE

Annual Compensation (1)	Long-Term Compensation
Name and Position	Year	Salary	Bonus	Awards
Securities Underlying Options (#)

Isaac J. Gaon, Chairman of the Board and Chief Executive Officer	2003 2002 2001	$350,000 $350,000 $346,772	-- -- --	-- -- 700,000
Raymond R. Koch, Chief Operating Officer (2)	2003 2002	$225,000 $187,654	$56,250 $28,125	50,000 125,000
Albert Pastino, Chief Financial Officer(3)	2003	$123,077	$25,000	60,000

(1)

The value of personal benefits for executive officers during fiscal 2003 that might be attributable to management as executive fringe benefits such as automobiles and club dues cannot be specifically or precisely determined; however, it would not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named above.

(2)	Mr. Koch joined us in July 2001.
(3)	Mr. Pastino resigned in December 2002.

Stock Option Grants

The following table sets forth certain information regarding stock option grants made to each of the named executives during fiscal 2003.

OPTION GRANTS IN LAST FISCAL YEAR
		Individual Grants			Potential Realizable Value at Assumed Rates of Annual Rates of Stock Price Appreciation for Option (1)

Name	Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise of Base Price ($/Sh)	Expiration Date	5%	10%

Raymond Koch	50,000	10%	0.78	03/31/13	24,527	62,156
Albert Pastino	60,000	12%	0.91(2)	05/06/12

(1)

The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming (for illustrative purposes only) the specified compounded rates of appreciation on our common stock over the term of the option. These numbers do not take into account provisions providing for termination of the option following termination of employment, non-transferability or difference in vesting periods.

(2)	Mr. Pastino's options have terminated as a result of his resignation.

Fiscal Year-End Option Values

The following table sets forth certain information concerning stock options exercised during fiscal 2003 and stock options that were unexercised at the end of fiscal 2003 with respect to the named executives.

Aggregated Option Exercises During The Most Recently Completed Fiscal Year
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)

			Exercisable	Unexercisable	Exercisable	Unexercisable
Isaac J. Gaon	--	--	1,365,488	33,333	$ 9,900	--
Raymond Koch	--	--	99,998	75,002	$61,665	$45,335

(1)

Represents the total gain that would be realized if all in-the-money options held at April 30, 2003 were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and $1.36 per share, which was the closing bid price per share of our common stock on April 30, 2003. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Employment Agreements

Isaac Gaon is employed as our Chairman of the Board and Chief Executive Officer under an employment agreement dated as of May 1, 2003, for a term ending on April 30, 2006. The agreement provides for an initial base salary of $400,000 which shall be increased annually by a percentage equal to the percentage by which the Consumer Price Index for Urban Borrowers and Clerical Workers: New York, N.Y.-Northeastern New Jersey shall have been increased over the preceding year. The agreement also provides for incentive compensation in an amount of up to 25% of the base salary based upon profits, stock market returns and Board discretion. In the event of his disability, Mr. Gaon is to receive the full amount of his base salary for six months. Upon a change of control of the company that results in Mr. Gaon's removal from the Board of Directors, a significant change in the conditions of his employment or other breach of the agreement, he is to receive liquidated damages equal to 2.99 times the "base amount," as defined in the United States Internal Revenue Code of 1986, as amended, of his compensation. Upon early termination by us without cause or by Mr. Gaon with sound reason, we are required to pay Mr. Gaon the remainder of the salary owed him for the employment period, but in no event shall such payment be less than $500,000. Additionally, Mr. Gaon will be entitled to undistributed bonus payments, as well as pro-rata unused vacation time payments. In addition, following termination by us without cause, or termination by Mr. Gaon for good reason, we are obligated to purchase all Mr. Gaon's stock options, whether exercisable or not, for a price equal to the difference between the fair market value of our common stock on the date of termination and the exercise price of such options.

Raymond Koch is employed as our Chief Operating Officer under a letter agreement dated July 5, 2001, for an unspecified term. The agreement provides for an annual base salary of $225,000. In accordance with the agreement, Mr. Koch has been granted options to purchase an aggregate of 175,000 shares of our common stock. Mr. Koch is also entitled to a bonus of up to 25% of his base salary and annual option grants to purchase up to 50,000 shares of our common stock based on our achieving certain performance goals. Upon termination by us without cause, Mr. Koch is entitled to six months severance pay and benefits.

Mark Hirschhorn is employed as our Chief Financial Officer under an Employment Agreement dated as of March 3, 2003, for an unspecified term. The agreement provides for an annual base salary of $250,000. In accordance with the agreement, Mr. Hirschhorn has been granted options to purchase an aggregate of 75,000 shares of Common Stock. Mr. Hirschhorn is also entitled to a bonus of up to 25% of his base salary and an unspecified amount of option grants annually. Upon termination by the Company without cause, or by Mr. Hirschhorn for good reason, Mr. Hirschhorn is entitled to six months severance pay and benefits.

PRINCIPAL STOCKHOLDERS

The following table sets forth information concerning ownership of our common stock as of September 8, 2003 for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executives; and
•	all of our executive officers and directors as a group.

This table is based upon information supplied by Schedules 13D and 13G, if any, filed with the SEC, and information obtained from our directors and named executives. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him. Unless otherwise indicated, all addresses are c/o Datatec Systems, Inc., 23 Madison Road, Fairfield, New Jersey 07004.

As of September 8, 2003, 48,055,556 shares of our common stock were outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable on the exercise of options and warrants that are currently exercisable or exercisable within 60 days of September 8, 2003 are deemed to be outstanding and beneficially owned by the person holding the options and warrants, as the case may be, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Amount of Shares Beneficially Owned(2)	Percentage of Class
Isaac J. Gaon (3)	2,005,091	4.0%
Raymond R. Koch (4)	174,999	*
Mark J. Hirschhorn (5)	45,000	*
William J. Adams, Jr. (6)	72,000	*
David M. Milch (7)	1,015,305	2.1%
Robert H. Friedman (8)	202,946	*
Walter Grossman (9)	705,975	1.5%
Mark L. Berenblut (10)	48,000	*
J. Oliver Maggard (11)	8,000	*
All directors and officers as a group (9 persons) (12)	4,277,316	8.4%

______________

* Less than 1%

(1)	Unless otherwise indicated, all addresses are c/o Datatec Systems, Inc., 23 Madison Road, Fairfield, New Jersey 07004.
(2)

Beneficial ownership has been determined in accordance with Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. Each person's percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within 60 days from September 8, 2003 held by such person (but not those held by any other person). Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(3)	Mr. Gaon's beneficial ownership includes options exercisable within 60 days from September 8, 2003 to purchase an aggregate of 1,611,968 shares of Common Stock.
(4)	Mr. Koch's beneficial ownership consists of options exercisable within 60 days from September 8, 2003 to purchase an aggregate of 174,999 shares of Common Stock.
(5)	Mr. Hirschhorn's beneficial ownership includes options exercisable within 60 days from September 8, 2003 to purchase an aggregate of 25,000 shares of Common Stock.
(6)

Mr. Adams, Jr.'s beneficial ownership consists of options exercisable within 60 days from September 8, 2003 to purchase 72,000 shares of Common Stock. Mr. Adams, Jr.'s address is c/o WhiteSpace, Inc., 555 East Main Street, Chester, New Jersey 07930.

(7)

Dr. Milch's beneficial ownership includes options exercisable within 60 days from September 8, 2003 to purchase 528,000 shares of Common Stock. Dr. Milch's address is c/o Davco Consultants, Inc., 114 East 13th Street, New York, New York 10003.

(8)

Mr. Friedman's beneficial ownership includes options exercisable within 60 days from September 8, 2003 to purchase 168,000 shares of Common Stock. Mr. Friedman's address is c/o Olshan Grundman Frome Rosenzweig & Wolosky LLP, 505 Park Avenue, New York, New York 10022-1170.

(9)

Mr. Grossman's beneficial ownership includes (a) 125,000 shares of Common Stock held by Carlisle Capital LLC, of which Mr. Grossman is the sole managing member, (b) 192,975 shares of Common Stock owned by his spouse, (c) 40,000 shares of Common Stock held by trusts for the benefit of his daughters, and (d) options exercisable within 60 days from September 8, 2003 to purchase an aggregate of 48,000 shares of Common Stock. Mr. Grossman's address is c/o Brookehill Capital Partners, Inc., 1221 Post Road East, Westport, Connecticut 06880.

(10)

Mr. Berenblut's beneficial ownership consists of options exercisable within 60 days from September 8, 2003 to purchase 48,000 shares of Common Stock. Mr. Berenblut's address is 27 Shelborne Avenue, Toronto, Ontario, Canada M5N 1Y8.

(11)

Mr. Maggard's beneficial ownership consists of options exercisable within 60 days from September 8, 2003 to purchase 8,000 shares of Common Stock. Mr. Maggard's address is c/o Caymus Partners, LLC, 505 Park Avenue, Suite 1700, New York, New York 10022.

(12)	Consists of the shares and options shown in footnotes (3) to (11) above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William J. Adams, Jr., one of our directors, is the President of WhiteSpace, Inc., which company had been retained by us to provide consulting services. Fees paid to WhiteSpace, Inc. during the years ended April 30, 2000, 2001 and 2002 amounted to $57,000, $93,000 and $125,000, respectively, but this relationship has concluded so we anticipate that no fees will be paid in the future.

Robert H. Friedman, one of our directors, is a member of the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, which law firm we retained during the last fiscal year.

SELLING STOCKHOLDERS

The following table sets forth the name of each of the selling stockholders, the number of shares beneficially owned by each of the selling stockholders as of July 31, 2003, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by each of the selling stockholders after the offering is completed.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him.

Jeffrey E. Devers shares investment and voting power with each of the following six selling stockholders: (i) Palladin Partners I, L.P., (ii) Palladin Multi-Strategy Partners, L.P., (iii) DeAM Convertible Arbitrage Fund, Ltd., (iv) Palladin Overseas Fund, Ltd., (v) Palladin Opportunity Fund, LLC and (vi) Palladin Overseas Multi-Strategy Fund, Ltd. A provision in each of the subordinated secured convertible notes and the stock purchase warrants held by these six selling stockholders limits them and Jeffrey E. Devers, in the aggregate, from owning in excess of 4.99% of the outstanding shares of our common stock.

As of July 31, 2003, 47,820,035 shares of our common stock were outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable on the exercise of warrants that are currently exercisable or exercisable within 60 days of July 31, 2003 are deemed to be outstanding and beneficially owned by the person holding the warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any another person.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares to be Offered for Resale	Shares Beneficially Owned After Offering
			Number	Percent
Palladin Partners I, L.P.* (1)	1,433,037	1,433,037	0	0

Palladin Multi-Strategy Partners, L.P.* (2)	477,678	477,678	0	0

DeAM Convertible Arbitrage Fund, Ltd.* (3)	2,675,000	2,675,000	0	0

Palladin Overseas Fund, Ltd.* (4)	1,433,035	1,433,035	0	0

Palladin Opportunity Fund, LLC* (5)	2,866,072	2,866,072	0	0

Palladin Overseas Multi-Strategy Fund, Ltd.* (6)	477,678	477,678	0	0

Robert L. Rosenstein	61,250	61,250	0	0

Scott F. Koch	61,250	61,250	0	0

H. David Coherd	61,250	61,250	0	0

*

The Palladin Group, LP is the investment manager for each entity indicated and shares investment and voting powers with each respective selling stockholder with respect to the shares of common stock being offered by such selling stockholder. Palladin Capital Management, LLC is the general partner of the Palladin Group, LP. Jeffrey Devers is the managing member of Palladin Capital Management, LLC.

*

The Palladin Group, LP is the investment manager for each entity indicated and shares investment and voting powers with each respective selling stockholder with respect to the shares of common stock being offered by such selling stockholder. Palladin Capital Management, LLC is the general partner of the Palladin Group, LP. Jeffrey Devers is the managing member of Palladin Capital Management, LLC. Each of the subordinated secured convertible notes and the stock purchase warrants held by these six selling stockholders contains a provision that limits them and Jeffrey E. Devers, in the aggregate, from owning in excess of 4.99% of the outstanding shares of our common stock.

(1)

Consists of the following: 750,000 shares of common stock underlying outstanding notes held by such selling stockholder, based upon an approximate redemption price of $1.00; (ii) 241,072 shares of common stock underlying outstanding warrants held by such selling stockholder; and (iii) 441,965 shares of common stock that we are required to register, pursuant to a registration rights agreement entered into with the selling stockholder, although such shares are not currently issuable based upon the current redemption and exercise price contained in the underlying note and warrant. Based on the closing price of $1.22 on September 16, 2003, we would issue 614,754 shares to repay the principal portion of the monthly payments on the notes if we decided to pay each monthly payment in shares. This would result in the issuance of a total of 855,826 shares for the underlying notes and warrants

(2)

Consists of the following: 250,000 shares of common stock underlying outstanding notes held by such selling stockholder, based upon an approximate redemption price of $1.00; (ii) 80,357 shares of common stock underlying outstanding warrants held by such selling stockholder; and (iii) 147,321 shares of common stock that we are required to register, pursuant to a registration rights agreement entered into with the selling stockholder, although such shares are not currently issuable based upon the current redemption and exercise price contained in the underlying note and warrant. Based on the closing price of $1.22 on September 16, 2003, we would issue 204,918 shares to repay the principal portion of the monthly payments on the notes if we decided to pay each monthly payment in shares. This would result in the issuance of a total of 285,275 shares for the underlying notes and warrants.

(3)

Consists of the following: 1,400,000 shares of common stock underlying outstanding notes held by such selling stockholder, based upon an approximate redemption price of $1.00; (ii) 450,000 shares of common stock underlying outstanding warrants held by such selling stockholder; and (iii) 825,000 shares of common stock that we are required to register, pursuant to a registration rights agreement entered into with the selling stockholder, although such shares are not currently issuable based upon the current redemption and exercise price contained in the underlying note and warrant. Based on the closing price of $1.22 on September 16, 2003, we would issue 1,147,540 shares to repay the principal portion of the monthly payments on the notes if we decided to pay each monthly payment in shares. This would result in the issuance of a total of 1,597,540 shares for the underlying notes and warrants.

(4)

Consists of the following: 750,000 shares of common stock underlying outstanding notes held by such selling stockholder, based upon an approximate redemption price of $1.00; (ii) 241,071 shares of common stock underlying outstanding warrants held by such selling stockholder; and (iii) 441,964 shares of common stock that we are required to register, pursuant to a registration rights agreement entered into with the selling stockholder, although such shares are not currently issuable based upon the current redemption and exercise price contained in the underlying note and warrant. Based on the closing price of $1.22 on September 16, 2003, we would issue 614,754 shares to repay the principal portion of the monthly payments on the notes if we decided to pay each monthly payment in shares. This would result in the issuance of a total of 855,825 shares for the underlying notes and warrants.

(5)

Consists of the following: 1,500,000 shares of common stock underlying outstanding notes held by such selling stockholder, based upon an approximate redemption price of $1.00; (ii) 482,143 shares of common stock underlying outstanding warrants held by such selling stockholder; and (iii) 883,929 shares of common stock that we are required to register, pursuant to a registration rights agreement entered into with the selling stockholder, although such shares are not currently issuable based upon the current redemption and exercise price contained in the underlying note and warrant. Based on the closing price of $1.22 on September 16, 2003, we would issue 1,229,508 shares to repay the principal portion of the monthly payments on the notes if we decided to pay each monthly payment in shares. This would result in the issuance of a total of 1,711,651 shares for the underlying notes and warrants.

(6)

Consists of the following: 250,000 shares of common stock underlying outstanding notes held by such selling stockholder, based upon an approximate redemption price of $1.00; (ii) 80,357 shares of common stock underlying outstanding warrants held by such selling stockholder; and (iii) 147,321 shares of common stock that we are required to register, pursuant to a registration rights agreement entered into with the selling stockholder, although such shares are not currently issuable based upon the current redemption and exercise price contained in the underlying note and warrant. Based on the closing price of $1.22 on September 16, 2003, we would issue 204,918 shares to repay the principal portion of the monthly payments on the notes if we decided to pay each monthly payment in shares. This would result in the issuance of a total of 285,275 shares for the underlying notes and warrants.

(7)

Pursuant to an agreement for general financial advisory services we entered into with Cardinal Securities, L.L.C., dated as of May 15, 2003, in connection with the July 2003 private placement, we issued to Cardinal Securities a five-year warrant expiring on July 3, 2008 to purchase 183,750 shares of our common stock at an exercise price of $1.26 per share. On September 16, 2003, Cardinal Securities assigned all of these warrants as follows: 61,250 to Robert L. Rosenstein; 61,250 to Scott F. Koch; and 61,250 to H. David Coherd.

Our registration of the shares included in this prospectus does not necessarily mean that each of the selling stockholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect. The following table lists the names of the people who have voting and investment control of the shares of our common stock for those selling stockholders that are not individuals.

Name of the Entity	Name of the Person
Palladin Partners I, L.P.	Jeffrey E. Devers
Palladin Multi-Strategy Partners, L.P.	Jeffrey E. Devers
DeAM Convertible Arbitrage Fund, Ltd.	Jeffrey E. Devers
Palladin Overseas Fund, Ltd.	Jeffrey E. Devers
Palladin Opportunity Fund, LLC	Jeffrey E. Devers
Palladin Overseas Multi-Strategy Fund, Ltd.	Jeffrey E. Devers

Based on information provided by each of the selling stockholders, each of Palladin Partners I, L.P., Palladin Multi-Strategy Partners, L.P., DeAM Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Palladin Opportunity Fund, LLC, Palladin Overseas Multi-Strategy Fund, Ltd., Robert L. Rosenstein, Scott F. Koch and H. David Coherd are affiliates of broker-dealers within the meaning of Rule 405 of the Securities Act of 1933, as amended. Each of the selling stockholders purchased or received shares of our common stock in the ordinary course of business and at the time of their purchase or receipt of our common stock, none of the selling stockholders had any agreements or understandings directly or indirectly with any person to distribute our common stock.

PLAN OF DISTRIBUTION

The selling stockholders, or their respective pledgees, donees, transferees or other successors in interest, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods:

•	Block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•

Purchases by a broker or dealer as principal and resale by the broker or dealer for its own account. If such arrangements are entered into, the registration statement will be amended to disclose the arrangements with the broker-dealer participating in the offering and name the broker-dealer as an underwriter;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;
•	Privately negotiated transactions;
•	Short sales;
•	Through option or derivatives transactions; and
•	Any combination of any of these methods of sale.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities that qualify in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, or dealers and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. Subject to certain exceptions, Rule 102 of Regulation M restricts a selling stockholder engaged in the distribution of an issuer's securities from simultaneously buying those securities during a "restricted period." In determining whether a selling stockholder is engaged in a distribution for purposes of Regulation M, each takedown off a shelf registration is individually examined to determine whether such offering constitutes a distribution (i.e., whether it satisfies the "magnitude" of the offering and "special selling efforts and selling methods" criteria of a distribution). Accordingly, to the extent that a selling stockholder sells securities covered by the registration statement, and such sales constitute a distribution, short selling, covering shorts and failing to cover shorts after the registration statement's effective date may be constrained by the provisions of Regulation M. The foregoing may affect the marketability of the common stock offered hereby.

We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK BEING REGISTERED

As of September 8,October 27, 2003, we were authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share. We intend to seek stockholder approval to increaseOn October 21, 2003, our stockholders voted in favor of increasing the number of shares of common stock authorized for issuance to 125,000,000 shares. As of October 27, 2003 we had that date, we had 48,055,55648,380,367 shares of common stock outstanding. The following is a summary of the material terms of our common stock. This summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in its entirety by reference to our certificate of incorporation, as amended, and bylaws, as amended. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy. A copy of our certificate of incorporation, as amended, is filed as an exhibit to our annual report on Form 10-K for the year ended April 30, 1998. A copy of our bylaws, as amended, is filed as an exhibit to our annual report on Form 10-K for the year ended April 30, 1996.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may, from time to time, determine in its sole discretion. Holders of common stock are also entitled to one vote for each share of common stock held of record on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to redemption. Upon our liquidation, dissolution or winding up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and of any participating preferred stock outstanding at that time after payment of the liquidation preferences, if any, on all outstanding preferred stock and payment of creditors' claims. Each outstanding share of common stock is fully paid and non-assessable.

Anti-Takeover Provisions

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, which restricts certain business combinations with interested stockholders even if such a combination would be beneficial to all stockholders. In general, Section 203 would require a two-thirds vote of stockholders for any business combination (such as a merger or sale of all or substantially all of our assets) between us and an "interested stockholder" unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock. These provisions could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or may otherwise discourage a potential acquirer from attempting to obtain control of us.

Certificate of Incorporation and Bylaw Provisions

Various provisions contained in our certificate of incorporation, as amended, and our bylaws, as amended, could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests. These provisions:

•	authorize our Board of Directors to establish one or more series of preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;
•

prohibit cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of shares may be able to ensure the election of one or more directors;

•	provide that a director may be removed from our Board of Directors only for cause;
•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent;
•	provide that special meetings of our stockholders may be called only by a majority of the Board of Directors, the Chairman of the Board of Directors, or our President;
•

provide that the Board of Directors may amend bylaw provisions relating to the size of the Board and the election and tenure of directors only by a vote of at least 66-2/3% of our Board of Directors. These bylaw provisions may also be amended by a vote of holders of at least 66-2/3% of our outstanding voting shares;

•

provide that certain anti-takeover provisions of our certificate of incorporation may be amended only by a vote of holders of at least 66-2/3% of our outstanding voting shares unless the proposed amendment has been approved by a vote of at least 66-2/3% of our Board of Directors. In that case, only a vote of a majority of the holders of our outstanding voting shares is required;

•	allow our directors, not our stockholders, to fill vacancies on our Board of Directors;
•	provide that the authorized number of directors may be changed only by resolution of the Board of Directors; and
•	provide that none of our directors will be personally liable to us or any of our stockholders for monetary damages for breach of any fiduciary duty other than certain specified acts.

Stockholders' Rights Agreement

On January 30, 1998, our Board of Directors declared a dividend of one preference share right for each outstanding share of our common stock to stockholders of record as of and after March 9, 1998 under a stockholders' rights agreement (commonly known as a "poison pill"). The rights are exercisable upon the earlier of 10 days after the public announcement that a person or group of persons acting together as an acquiring person has acquired 15% or more of our common stock or 10 business days after the commencement or announcement of a tender offer that would result in beneficial ownership by an acquiring person of at least 15% of our common stock. We may redeem the rights at any time before an acquiring person's ownership of our common stock exceeds 15%. The rights will expire on February 24, 2008 unless we extend the expiration date or we redeem or exchange the rights before the expiration date.

Each right entitles the holder, upon payment of the exercise price of $40 per right, to purchase 1/100th of a share of preference stock. Each share of the preference stock will be entitled to receive a minimum preferential quarterly dividend payment of $1 per share or 100 times the dividend payable to holders of shares of our common stock. In the event of liquidation, the holders of the preference stock will be entitled to a preferential liquidation payment of $100 per share or 100 times the payment made for each share of our common stock.

Our Board of Directors has broad authority to amend the stockholders' rights agreement prior to the exercisability of the rights and to amend the agreement after the rights are exercisable if the amendments do not adversely affect the interests of rights holders. To date, the stockholders' rights agreement has been amended twice. This occurred on April 3, 2002 and July 3, 2003, when we amended the agreement to exclude funds controlled by The Palladin Group, L.P. from the definition of an acquiring person.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, except in an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or business combination approved by the Board of Directors since we may redeem the rights prior to the acquisition of 15% or more of our common stock by a person or group.

Nasdaq SmallCap Market Listing

Our common stock has been authorized for listing on the Nasdaq SmallCap Market under the trading symbol "DATC."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price and impair our ability to raise capital in the future.

As of September 8, 2003, 48,055,556October 27, 2003, 48,380,367 shares of our common stock were issued and outstanding, all of which are freely tradable without restriction or further registration under the Securities Act after giving effect to this prospectus or may be eligible for immediate sale pursuant to Rule 144 under the Securities Act.

Other shares, which are not outstanding, may be issued and become available for resale. At September 8,October 27, 2003, an aggregate of at least 4,900,000 shares were issuable upon conversion of outstanding notes (assuming a conversion price of $1.00, if the conversion price becomes lower additional shares may be issued), 1,972,192 shares are issuable in the event we pay certain indebtedness by issuing shares instead of paying cash (assuming a price per share of $1.00 at the time we issue such shares; if the market value of our stock declines below $1.00 and we elect to issue shares, additional shares may be issued) and 7,201,548 shares are issuable upon the exercise of outstanding warrants. This prospectus registers the shares of common stock underlying 1,758,750 of these outstanding warrants

In addition, we have granted as of September 8,October 27, 2003, options to purchase an aggregate of 5,125,2693,043,865 shares of common stock under our 2000 Stock Option Plan. All of the shares underlying these options have previously been registered and, subject to the applicable vesting requirements, upon exercise of these options the underlying shares may be resold into the public market.

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•	one percent of the number of shares of common stock then outstanding, or
•	the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner-of-sale requirements, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his or her shares without complying with the manner-of-sale, public information, volume limitation, or notice provisions of Rule 144.

Rule 701, as currently in effect, permits our employees, officers, directors, and consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with the specific restrictions of Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. Certain members of Olshan Grundman Frome Rosenzweig & Wolosky LLP hold shares of common stock. Robert Friedman, one of our directors and a member of this firm, also holds options to purchase additional shares of our common stock.

EXPERTS

The consolidated financial statements as of April 30, 2002 and 2003 and for the years ended April 30, 2001, 2002 and 2003 included in this prospectus, and the related financial statement schedule for the years ended April 30, 2001, 2002 and 2003 included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the retroactive application of a change in accounting principle), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the shares being sold in this offering. Copies of the registration statement and its exhibits are on file at the offices of the SEC and on its Web site.

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC's public reference facilities located in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's Web site at www.sec.gov.

If you are a stockholder, you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Datatec Systems, Inc.

23 Madison Road

Fairfield, New Jersey 07004

Attn: Mr. Isaac Gaon

(973) 808-4000

For further information about us and the shares being sold in this offering, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and we refer you to the copy of such document filed as an exhibit to the registration statement.

Schedules	Page
Schedule II -Valuation and Qualifying Accounts	S-1

Schedules other than the one listed above have been omitted since they are either not required, are not applicable, or the required information is shown in the consolidated financial statements or related notes.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

of Datatec Systems, Inc. and Subsidiaries

Fairfield, New Jersey

We have audited the accompanying consolidated balance sheets of Datatec Systems, Inc. and Subsidiaries (the "Company") as of April 30, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended April 30, 2003. Our audits also include the financial statement schedule listed in the Index at Item 16(b)(1). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2003 the Company changed its method of accounting for estimating progress towards completion of contracts and retroactively adjusted the 2001 and 2002 consolidated financial statements for the change.

Deloitte & Touche LLP

New York, New York

July 22, 2003 (September 4, 2003 as to Note 20)

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)
	April 30,

	2002	2003

ASSETS
Current Assets:
Cash and cash equivalents	$ 49	$ 3,032
Accounts receivable, net	14,578	27,814
Costs and estimated earnings in excess of billings	7,224	20,727
Inventory	3,176	3,043
Prepaid expenses and other current assets	725	1,150

Total current assets	25,752	55,766
Property and equipment, net	3,259	3,198
Goodwill	2,665	2,665
Other assets	4,170	3,098

Total assets	$35,846	$64,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term borrowings	$17,464	$28,758
Current portion of long-term debt	42	2
Accounts payable	7,789	16,635
Accrued expenses and other current liabilities	3,700	5,688
Subordinated secured convertible debentures (net of unamortized discount of $78 for 2003)	--	1,322
Due to related parties	--	1,414

Total current liabilities	28,995	53,819

Long-Term Debt:
Due to related parties	1,414	--
Other long-term debt	2	--
Subordinated secured convertible debentures (net of unamortized discount of $543 for 2002)	1,457	--

Total Liabilities	31,868	53,819

Commitments and Contingencies	--	--
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value (authorized 75,000,000 shares; issued and outstanding 35,591,000 shares and 41,209,000 shares as of April 30, 2002 and 2003, respectively)	35	41
Additional paid-in capital	53,532	59,040
Accumulated deficit	(49,239)	(47,822)
Accumulated other comprehensive loss	(350)	(351)

Total stockholders' equity	3,978	10,908

Total liabilities and stockholders' equity	$ 35,846	$ 64,727

The accompanying notes are an integral part of these consolidated statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

	For the Years Ended April 30,

	2001	2002	2003

Revenue	$ 96,149	$ 75,299	$ 125,091
Cost of revenue	79,956	51,426	97,886

Gross margin	16,193	23,873	27,205
Selling, general and administrative expenses	33,232	24,118	22,073

Operating income (loss)	(17,039)	(245)	5,132
Interest expense	(1,715)	(2,125)	(3,715)

Income (loss) before income taxes and minority interest	(18,754)	(2,370)	1,417
Income taxes	--	--	--
Minority interest	(682)	(318)	--

Net income (loss)	$ (19,436)	$ (2,688)	$ 1,417

Net income (loss) per common share
-Basic	$ (0.58)	$ (0.08)	$ 0.04

-Diluted	$ (0.58)	$ (0.08)	$ 0.04

Weighted Average Common And Common Equivalent Shares Outstanding
-Basic	33,608,000	35,162,000	36,067,000

-Diluted	33,608,000	35,162,000	36,291,000

The accompanying notes are an integral part of these consolidated statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS)

	For the Years Ended April 30,

	2001	2002	2003

Net income (loss)	$(19,436)	$(2,688)	$1,417
Other comprehensive (income) loss - foreign currency translation adjustment	(5)	3	(1)

Comprehensive income (loss)	$(19,441)	$(2,685)	$1,416

The accompanying notes are an integral part of these consolidated statements.
Datatec Systems Inc. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity (Deficit) (IN THOUSANDS)
	Common Stock		Additional	Accumulated	Accumulated	Total
			Paid-in Capital	Deficit	Comprehensive	Stockholders'
	Shares	Amount	Common		Income (Loss)	Equity (Deficit)

Balance at May 1, 2000, as previously reported	33,413	$33	$42,268	$(26,693)	$(348)	$15,260
Effect of change in accounting principle (see Note 2)	--	--	--	(422)	--	(422)

Balance at May 1, 2000, as retroactively adjusted	33,413	33	42,268	(27,115)	(348)	14,838
Exercise of warrants and options	106	--	325	--	--	325
Issuance of common stock under Employee Stock Purchase Plan	235	1	648	--	--	649
Net loss	--	--	--	(19,436)	--	(19,436)
Effect of exchange rate changes	--	--	--	--	(5)	(5)

Balance at April 30, 2001	33,754	34	43,241	(46,551)	(353)	(3,629)
Exercise of warrants and options	405	--	32	--	--	32
Issuance of common stock in connection with Private Placement	1,021	1	9,617	--	--	9,618
Issuance of warrants in connection with Private Placement	--	--	412	--	--	412
Issuance of common stock under Employee Stock Purchase Plan	411		230	--	--	230
Net loss	--	--	--	(2,688)	--	(2,688)
Effect of exchange rate changes	--	--	--	--	3	3

Balance at April 30, 2002	35,591	35	53,532	(49,239)	(350)	3,978

Exercise of warrants and options	55	--	27	--	--	27
Issuance of common stock and warrants in connection with Private Placement	4,000	4	4,272	--	--	4,276
Conversion of debt and issuance of common stock in lieu of cash in connection with interest and penalties on debt financing	1,189	1	929	--	--	930
Issuance of common stock under Employee Stock Purchase Plan	374	1	280	--	--	281
Net income	--	--	--	1,417	--	1,417
Effect of exchange rate changes	--	--	--	--	(1)	(1)

Balance at April 30, 2003	41,209	$41	$59,040	$(47,822)	$(351)	$10,908

The accompanying notes are an integral part of these consolidated statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	For the Years Ended April 30,

	2001	2002	2003

Cash Flows From Operating Activities:
Net income (loss)	$ (19,436)	$ (2,688)	$ 1,417
Adjustments to reconcile net income (loss) to net cash used in operating activities-
Depreciation and amortization	5,316	4,274	4,285
Accretion of interest on subordinated notes	82	38	465
Changes in operating assets and liabilities --
(Increase) decrease in accounts receivable, net	2,092	394	(13,236)
(Increase) decrease in costs and estimated earnings in excess of billings	21	(4,295)	(13,503)
(Increase) decrease in inventory	(144)	2,097	133
(Increase) decrease in prepaid expenses and other assets	468	491	(509)
Increase (decrease) in accounts payable and accrued other liabilities	1,816	(5,229)	11,195

Net cash used in operating activities	(9,785)	(4,921)	(9,753)

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,406)	(195)	(2,035)
Investment in software development	(2,371)	(817)	(1,033)

Net cash used in investing activities	(4,777)	(1,012)	(3,068)

Cash Flows From Financing Activities:
Net proceeds from short-term borrowings	4,842	3,552	11,294
Payments of indebtedness	(778)	(180)	(42)
Proceeds from subordinated secured convertible debentures	--	2,000
Proceeds from issuances of common stock	973	264	4,750
Cost incurred in connection with issuance of subordinated secured convertible debentures and private placement		(170)	(197)
Payment for conversion of preferred stock	--	(58)	--
Net increase in due to related parties	24	--	--

Net cash provided by financing activities	5,061	5,408	15,805

Net effect of foreign currency translation on cash	(5)	3	(1)

Net (decrease) increase in cash and cash equivalents	(9,506)	(522)	2,983

CASH AND CASH EQUIVALENTS at beginning of year	10,077	571	49

cASH AND CASH EQUIVALENTS at end of year	$571	$49	$3,032

The accompanying notes are an integral part of these consolidated statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) The Company and Summary of Significant Accounting Policies

The Company—

Datatec Systems, Inc. and its subsidiaries (the "Company") are in the business of providing rapid and accurate technology deployment services and licensing software tools to support enterprises in the delivery and management of complex IT solutions.

During the fiscal year ended April 30, 2000, the Company changed the name of its subsidiary CASI, Inc. to eDeploy.com Inc., ("eDeploy.com"). During the fiscal year ended April 30, 2002, the Company integrated eDeploy.com's activities into Datatec Systems, Inc. eDeploy's activities include developing, marketing and managing the licensing of software tools to support enterprises in the delivery of complex IT solutions (See Note 9).

The net loss of $19.4 million for the fiscal year ended April 30, 2001 and the net loss of $2.7 million for the fiscal year ended April 30, 2002 resulted in a strain on the Company's cash resources. Although the Company realized net income of $1.4 million for fiscal year ended April 30, 2003 and took dramatic measures to cut costs and to manage cash, it is still experiencing a significant strain on cash resources. The primary reason for the strain on resources is the increased requirements for expenditures for field personnel, job expenses and materials related to the increased revenue. As a result, the working capital financing line regularly remains at or close to its maximum allowable levels and the average days outstanding on trade payables have extended beyond normal credit terms granted by vendors.

Achievement of the Company's fiscal 2004 operating plan, including maintaining adequate capital resources, depends upon the timing of work performed on existing projects, ability to gain and perform work on new projects, ability to maintain positive relations with key vendors and the ability to raise permanent capital and replace the current working capital financing line within the timeframe required to meet spending requirements. Multiple project cancellations, job performance related losses, delays in the timing of work performed on existing projects, inability to gain and perform work on new projects, or inability to raise permanent capital and replace the current working capital financing line in a timely fashion could have an adverse impact on the Company's liquidity and on the ability to execute its operating plan.

The Company has taken a variety of actions to ensure continuation as a going concern. A summary of recent events are as follows:
•	In June 2003, the Company extended its credit facility with IBM Credit to August 2004 from August 2003 and lowered the interest charges on the debt from prime rate plus 4.25% to prime rate plus 1.75%.
•	In April 2003, the Company raised aggregate gross proceeds of $5.0 million in a private placement of common stock and warrants. The proceeds were raised for working capital purposes.
•	In April 2003, the Company raised aggregate gross proceeds of $5.0 million in a private placement of common stock and warrants. The proceeds were raised for working capital purposes.
•

On July 3, 2003, the Company raised an additional $4.9 million by issuing subordinated secured convertible notes and warrants to one of its existing lender groups. The proceeds are being used to pay down the IBM credit facility and for working capital purposes.

Basis of Presentation—

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

On May 1, 2003, the Company purchased 100% of Millennium Care, Inc. which is based in Toronto, Canada. Beginning in fiscal 2004, the acquisition will be accounted for as a purchase under Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" (see Note 20).

Use of Estimates—

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates underlying the accompanying consolidated financial statements include estimated revenues under long-term contracts, estimated costs to complete long-term contracts, recoverability of intangibles and other long-lived assets, allowance for doubtful accounts and inventory carrying values. Actual results could differ from those estimates.

Revenue Recognition—

The Company generates revenue from: (1) providing technology deployment services, including configuring Internetworking and computing devices to meet the specific needs of its customers, integrating these devices as well as operational and application software with a customer's existing hardware and software, and physically installing the technology on the customer's network and (2) from licensing its software to third parties.

Services from deployment activities are performed primarily under long-term contracts, but may be performed under short-term workorders or time and material arrangements. The Company's typical long-term contract contains multiple elements designed to track the various services required under the arrangement with the customer. These elements are used to identify components of progress billings, but are combined for revenue recognition purposes. The Company recognizes revenue earned under long-term contracts utilizing the percentage of completion method of accounting by measuring total costs incurred to total estimated costs (see Note 2). Under the percentage of completion method of accounting, revenue, costs and gross margin are recognized as work is performed based on the relationship between total costs incurred and total estimated costs.

Contracts are reviewed at least quarterly and, if necessary, revenue, costs and gross margin are adjusted prospectively for revisions in estimated total contract value and total estimated contract costs. Estimated losses are recognized when identified.

Payment milestones differ according to the customer and the type of work performed. Generally, the Company invoices customers and payments are received throughout the deployment process and, in certain cases, in advance of work performed if a substantial amount of up front costs are required. In certain cases payments are received from customers after the completion of site installation. However, revenue and costs are only recognized on long-term contracts to the extent of the contracts' percentage of completion. Costs and estimated earnings in excess of billings, which is classified as a current asset, is recorded for the amount of revenue earned in excess of billings to customers. Accrued costs or deferred revenue is recorded as a current liability for the amount of billings in excess of revenue earned.

Revenue earned under short-term workorders and time and material arrangements is recognized as the work is completed. Billings under these arrangements are typically done when the work is completed.

Revenue from software licensing arrangements is recognized in accordance with Statement of Position ("SOP") No. 97-2, as amended, "Software Revenue Recognition". Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, the fee is fixed or determinable and collectibility is not probable. Revenue is deferred if such criteria are not met. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not reasonably assured, revenue is recognized when the fee is collected. Maintenance revenue, if applicable, is negotiated separately and the contract identifies the specific charges related to this service. This revenue is recognized ratably over the contract maintenance period. The Company also recognizes revenue as an Application Service Provider ("ASP"). Under this scenario, the Company does not license the software, but provides access to the software through its hosting activities. For this access, the Company bills its customers and recognizes this revenue over the period of access. Revenue from licensing, maintenance and hosting activities remain immaterial in amount.

Cash and Cash Equivalents—

The Company considers cash equivalents to be all highly liquid investments purchased with an original maturity of three months or less.

Inventory—

Inventory, which is comprised of parts and materials to be installed as part of the Company's deployment services, is stated at the lower of average cost or market. The Company has written down, with charges to cost of revenue, the inventory for the years ended April 30, 2001, 2002 and 2003 in the amounts of $560,000 and $1,189,000 and zero, respectively, to reflect estimated market value.

Property and Equipment, Net—

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives or lease terms of the related assets, whichever is shorter.

Capitalized Software Development Costs—

The Company capitalizes certain computer software costs, including product enhancements, after technological feasibility has been established, in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." These costs are amortized using the greater of the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenues for the product, or a maximum of three years using the straight-line method beginning when the products are available for general release to customers. Approximately $2,208,000 and $1,274,000 of net capitalized software costs are included in other assets in the accompanying consolidated balance sheets as of April 30, 2002 and 2003, respectively (See Note 6). Amortization expense of capitalized software costs for the years ended April 30, 2001, 2002 and 2003 was $1,544,000, $1,722,000 and $1,501,000, respectively, and is included in project costs. Costs incurred prior to technological feasibility and those incurred for minor enhancements and maintenance have been charged to general and administrative expense as incurred.

Long-Lived Assets—

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. This Statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 in fiscal 2003, with no material impact on its consolidated financial position or consolidated results of operations.

Prior to adopting SFAS No. 144, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets" required, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The amount of impairment of goodwill would be determined as part of the long-lived asset grouping being evaluated. Impairment losses are recognized when a long-lived asset's carrying amount may not be recoverable. Impairment losses are recognized when a long-lived asset's carrying value exceeds the expected undiscounted future cash flows related to that asset. The amount of the impairment loss is the difference between the carrying value and the fair market value of the asset. The fair market value of the asset is determined based upon discounted cash flows. Due to the losses incurred for the fiscal years ended April 30, 2001 and 2002, the Company has assessed its long-lived assets for impairment. Based on estimated undiscounted future cash flows, the Company believes that there was no impairment of its long-lived assets as of April 30, 2002.

Income Taxes—

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Certain transactions are recorded in the accounts in a period different from that in which these transactions are reported for income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carry-forwards. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

Fair Value of Financial Instruments—

The carrying value of cash and cash equivalents, accounts receivable, costs and estimated earnings in excess of billings, accounts payable, deferred income and the current portion of long-term debt approximate fair value due to the short-term maturities of these instruments. The carrying value of the long-term debt obligations approximate fair value based on current rates offered to the Company for debt with similar collateral and guarantees, if any, and maturities.

Foreign Currency Translation—

The local currency of the Company's foreign (Canada) subsidiary is its functional currency. Assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at the current exchange rate. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are a component of accumulated comprehensive loss included in stockholders' equity.

Stock Based Compensation—

SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires that an entity account for employee stock-based compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation arrangements using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". The Company continues to account for employee stock-based compensation using the intrinsic value based method.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for financial statements for fiscal years and interim periods ending after December 15, 2002. The disclosure provisions of SFAS No. 148 have been adopted by the Company. SFAS No. 148 did not require the Company to change to the fair value based method of accounting for stock based compensation.

The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.
	For the Years Ended April 30,
	2001	2002	2003

Net income (loss) as reported	$(19,436)	$(2,688)	$1,417
Total stock-based employee compensation expenses determined under fair value based method for all awards	(1,563)	(3,496)	(339)

Pro forma net income (loss)	$(20,999)	$(6,184)	$1,078

Net income (loss) per share of common stock:
As reported - basic	$(0.58)	$(0.08)	$0.04
As reported - diluted	$(0.58)	$(0.08)	$0.04
Pro forma - basic	$(0.62)	$(0.18)	$0.03
Pro forma - diluted	$(0.62)	$(0.18)	$0.03

The per share weighted-average fair value of stock options granted during 2001, 2002 and 2003 was $2.45, $0.60 and $1.18, respectively, on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected life for options of 5 years for all periods, expected dividend yield 0% in all periods, average risk free interest rate of 5.6% in 2001, 4.4% in 2002 and 2.9% in 2003 average annualized volatility of 113% for 2001, 113% for 2002 and 66% for 2003.

Internal Use Software—

In accordance with SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes certain costs of computer software developed or obtained for internal use. Approximately $733,000, $770,000 and $688,000 of amortization expense were incurred during the years ended April 30, 2001, 2002 and 2003, respectively, and is included in general, administrative and selling expense. The Company has expensed costs incurred during the preliminary and post implementation phases in the periods in which these costs were incurred.

Comprehensive Loss—

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Company's component of other comprehensive income (loss) is foreign currency translation adjustments generated from the Company's Canadian subsidiary.

Recent Accounting Pronouncements—

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets" (collectively "the Standards"). The Standards require all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, that goodwill is no longer subject to amortization but rather be reviewed periodically for impairment and that other identifiable intangibles be separated and those with finite lives be amortized over their useful lives. Goodwill and intangible assets with indefinite lives must be assessed once a year for impairment, and more frequently if circumstances indicate a possible impairment. The first step of the two-step impairment assessment identifies potential impairment and compares the fair value of the applicable reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is not necessary. If the carrying value of the reporting unit exceeds its fair value, the second step of the impairment test shall be performed to measure the amount of impairment loss, if any. The Company elected to early adopt these standards as of May 1, 2001 as permitted and evaluated the carrying value of its goodwill and other intangible assets. Based on its evaluation, the Company determined that there was no impairment to its Goodwill and other intangible assets. Subsequent impairment tests will be performed, at a minimum, in the fourth quarter of each fiscal year, in conjunction with the Company's annual planning process.

The Company has adopted SFAS No. 142 effective May 1, 2001. Under SFAS No. 142 goodwill is no longer amortized. Amortization expense of goodwill for the fiscal year ended April 30, 2001 was $0.4 million. Amortization expense of internal use software and software development for the fiscal years ended April 30, 2001, 2002 and 2003 was $2.3 million, $2.5 million and $2.2 million, respectively. For fiscal years ending April 30, 2004, 2005 and 2006, the amortization expense relating to these defined intangibles will be approximately $1.0 million, $0.4 million and $0.1 million, respectively. Goodwill and other intangible assets are summarized in the following table (in thousands):
	April 30, 2002		April 30, 2003

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Goodwill	$ 4,370	$ (1,705)	$ 4,370	$ (1,705)
Internal Use Software	3,626	(2,166)	4,113	(2,867)
Software Development Costs	6,303	(4,095)	6,858	(5,584)

Internal use software and software development costs are included in other assets on the accompanying consolidated balance sheets (see Note 6).

As required by SFAS No. 142, the results for the prior year have not been restated to reflect the impact of adopting SFAS No. 142. A reconciliation of net loss as if SFAS No. 142 had been adopted is presented below for the year ended April 30, 2001 (in thousands):

Fiscal year ended
April 30, 2001

Reported net loss	$(19,436)
Add back: Goodwill amortization	437

Adjusted net loss	$(18,999)

Net loss per share - Basic and Diluted
Reported net loss:	$(0.58)
Adjusted net loss:	$(0.58)

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of long-lived assets, except for certain obligations of lessees. The provisions of this Statement are required to be applied starting with fiscal years beginning after June 15, 2001. This standard, which the Company adopted in fiscal 2003 did not have a material effect on the Company's consolidated financial position or consolidated results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of APB No. 30. This Statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement will be effective for the Company for the fiscal year ending April 30, 2004. The Company does not believe that adoption of this Statement will have a material effect on the Company's consolidated financial position or consolidated results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 will supersede Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Such interpretation elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair market value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation apply to guarantees issued or modified after December 31, 2002. The Company applied the provisions of this interpretation on January 1, 2003. The disclosure provisions of this interpretation are effective for financial statements with annual periods ending after December 15, 2002. The Company adopted the required disclosure provisions of this interpretation as of April 30, 2003. The adoption of the recognition and measurement provisions of this statement did not have a material impact on the Company's consolidated financial position or consolidated results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This standard amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Relationships." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships after June 30, 2003. The Company does not believe that the implementation of this standard will materially impact its consolidated financial position or consolidated results of operations.

Segment Reporting—

The Company operates its business as one segment, therefore segment information is not presented.

(2) Change In Accounting:

At the start of fiscal 2003, the Company changed its method of estimating progress toward completion of contracts. Under the Company's previous method, the percentage of direct labor incurred to date to total estimated direct labor to be incurred on a project was used to determine a contract's percentage of completion, while under the new method, the percentage of total costs incurred to date to total estimated costs to be incurred on a project is used to determine a contract's percentage of completion. The change was made to reflect the effect of non-labor charges and to more accurately measure a contract's progress towards completion. In accordance with APB No. 20, "Accounting Changes," paragraph 27, the consolidated financial statements of prior periods have been adjusted to apply the new method retroactively.

A summary of the significant effects of the accounting change applied to the Company's results are as follows:

	For the Fiscal Year Ended			For the Fiscal Year Ended
	April 30, 2001			April 30, 2002

	As previously reported	Effect of change in accounting principle	As retroactively adjusted	As previously reported	Effect of change in accounting principle	As retroactively adjusted
	(Dollars in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Revenue	$ 94,352	$ 1,797	$ 96,149	$ 70,277	$ 5,022	$ 75,299
Cost of revenue	78,581	1,375	79,956	48,103	3,323	51,426
Gross margin (loss)	15,771	422	16,193	22,174	1,699	23,873
Selling, general and administrative expenses	33,232	--	33,232	24,118	--	24,118
Operating loss	(17,461)	422	(17,039)	(1,944)	1,699	(245)
Net loss	(19,858)	422	(19,436)	(4,387)	1,699	(2,688)
Net loss per share:
Basic	(0.59)	0.01	(0.58)	(0.12)	0.04	(0.08)

Consolidated balance sheet data:
Receivables, net	20,024	(2,126)	17,898	17,204	4,598	21,802
Prepaid expenses and other current assets	1,126	(424)	702	4,096	(3,371)	725
Accrued and other liabilities	9,555	(2,550)	7,005	4,172	(472)	3,700
Accumulated deficit	(46,551)	--	(46,551)	(50,938)	1,699	(49,239)
Stockholders' equity (deficit)	(3,629)	--	(3,629)	2,279	1,699	3,978

(3) Net Income (Loss) Per Share:

SFAS No. 128, "Earnings Per Share" requires the presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic EPS is calculated by dividing income or loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average number of common and potentially dilutive common shares outstanding during the period.

In accordance with SFAS No. 128, the following table reconciles net loss and per share amounts used to calculate basic and diluted earnings per share (in thousands):

	For the Years Ended April 30,

	2001	2002	2003

Numerator:
Net income (loss)	$(19,436)	$(2,688)	$1,417

Denominator:
Weighted average Common Shares outstanding
-Basic	33,608	35,162	36,067

-Diluted	33,608	35,162	36,291

Net income (loss) per share
-Basic	$(0.58)	$(0.08)	$0.04

-Diluted	$(0.58)	$(0.08)	$0.04

Outstanding options and warrants totaling 5,335,991, 5,163,672 and 5,142,356, for the fiscal years ended April 30, 2001, 2002 and 2003, respectively, have been excluded from the computation of Diluted EPS, as their inclusion would have been anti-dilutive.

(4) Receivables:

Accounts receivable are comprised of amounts due from customers in connection with services provided by the Company in its normal course of business. Amounts billed are shown separately from unbilled amounts determined under the percentage of completion method of accounting.

	As of April 30,

	2002	2003

	(in thousands)
Billed accounts receivable	$15,257	$28,100
Allowance for doubtful accounts	(679)	(286)

Accounts receivable, net	$14,578	$27,814

(5) Property and Equipment:

The following is a summary of property and equipment:

	As of April 30,

	2002	2003

	(in thousands)
Equipment	$3,706	$5,315
Computer equipment	7,724	8,006
Furniture, fixtures and leasehold improvements	5,472	5,611

	16,902	18,932
Less - Accumulated depreciation and amortization	(13,643)	(15,734)

Property and equipment, net	$ 3,259	$ 3,198

Depreciation and amortization expense for the years ended April 30, 2001, 2002 and 2003 amounted to $2.5 million, $2.2 million, and $2.1 million, respectively.

The estimated useful lives of these assets are:
Equipment	2 to 5 years
Computer Equipment	3 to 5 years
Furniture, Fixtures and Leasehold Improvements	5 to 11 years

(6) Other Assets:

Other assets consist of the following (in thousands):

	As of April 30,
	2002	2003

Internal use software	$3,626	$4,113
Less accumulated amortization	2,166	2,867

Net	1,460	1,246

Software development	6,303	6,858
Less accumulated amortization,	4,095	5,584

Net	2,208	1,274

Security deposits and other	502	578

Total other assets	$4,170	$3,098

Amortization expense of internal use software and software development for the years ended April 30, 2001, 2002 and 2003 amounted to $2.3 million, $2.5 million and $2.2 million, respectively.

(7) Short-term Borrowings:

The Company maintains a credit facility with IBM Credit. At the beginning of fiscal 2003, the credit facility consisted of: (i) a $16 million, three-year revolving credit facility and (ii) a $3 million, three-year term loan, payable in monthly installments of principal and interest. During fiscal 2003, the credit facility was amended several times.

On April 14, 2003, the credit facility was amended to: (i) extend the credit facility to August 1, 2004 from August 1, 2003; (ii) provide for a maximum availability of $29 million until May 31, 2003, $25 million from June 1, 2003 until December 31, 2003, $20 million from January 1, 2004 until March 31, 2004 and $15 million from April 1, 2004 until August 1, 2004; (iii) lower the interest rate on the facility from prime plus 4.25% to prime rate plus 1.75% effective May 1, 2003; (iv) amend certain finance charges and financial covenants (described below); and (v) require the Company to pay off the remaining balance of the $3 million term loan with IBM Credit after the closing of an equity financing. The Company repaid the term loan after closing on the $5 million private equity placement in April 2003 (see Note 11).

On June 3, 2003, the credit facility was further amended to provide for a maximum availability as follows: (i) $25 million from June 1, 2003 until January 14, 2004; (ii) $23 million from January 15, 2004 until March 31, 2004; and (iii) $20 million from April 1, 2004 until August 1, 2004. In addition, IBM Credit agreed to increase the Company's maximum availability from $25,000,000 to $28,000,000 until August 31, 2003, at which time the maximum borrowings under the credit facility available must be reduced to $25,000,000. The Company is required to pay interest at the rate of prime rate plus 4% on any amounts borrowed over $25 million, instead of prime rate plus 1.75%.

The borrowings under the revolving line of credit are based on a formula of 85% of eligible receivables and 25-35% of eligible inventory. The amounts outstanding under the credit facility as of April 30, 2002 and April 30, 2003 were $14.5 million and $28.8 million, respectively, while the amounts outstanding under the term loan as of April 30, 2002 and April 30, 2003 were $3.0 million and zero, respectively. At times, IBM Credit has allowed the Company to borrow amounts in excess of our maximum allowable.

As set forth in the table below, the Company has failed to comply with one or more of the financial covenants of its credit facility for each fiscal quarter beginning in the fiscal quarter ended as of January 31, 2001, through and including the fiscal quarter ended as of April 30, 2003. The Company and IBM Credit Corporation entered into an Acknowledgment, Waiver and Amendment to the Inventory and Working Capital Financing Agreement as of the end of each of these quarters by which IBM Credit has waived the Company's defaults. The amounts outstanding under the revolving credit facility and term loan as of April 30, 2002 and 2003 have been classified as current in the Company's consolidated balance sheets. The following is a summary of the covenant violations for each of the quarters referred to above.
Period	Covenant	Requirement	Actual
Jan 31, 2001	Net Profit to Revenue	Equal to or greater than 0.0%	Net loss
Apr 30, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(25.5) to 1.0
Jul 31, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(4.5) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.1%	(1.7)%
	Tangible Net Worth	Equal to or greater than $2.5 million	$(1.1) million
Oct 31, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(22.2) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.1%	(1.7)%
	Tangible Net Worth	Equal to or greater than $2.5 million	$(3.8) million
Jan 31, 2002	Net Profit to Revenue	Equal to or greater than 0.1%	(9.0)%
Apr 30, 2002	Net Profit to Revenue	Equal to or greater than 0.1%	(10.7)%
	Debt Service Ratio	Equal to or greater than 2.0 to 1.0	(2.5) to 1.0
July 31, 2002	Annual Revenue to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0 to 1.0	(24.7) to 1.0
	Tangible Net Worth	Equal to or greater than $2.5 million	$2.1 million
Oct 31, 2002	Annual Revenue to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0 to 1.0	(86.0) to 1.0
Jan 31, 2003	Annual Revenue to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0 to 1.0	(126.9) to 1.0
	Debt Service Ratio	Equal to or greater than 2.0 to 1.0	0.20 to 1.0
April 30, 2003	Debt Service Ratio	Equal to or greater than 1.25 to 1.0	(1.73) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.10 percent	(3.38%)

IBM Credit, the Company's working capital lender, has notified the Company that it does not intend to renew its working capital line beyond August 2004. As a result, the Company is seeking replacement financing for its credit facility.

(8) Accrued and Other Liabilities:

Accrued and other liabilities consist of:

	As of April 30,

	2002	2003

	(in thousands)
Accrued payroll and related costs	$1,946	$3,463
Taxes, interest and other	1,685	2,225
Deferred revenue under percentage of completion	69	--

Total accrued and other liabilities	$3,700	$5,688

(9) eDeploy.com Inc.:

On November 2, 2001, the Company acquired 100,000 shares of Series A Preferred Stock of eDeploy.com, Inc. (the "Shares"), a wholly-owned subsidiary ("eDeploy.com"), held by Cisco Systems, Inc. ("Cisco") through an exchange of 1,021,382 shares of the Company's common stock. Dividends payable to Cisco during the period it held the 100,000 shares of Series A Preferred Stock of eDeploy.com, Inc. are included in accrued and other liabilities and annual dividends, recorded prior to the exchange, are reflected as minority interest in the statements of operations.

(10) Subordinated Secured Convertible Debentures:

On April 3, 2002, the Company raised $2.0 million (less transaction costs of $0.170 million) to be used for working capital purposes by issuing an aggregate of $2.0 million principal amount of Subordinated Secured Convertible Debentures and Warrants to purchase an aggregate of 270,000 shares of the Company's common stock at $1.416 per share. The debentures matured on July 2, 2003 and had an interest rate of 5% per annum. Interest was due quarterly on March 31, June 30, September 30, and December 31 of each year (with the first interest payment due and payable on September 30, 2002) and was paid in cash or Common Stock, at the Company's option. The Company recorded a discount of $582,000 in connection with the issuance of the Debentures. The warrants have been valued at approximately $291,000, based on the Black Scholes Pricing Model utilizing the following assumptions: expected life of 5.0 years; volatility of 119 percent; risk free borrowing rate of 4.405 percent. This amount has been recorded as a discount against the debt and will be accreted as interest expense over the remaining life of the debt. In addition, in accordance with Emerging Issues Task Force No. 98-5, an embedded beneficial conversion feature of approximately $291,000 has been recognized as additional paid-in-capital and will be accreted as additional interest expense over the remaining life of the debt. Through April 30, 2003, $504,000 of the above discounts has been accreted.

The warrants are exercisable at any time from April 3, 2002 to April 3, 2007 and are not redeemable by the Company. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

At April 30, 2003, $0.6 million of the Debentures had been converted into 518,517 shares of the Company's Common Stock. Subsequently, and prior to the maturity date of the Debentures, all of the remaining Debentures have been converted into an additional 1,236,771 shares of the Company's Common Stock.

The agreement with the investors contains a requirement for the Company to have effected the registration of a sufficient number of shares of its common stock by July 2, 2002 or incur penalties equal to: (1) 2% of the product obtained by multiplying the average closing sale price for the immediately preceding 30 day period times the number of registrable securities the investor holds or may acquire pursuant to conversion of the Convertible Debenture and the exercise of Warrants on the last day of the applicable 30 day period (without giving effect to any limitation on conversion or exercise) and (2) 3% of the product for all continuing or subsequent registration defaults.

Although the Company filed the required registration statement with the Securities and Exchange Commission within the required time period, such registration statement had not been declared effective prior to July 2, 2002, as a result, the company incurred the penalties described above. The Company issued an aggregate 669,794 shares of common stock to the investors of the Debentures to satisfy the penalties in full, which amounted to $613,927.

(11) Stockholders Equity:

Warrants—

The following table is a summary and status of warrants issued by the Company:

	Outstanding Warrants

	Number of Warrants	Weighted Average Exercise Price

Balance, May 1, 2000	690,000	$5.50
Cancellations	(90,000)	$6.29

Balance, April 30, 2001	600,000	$5.38
Grants	360,000	$1.40
Cancellations	(525,000)	$5.25

Balance, April 30, 2002	435,000	$2.48
Grants	2,480,000	$1.65
Cancellations	(75,000)	$6.29

Balance, April 30, 2003	2,840,000	$1.62

			Outstanding Warrants

Range of Exercise Prices	Number of Warrants	Warrants Exercisable	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$0.98 - $1.75	2,840,000	2,840,000	3.99	$1.62

Private Placement of Common Stock. On April 28, 2003, we raised $5.0 million in private equity financing (less out-of-pocket transaction costs of approximately $0.425 million) for working capital purposes by selling 4 million shares of our common stock and warrants to purchase an additional 2 million shares of common stock at an exercise price of $1.625 per share. The warrants are exercisable at any time from April 28, 2003 to April 28, 2007. We may redeem the warrants at any time after April 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. We also issued a four-year warrant to purchase 480,000 shares of common stock at an exercise price of $1.75 per share to the placement agent for the financing. These warrants are exercisable at any time from April 28, 2003 to April 28, 2007 and are not redeemable by us. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires us to file a registration statement for the resale of the shares of the common stock issued, as well as the shares underlying the warrants, with the SEC within 45 days of April 28, 2003 and have such registration statement be declared effective within 90 days of April 28, 2003.

(12) Income Taxes:

The following indicates the significant elements contributing to the difference between the U.S. Federal statutory tax rate and the Company's effective tax rate for the years ended April 30:
	For The Year Ended April 30,

	2001	2002	2003

U.S. Federal statutory tax rate	(34.0%)	(34.0%)	34.0%
State and foreign income taxes	(6.0%)	(6.0)%	6.0%
Valuation allowance on deferred tax asset	40.0%	40.0%	(40.0%)

Effective tax rate	--	--	--

Deferred income taxes result primarily from temporary differences in the recognition of expenses for tax and financial reporting purposes. Deferred income taxes consisted of the following:
	As of April 30,
	2002	2003

Deferred tax asset:
Net operating loss carryforwards	$21,343	$19,967
Allowance for doubtful accounts	272	114
Inventory reserve	716	802
Revenue recognition	525	525
Other	900	65

Total deferred tax asset	23,756	21,474
Deferred tax liability:
Depreciation	(307)	(4)

Net deferred tax asset	23,449	21,470
Valuation allowance	(23,449)	(21,470)

Net deferred tax asset	$ --	$ --

As of April 30, 2003, the Company had net operating loss carryforwards for Federal tax purposes of approximately $50 million, of which approximately $10 million is subject to separate return year limitations. United States tax rules limit the amount of net operating losses that companies may utilize in any one year in the event of a 5% shareholder having cumulative changes in ownership over a three-year period in excess of 50%. The Company does not believe that it incurred a change of ownership that limits its ability to utilize its net operating loss carryforwards as of April 30, 2003, although ownership changes in future periods may pose limitations on the Company's use of net operating loss carryforwards. No federal tax provision has been recorded against 2003 net income since net operating loss carryforwards will be utilized to reduce any tax obligation to zero. At April 30, 2003 and 2002, the Company determined that it was unlikely that it would realize remaining net operating loss carry forwards, and as such, has provided a full valuation allowance offsetting these carryforwards. The Company's net operating loss carry forwards expire between 2009 through 2022.

(13) Due to Related Party:

The Company owes a former executive officer $1,414,000. The original note, which bore an annual interest rate of 12.5%, was renegotiated on April 15, 2001. Under the new terms, the maturity date was extended to April 15, 2004, principal payments are not due until maturity, the interest rate was reset at 17.5% per annum and interest payments are due monthly. The note is subordinated to the working capital line and term loan with IBM Credit, the Company's primary lender.

(14) Incentive Plans:

At April 30, 2003, the Company had several stock-based incentive plans, including an employee stock purchase plan, which are described below. The Company applies APB Opinion No. 25 for its plans. Accordingly, no compensation cost has been recognized for the stock-based incentive plans, because the exercise price equaled the fair value on the date of grant for all options granted.

Common Stock Options—

The 1990 Stock Option Plan (the "1990 Plan") provides for grants of 1,500,000 common stock options to employees, directors, and consultants to purchase common stock at a price at least equal to 100% of the fair market value of such shares on the grant date. The exercise price of any options granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company ("10% shareholder"), shall be at least equal to 110% of the fair market value of the share on the grant date. The options are granted for no more than a 10-year term (5 years for 10% shareholders) and the vesting period's range from 2 to 4 years. Options granted under this plan during the year ended April 30, 2001 was 47,750 and no options were granted under this plan during the years ended April 30, 2002 and 2003. As of April 30, 2003, 133,127 shares remain reserved for future issuance under the 1990 Plan.

The 1993 Consultant Stock Option Plan (the "1993 Plan") provides for grants of 30,000 shares of common stock to selected persons who provide consulting and advisory services to the Company at a price at least equal to 100% of the fair market value of such shares on the grant date, as determined by the Board of Directors. The exercise price of any options granted to a person owning more than 10% of the combined voting power of all classes of stock of the Company ("10% shareholder"), shall be at least equal to 110% of the fair market value of such shares on the grant date. The options are granted for no more than a 10-year term (5 years for 10% shareholders) and the Board of Directors determines the vesting periods. During the year ended April 30, 2001, 2002 and 2003, there were no options granted under this plan. As of April 30, 2003, 4,000 shares remain reserved for future issuance under the 1993 Plan.

The 1995 Directors Stock Option Plan (the "Directors Plan") provides for grants of 500,000 shares of Common Stock at exercise prices equal to the average closing price of the shares for the six trading days prior to the grant date. All members of the Board of Directors who are not employees of the Company ("Eligible Directors") are eligible to receive grants of options. Each Eligible Director is granted an option to purchase 24,000 shares of Common Stock on the date the Eligible Director is elected to the Board of Directors, and will be granted another option to purchase 24,000 shares of Common Stock annually thereafter so long as he remains an Eligible Director. Generally, each option vests ratably over a three-year period provided such individual continues to serve as Director of the Company. No options were granted under this plan during the years ended April 30, 2001, 2002 and 2003. As of April 30, 2003, 236,000 shares remain reserved for future issuance under the Directors Plan.

The 1996 Employee and Consultant Stock Option Plan (the "1996 Plan") provides for grants of 2,000,000 shares of common stock to employees and consultants to purchase common stock at a price equal to 100% of the fair market value of such shares on the grant date. The options are granted for no more than a 10-year term and the Board of Directors determines the vesting periods. No options were granted under this plan during the years ended April 30, 2001, 2002 and 2003. As of April 30, 2003, 354,037 shares remain reserved for future issuance under the 1996 Plan.

The Senior Executive Stock Option Plan (the "Executive Plan") provides for grants of 560,000 shares of common stock to senior executive officers of the Company at exercise prices and vesting periods as determined by the Board of Directors at the time of grant. During the years ended April 30, 2002 and 2003, there were no options granted under this plan. As of April 30, 2003, 200,000 shares remain reserved for future issuance under the Executive Plan.

The 1996 Stock Option Conversion Plan (the "Conversion Plan") was primarily established to replace stock options previously granted by the Company's subsidiary, Datatec Industries, Inc., with Company options on the same terms as indicated in the merger agreement. The Conversion Plan provides for grants of 470,422 shares of common stock. No options were granted under this plan during the years ended April 30, 2001, 2002 and 2003. As of April 30, 2003, 64,560 shares remain reserved for future issuance under the Conversion Plan.

The 2000 Stock Option Plan (the "2000 Plan") provides for grants of 5,000,000 shares of common stock to employees, directors, consultants and advisors at a price equal to 100% of the fair market value of such shares on the grant date. The options are granted for no more than a 10-year term and the Board of Directors determines the vesting periods. During the years ended April 30, 2001, 2002 and 2003, 2,017,771, 600,834 and 495,000 options, respectively, were granted under this plan. As of April 30, 2003, 461,619 shares remain reserved for future issuance. On May 1, 2003, the stockholders of the Company approved an amendment to the 2000 Plan to increase the number of shares of Common Stock issuable under the Plan by 2,000,000 shares.

Summary of the status of stock option activity follows:
	Outstanding Options

	Options Available for Future Grants	Number Of Shares	Weighted Average Exercise Price

Balance as of May 1, 2000	3,399,422	3,449,606	$3.59
Grants	(2,033,071)	2,033,071	$3.20
Exercises	--	(106,316)	$3.07
Cancellations	422,719	(422,719)	$3.47

Balance as of April 30, 2001	1,789,070	4,953,642	$3.47
Grants	(605,334)	605,334	$0.73
Exercises	--	(405,578)	$0.08
Cancellations	446,042	(446,042)	$3.45
Expired	(2,163)	--	$0.05

Balance as of April 30, 2002	1,627,615	4,707,356	$3.41
Grants	(495,000)	495,000	$1.18
Exercises	--	(55,085)	$0.73
Cancellations	641,191	(641,191)	$5.53

Balance as of April 30, 2003	1,773,806	4,506,080	$2.90

Options exercisable at April 30, 2003		4,001,556	$3.01

		Outstanding Options

Range of Exercise Prices	Number of Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price

$.005 - $0.99	626,499	8.64	$0.73
$1.00 - $1.99	743,209	6.95	$1.42
$2.00 - $2.99	542,276	4.48	$2.62
$3.00 - $3.99	1,374,947	6.21	$3.17
$4.00 - $4.99	1,000,668	3.96	$4.02
>$4.99	218,481	6.41	$7.98

Total	4,506,080		$2.90

Range of Exercise Prices	Exercisable Options Number of Shares	Exercisable Options Weighted Average Exercise Price

$.005 - $0.99	429,497	$0.73
$1.00 - $1.99	548,542	$1.36
$2.00 - $2.99	542,276	$2.62
$3.00 - $3.99	1,295,425	$3.18
$4.00 - $4.99	1,000,668	$4.02
>$4.99	185,148	$7.78

Total	4,001,556	$3.01

Employee Stock Purchase Plan—

During fiscal 1999, the Company implemented an employee stock purchase plan (the "stock plan") whereby eligible employees, as defined, may purchase shares of the Company's common stock at a price equal to 85% of the lower of the closing market price on the first or last trading day of the stock plan's quarter. A total of 1,750,000 shares of common stock have been reserved for issuance under the plan. During the years ended April 30, 2001, 2002 and 2003, the Company issued 229,000, 415,000 and 374,000 shares, respectively, of common stock to participants of the stock plan. As of April 30, 2003, 354,000 shares are available for issuance under the stock plan.

Retirement Plan—

The Company has a 401(k) Saving Plan (the "Plan") which permits employees to contribute if they are at least 21 years of age and have been a full-time employee of the Company for six months. The Plan requires a minimum contribution of 1% of gross earnings and no more than 15% of gross earnings up to the maximum allowed under the Internal Revenue Service Code. The Company is not required to contribute to this Plan.

(15) Commitments and Contingencies:

The Company leases offices and staging and configuration facilities in addition to certain office equipment throughout the United States and Canada. The minimum annual rentals for future years are as follows:

Fiscal Years Ending April 30,	Amount

2004	$1,859
2005	1,568
2006	1,440
2007	1,111
2008	783
Thereafter	3,362

Total	$10,123

Rent expense was $2,819,000, $2,700,000 and $2,523,000 for the years ended April 30, 2001, 2002 and 2003, respectively.

The Company has entered into employment agreements with three key employees. These agreements provide for an aggregate annual salary of $875,000. The Chief Executive Officer's employment agreement expires in May 2006 and although the other key employees are at will agreements; they both contain six month severance provisions.

The Company, from time to time, is involved in routine litigation and various legal matters in the ordinary course of business. The Company does not expect that the ultimate outcome of this litigation will have a material adverse effect on its consolidated financial position or consolidated results of operations.

On September 22, 2000, Petsmart, Inc. filed a complaint against the Company in the Superior Court of Maricopa County, Arizona. Petsmart has alleged that it has been damaged by the Company's failure to satisfactorily complete work contemplated by an agreement between the parties. Damages were unspecified. At a settlement meeting held on April 17, 2002, discussions were held in which Petsmart proposed a series of settlement offers ranging between $7,000,000 and $8,000,000. In a letter to the Company dated May 3, 2002, Petsmart proposed settlement offers ranging between $5,000,000 and $7,000,000. On March 7, 2003, Petsmart filed an Offer of Judgment offering to settle the litigation for a payment of $2,300,000. The Company believes that it has meritorious defenses to the claims and it intends to defend this vigorously. Datatec has further counter-claimed against Petsmart for amounts owing to the Company under the contract. These amounts have been reserved as part of the allowance for uncollectable accounts (see Note 20).

(16) Concentrations of Credit Risk:

The Company's financial instruments subject to credit risk are primarily trade accounts receivable. Generally, the Company does not require collateral or other security to support customer receivables. At April 30, 2002 and 2003, the Company's customers were within the United States.

For the year ended April 30, 2003, two customers accounted for approximately 37% and 28% of revenues. For the year ended April 30, 2002, one customer accounted for 33% of revenues. For the year ended April 30, 2001, two customers accounted for 27% and 21% of revenues.

(17) Shareholder Rights Plan:

On January 30, 1998, the Board of Directors adopted a shareholder rights plan (the "rights plan"). Under the rights plan, each shareholder on record as of March 9, 1998, received a dividend of one right for each outstanding share of Common Stock. The rights are attached to, and presently only trade with, the Common Stock and currently are not exercisable. Accordingly, they are not considered in the computation of earnings per share. Except as specified below, upon becoming exercisable, all rights holders will be entitled to purchase from the Company one one-hundredth of a share of Series D Preferred Stock ("Participating Preferred Stock") at a price of $40, subject to adjustment.

The rights become exercisable and will begin to trade separately from the Common Stock upon the earlier of (i) the first date of public announcement that a person or group (other than certain exempted shareholders as described in the Rights Agreement) has acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 business days following a person's or group's commencement of, or announcement of, and intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership of 15% or more of the Common Stock. The rights will entitle holders (other than an Acquiring Person, as defined) to purchase Company Common Stock having a market value (immediately prior to such acquisition) of twice the exercise price of the right. If the Company is acquired through a merger or other business combination transaction after a person or group has become an Acquiring Person, each right will entitle the holder to purchase $80 worth of the surviving Company's Common Stock for $40, at a 50% discount. The Company may redeem the rights for $0.01 each at any time prior to the acquisition of 15% or more of the outstanding shares of Common Stock by a person or group of persons. The rights will expire on February 24, 2008.

Until the rights are exercised, the holder thereof, as such will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

The holders of the Participating Preferred Stock will be entitled to receive dividends, if declared by the Board of Directors, from funds legally available. Each share of Participating Preferred Stock will be entitled to one hundred votes on all matters submitted for stockholder vote. The shares of Participating Preferred Stock are not redeemable by the Company or convertible into Common Stock or any other security of the Company.

(18) Supplemental Disclosures of Cash Flow Information:

Non-cash transactions:

	2001	2002	2003

Exchange of minority interest for common stock	$ --	$9,618,000	$ --
Issuance of warrants in connection with subordinated secured convertible debentures	$ --	$ 291,000	$960,650
Beneficial conversion feature in connection with subordinated secured convertible debentures	$ --	$ 291,000	$ --
Conversion of debt and issuance of common stock in lieu of cash	$ --	$ --	$930,000

Cash paid during the year for:
	2001	2002	2003

Interest	$1,495,000	$ 1,912,000	$2,754,000
Income taxes	$ 149,000	$ 52,000	$ --

(19) Selected Quarterly Financial Data (Unaudited):

The Company's quarterly results for each of the quarterly periods in fiscal 2001 and 2002 have been retroactively adjusted to reflect the effect of the Company's change in the method of determining percentage of completion (see Note 2). A summary of quarterly financial information for fiscal 2001, 2002 and 2003 is as follows (in thousands, except per share data):
	Retroactively Adjusted Year Ended April 30, 2001

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$24,046	$33,276	$20,561	$18,266
Gross margin (loss)	5,818	9,264	(718)	1,829
Net income (loss)	(1,315)	1,303	(10,769)	(8,655)
Basic income (loss) per share	(0.04)	0.04	(0.32)	(0.26)
Diluted income (loss) per share	(0.03)	0.03	(0.28)	(0.22)

	Retroactively Adjusted Year Ended April 30, 2002

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$18,063	$19,598	$16,237	$21,401
Gross margin	5,747	6,509	3,827	7,790
Net income (loss)	(1,185)	(62)	(2,013)	572
Basic income (loss) per share	(0.04)	0.00	(0.06)	0.02
Diluted income (loss) per share	(0.03)	0.00	(0.05)	0.01

	Year Ended April 30, 2003

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$23,072	$33,203	$35,275	$33,541
Gross margin	6,526	7,758	7,009	5,912
Net income (loss)	732	1,617	201	(1,133)
Basic income (loss) per share	0.02	0.05	0.01	(0.03)
Diluted income (loss) per share	0.02	0.04	0.00	(0.03)

(20) Subsequent Events

Acquisition of Millennium Care, Inc. On May 1, 2003, the Company acquired 100% of a privately-held provider of help desk outsourcing and related technologies. Pursuant to the stock purchase agreement, the Company issued 1,546,247 shares of common stock, warrants to purchase 200,000 shares of common stock and employee stock options to purchase 56,490 shares of common stock in exchange for all of the outstanding equity of Millennium. In addition, the Company has agreed to issue to the sellers of Millennium additional shares of common stock in the event certain revenue targets are met by Millennium during calendar years 2003 and 2004. If Millennium achieves qualified (as defined) revenue of over $6 million (Canadian) in calendar 2003 or $10 million (Canadian) in calendar year 2004, the Company would be required to issue additional shares of common stock in an amount equal to 40% of any such excess for calendar year 2003 and 35% of any such excess for calendar year 2004. The warrants are exercisable at $1.82 per share and are not exercisable before January 31, 2004 or after May 1, 2008. These warrants also require Millennium to achieve a revenue target of $5.4 million (Canadian) for calendar year 2003 in order to become exercisable. The Company may redeem the warrants at any time after January 31, 2005 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets. The stock options are exercisable at $1.40 per share and were issued to replace Millennium employee options, which were canceled as a result of the acquisition.

The Company has not completed its assessment of the fair values of the assets acquired and liabilities assumed. Beginning in fiscal 2004, the Company will account for the acquisition of Millennium using the purchase method of accounting under SFAS No. 141, "Business Combinations".

Issuance of Subordinated Secured Convertible Notes and Warrants. On July 3, 2003, the Company issued an aggregate of $4.9 million principal amount of subordinated secured convertible notes and warrants to purchase an aggregate of 875,000 shares of our common stock, pursuant to a Note Purchase Agreement by and among the Company and the investors signatory thereto. The investors are six funds managed by the Palladin Group L.P., which also manages two funds that were among the Company's current lenders. The notes are to be repaid by the Company in ten equal monthly installments beginning on January 1, 2004 and ending on October 1, 2004 and bear interest at a rate of 2% per annum. The monthly installments of principal and interest are payable in cash or common stock at the Company's option, subject to certain listing and registration requirements relating to the common stock. If the Company elects to pay the monthly installments in common stock, the conversion rate is the lower of: (a) $1.40 or (b) a 10% discount to the then fair market value of the common stock. The holder of each note is entitled, at its option, to convert at any time the principal amount of the note or any portion thereof, together with accrued but unpaid interest, into shares of the Company's common stock at a conversion price for each share of common stock equal to $1.40. In connection with the financing, the Company issued to the investors four-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.3224 per share. The warrants are exercisable at any time from July 3, 2003 to July 3, 2007 and are not redeemable by the Company. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

The Company agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon the redemption or conversion of the notes and the exercise of the warrants. The registration statement was required to be filed with the SEC not later than August 3, 2003. The Company filed such registration statement on July 31, 2003. The Company will incur a 2% penalty on the value of the shares of common stock underlying the notes and the warrants if the SEC does not declare such registration statement effective by November 1, 2003.

On July 28, 2003, the Company agreed to issue to the investors an aggregate of 700,000 four-year warrants to purchase shares of the Company's common stock at an exercise price of $0.9441 per share in exchange for the following: (i) a waiver of the investors' rights of first refusal in connection with the July 28, 2003 private placement (described below); (ii) a waiver of the investors' right to a redemption price adjustment to their notes which would cause an increased number of shares to be issuable upon redemption of their notes as a result of the July 28, 2003 private placement; and (iii) an extension of the maturity date of the notes from October 1, 2004 to April 3, 2005.

Private Placement of Common Stock - July 2003. On July 28, 2003, the Company raised $3.49 million in private equity financing (less out-of-pocket transaction costs of approximately $0.42 million) for working capital purposes and to reduce outstanding indebtedness by selling 3,696,621 shares of the Company's common stock and warrants to purchase and additional 1,848,306 shares of the Company's common stock at an exercise price of $1.3637 per share. The warrants are exercisable at any time from July 28, 2003 to July 28, 2008. The Company may redeem the warrants at any time after July 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The Company also issued a five-year warrant to purchase 554,492 shares of common stock at an exercise price of $1.3637 per share to the placement agent for the financing. These warrants are exercisable at any time from July 28, 2003 to July 28, 2008 and are not redeemable by the Company. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires the Company to use commercially reasonable efforts to cause a registration statement covering the shares of common stock issued in the private placement and the shares of common stock underlying the warrants, to be declared effective by the SEC by October 27, 2003.

In addition, the Company issued to the placement agent 127,168 shares of common stock to cancel $133,400 in fees the Company owed to the placement agent.

Agreement Related to Debt Due Related Party. On August 29, 2003, the Company entered into an agreement with a former employee by which the Company agreed to pay down amounts owed in monthly amounts of $316,667, plus interest, beginning in September 2003 and ending in February 2004. Prior to entering into this agreement, the Company was required to pay the full amount owed in April 2004 in cash. The agreement permits the Company, at its option, to pay such monthly amounts in cash or in shares of common stock determined using a five-day average trading price prior to the monthly payment date.

Petsmart Litigation. On September 4, 2003, after a jury trial on the matter, the jury returned a verdict rejecting Petsmart's claim against us and accepting our counterclaim against Petsmart for approximately $172,000. The Company intends to seek attorneys' fees from Petsmart related to the litigation.

On October 15, 2003, the court issued a judgement in favor of the Company for approximately $847,000. The judgement included payment for legal expenses that the Company incurred.

DATATEC SYSTEMS, INC. AND SUBSDIARIES CONDENSED CONSOLIDATED BALANCE SHEET (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
July 31, 2003 (unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$ 1,952
Accounts receivable, net	26,653
Costs and estimated earnings in excess of billings	20,463
Inventory	3,793
Prepaid expenses and other current assets	1,331

Total current assets	54,192
Property and equipment, net	3,339
Goodwill	4,575
Intangible assets, net	909
Other assets	3,349

Total assets	$66,364

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term borrowings	$24,560
Accounts payable	11,399
Accrued expenses and other current liabilities	5,411
Subordinated secured convertible debentures, net of unamortized discount	1,795
Due to related parties	1,650

Total current liabilities	44,815
Long-Term Debt:
Subordinated secured convertible debentures, less current portion, and net of unamortized discount	2,312
Other	521

Total Liabilities	47,648

Commitments and Contingencies	--
STOCKHOLDERS' EQUITY:
Common stock, $.001 par value (authorized 75,000,000 shares; issued and outstanding; 41,209,000 shares and 44,123,000 shares as of April 30, 2003 and July 31, 2003, respectively)	44
Additional paid-in capital	67,017
Accumulated deficit	(47,997)
Accumulated other comprehensive loss	(348)

Total stockholders' equity	18,716
00
Total liabilities and stockholders' equity	$ 66,364

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.
DATATEC SYSTEMS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA) (unaudited)

	For The Three Months Ended July 31,

	2002	2003

Revenue	$23,072	$32,398
Cost of revenue	16,546	25,997

Gross profit	6,526	6,401

Selling, general and administrative expenses	5,054	5,788

Operating income	1,472	613
Interest expense	(740)	(788)

Income (loss) before income taxes	732	(175)
Income taxes	--	--

Net income (loss)	$732	$(175)

Net income (loss) per common share:
- Basic	$0.02	$0.00

- Diluted	$0.02	$0.00

Weighted average common and common equivalent shares outstanding -
- Basic	35,672,000	43,800,000

- Diluted	35,750,000	43,800,000

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (IN THOUSANDS) (unaudited)
	For The Three Months Ended July 31,

	2002	2003

Net income (loss)	$732	$(175)
Other comprehensive income (loss) - foreign currency translation adjustment	(2)	3

Comprehensive income (loss)	$730	$(172)

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these condensed consolidated statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (unaudited)
	For the Three Months Ended July 31,

	2002	2003

Cash Flows From Operating Activities:
Net income (loss)	$732	$(175)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,013	873
Accretion of interest on subordinated notes	116	118
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(1,310)	1,630
(Increase) decrease in costs and estimated earnings in excess of billings	(2,264)	264
Increase in inventory	(24)	(750)
Decrease in prepaid expenses and other assets	13	43
Increase (decrease) in accounts payable, and accrued other liabilities	2,475	(5,830)

Net cash provided by (used in) operating activities	751	(3,827)

Cash flows from investing activities:
Purchases of property and equipment	(322)	(303)
Investment in software development	(196)	(524)

Net cash used in investing activities	(518)	(827)

Cash flows from financing activities:
Payments of short-term borrowings	(186)	(4,480)
Payments of indebtedness	(17)	(70)
Proceeds from issuance of common stock and warrants	--	3,490
Proceeds from issuance of subordinated secured convertible debentures	-	4,900
Payments of offering costs	-	(546)
Proceeds from exercise of employee stock options	61	118

Net cash (used in) provided by financing activities	(142)	3,412

Net effect of foreign currency translation on cash	(2)	3

Net increase (decrease) in cash and cash equivalents	89	(1,239)
Cash and cash equivalents at beginning of period	49	3,191

Cash and cash equivalents at end of period	$138	$1,952

The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) The Company and Summary of Significant Accounting Policies

The Company—

Datatec Systems, Inc. and its subsidiaries (the "Company") are in the business of providing rapid and accurate technology deployment services and licensing software tools to support enterprises in the delivery and management of complex IT solutions.

During the fiscal year ended April 30, 2000, the Company changed the name of its subsidiary CASI, Inc. to eDeploy.com Inc., ("eDeploy.com"). During the fiscal year ended April 30, 2002, the Company integrated eDeploy.com's activities into Datatec Systems, Inc. eDeploy's activities include developing, marketing and managing the licensing of software tools to support enterprises in the delivery of complex IT solutions.

The net loss of $19.4 million for the fiscal year ended April 30, 2001 and the net loss of $2.7 million for the fiscal year ended April 30, 2002 resulted in a strain on the Company's cash resources. Although the Company realized net income of $1.4 million for fiscal year ended April 30, 2003 and took dramatic measures to cut costs and to manage cash, it is still experiencing a significant strain on cash resources. The primary reason for the strain on resources is the increased requirements for expenditures for field personnel, job expenses and materials related to the increased revenue. As a result, the working capital financing line regularly remains at or close to its maximum allowable levels and the average days outstanding on trade payables have extended beyond normal credit terms granted by vendors.

Achievement of the Company's fiscal 2004 operating plan, including maintaining adequate capital resources, depends upon the timing of work performed on existing projects, ability to gain and perform work on new projects, ability to maintain positive relations with key vendors and the ability to raise permanent capital and replace the current working capital financing line within the timeframe required to meet spending requirements. Multiple project cancellations, job performance related losses, delays in the timing of work performed on existing projects, inability to gain and perform work on new projects, or inability to raise permanent capital and replace the current working capital financing line in a timely fashion could have an adverse impact on the Company's liquidity and on the ability to execute its operating plan.

Basis of Presentation—

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's July 31, 2003 financial statements include the results of its subsidiary Millennium Care, Inc. from May 1, 2003, the date of acquisition. All intercompany accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles applicable to interim financial information and with the instructions to Form 10-Q and Article 10 of the Securities and Exchange Commission ("SEC") Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation have been included. Operating results for the three months ended July 31, 2003 are not necessarily indicative of the results that may be expected for a full year. The accompanying financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Datatec's annual report on Form 10-K for the year ended April 30, 2003.

Use of Estimates—

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates underlying the accompanying consolidated financial statements include estimated revenues under long-term contracts, estimated costs to complete long-term contracts, recoverability of intangibles and other long-lived assets, allowance for doubtful accounts and inventory carrying values. Actual results could differ from those estimates.

(2) Recent Developments:

Acquisition of Millennium Care, Inc. On May 1, 2003, the Company acquired 100% of a privately-held provider of help desk outsourcing and related technologies. Pursuant to the stock purchase agreement, the Company issued 1,546,247 shares of common stock, warrants to purchase 200,000 shares of common stock and employee stock options to purchase 56,490 shares of common stock in exchange for all of the outstanding equity of Millennium. In addition, the Company has agreed to issue to the sellers of Millennium additional shares of common stock in the event certain revenue targets are met by Millennium during calendar years 2003 and 2004. If Millennium achieves qualified (as defined) revenue of over $6 million (Canadian) in calendar 2003 or $10 million (Canadian) in calendar year 2004, the Company would be required to issue additional shares of common stock in an amount equal to 40% of any such excess for calendar year 2003 and 35% of any such excess for calendar year 2004. The warrants are exercisable at $1.82 per share and are not exercisable before January 31, 2004 or after May 1, 2008. These warrants also require Millennium to achieve a revenue target of $5.4 million (Canadian) for calendar year 2003 in order to become exercisable. The Company may redeem the warrants at any time after January 31, 2005 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets. The stock options are exercisable at $1.40 per share and were issued to replace Millennium employee options, which were canceled as a result of the acquisition.

The Company has accounted for the acquisition of Millennium using the purchase method of accounting under Statement of Financial Accountant Standards (SFAS) No. 141, "Business Combinations". The inclusion of Millennium for the quarter ended July 31, 2002 would have no material impact on the Company's July 31, 2002 consolidated financial statements. The Company has performed a preliminary assessment of the fair values of the assets acquired and liabilities assumed. The purchase price for Millennium was allocated to assets and liabilities based on Management's estimates of fair value based upon projected discounted cash flows. The following table sets forth the allocation of the purchase price (dollars U.S. in thousands):
Current assets	$ 632
Property and equipment	331
Intangible asset - customer list, with a 3 year life	712
Goodwill	1,910

Total assets acquired	$ 3,585
Current liabilities	1,392

Total liabilities assumed	1,392

Net assets acquired	$ 2,193

In accordance with SFAS No.142 "Goodwill and Other Intangible Assets", the goodwill will not be amortized, but will be tested for impairment using a fair value approach at least annually.

Issuance of Subordinated Secured Convertible Notes and Warrants. On July 3, 2003, the Company issued an aggregate of $4.9 million principal amount of subordinated secured convertible notes and warrants to purchase an aggregate of 875,000 shares of common stock, pursuant to a Note Purchase Agreement by and among the Company and the investors signatory thereto. The investors are six funds managed by the Palladin Group L.P., which also manages two funds that were among the Company's current lenders. Under the original Note Purchase Agreement, the notes are to be repaid in sixteen equal monthly installments beginning on January 1, 2004 and ending on April 1, 2005 and bear interest at a rate of 2% per annum. The monthly installments of principal and interest are payable in cash or common stock at our option, subject to certain listing and registration requirements relating to the common stock. If the Company elects to pay the monthly installments in common stock, the conversion rate is the lower of: (a) $1.40 or (b) a 10% discount to the then fair market value of the common stock. The holder of each note is entitled, at its option, to convert at any time the principal amount of the note or any portion thereof, together with accrued but unpaid interest, into shares of common stock at a conversion price for each share of common stock equal to $1.40. In connection with the financing, we issued to the investors four-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.3224 per share. The warrants have been valued at approximately $384,000, based on the Black Scholes Pricing Model utilizing the following assumptions: expected life of 4.0 years; volatility of 66 percent; risk free borrowing rate of 2.120 percent. This amount has been recorded as a discount against the debt and will be accreted as interest expense over the remaining life of the debt. In addition, in accordance with Emerging Issues Task Force No. 98-5, an embedded beneficial conversion feature of approximately $384,000 has been recognized as additional paid-in-capital and will be accreted as additional interest expense over the remaining life of the debt. Through July 31, 2003, $40,000 of the above discounts has been accreted. The warrants are exercisable at any time from July 3, 2003 to July 3, 2007, and are not redeemable. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

The Company agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon the redemption or conversion of the notes and the exercise of the warrants. The registration statement was required to be filed with the Securities and Exchange Commission ("SEC") not later than August 3, 2003. The Company filed such registration statement on July 31, 2003. The Company will incur a 2% penalty on the value of the shares of common stock underlying the notes and the warrants if the SEC does not declare such registration statement effective by November 1, 2003.

On July 28, 2003, the Company agreed to issue to the investors an aggregate of 700,000 four-year warrants to purchase shares of the Company's common stock at an exercise price of $0.9441 per share in exchange for the following: (i) a waiver of the investors' rights of first refusal in connection with the July 28, 2003 private placement (described below); (ii) a waiver of the investors' right to a redemption price adjustment to their notes which would cause an increased number of shares to be issuable upon redemption of their notes as a result of the July 28, 2003 private placement; and (iii) an extension of the maturity date of the notes from October 1, 2004 to April 3, 2005. These warrants have been valued at approximately $483,000 using Black Scholes Pricing Model. The value has been accounted for as a cost of the July 28, 2003 private placement of common stock. The Company determined the fair value of the warrants based on the Black Scholes Pricing Model to be approximately $449,000 and included such costs in the issuance costs attributable to the Company's July 28, 2003 private placement of common stock.

Private Placement of Common Stock. On July 28, 2003, the Company raised $3.49 million in private equity financing (less out-of-pocket transaction costs of approximately $0.48 million) for working capital purposes and to reduce outstanding indebtedness by selling 3,696,621 shares of the Company's common stock and warrants to purchase an additional 1,848,306 shares of the Company's common stock at an exercise price of $1.3637 per share. The warrants are exercisable at any time from July 28, 2003 to July 28, 2008. The Company may redeem the warrants at any time after July 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The Company also issued a five-year warrant to purchase 554,492 shares of common stock at an exercise price of $1.3637 per share to the placement agent for the financing. These warrants are exercisable at any time from July 28, 2003 to July 28, 2008 and are not redeemable by the Company. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires the Company to file a registration statement for the resale of the shares of common stock issued in the private placement and the shares of common stock underlying the warrants, with the SEC immediately following the closing on July 28, 2003.

In addition, we issued to the placement agent 127,168 shares of our common stock to cancel $133,400 in fees the Company owed to them.

Amendment of debt due to related party. On August 29, 2003, the Company entered into an agreement with Christopher J. Carey, by which it agreed to pay down amounts owed to Mr. Carey in equal monthly amounts of $316,666.67, plus interest, beginning September 2003 and ending February 2004. At its option, the Company may pay such monthly amounts in cash or in shares of the Company's common stock determined using a five-day average closing price prior to the monthly payment date. The agreement with Mr. Carey also requires the Company to register the shares of common stock issuable to Mr. Carey.

Litigation. On September 4, 2003, a jury found in favor of the Company with respect to a lawsuit filed against it by Petsmart, Inc. in the Superior Court of Maricopa County, Arizona. The jury verdict rejected Petsmart's claims against the Company and accepted the Company's counterclaim for unpaid invoices of approximately $172,000. The Company intends to seek reimbursement of legal costs against Petsmart in connection with the litigation.

(3) Critical Accounting Policies:

Revenue Recognition—

The Company generates revenue from: (1) providing technology deployment services, including configuring Internetworking and computing devices to meet the specific needs of its customers, integrating these devices as well as operational and application software with a customer's existing hardware and software, and physically installing the technology on the customer's network and (2) from licensing its software to third parties.

Services from deployment activities are performed primarily under long-term contracts, but may be performed under short-term workorders or time and material arrangements. The Company's typical long-term contract contains multiple elements designed to track the various services required under the arrangement with the customer. These elements are used to identify components of progress billings, but are combined for revenue recognition purposes. The Company recognizes revenue earned under long-term contracts utilizing the percentage of completion method of accounting by measuring total costs incurred to total estimated costs. Under the percentage of completion method of accounting, revenue, costs and gross margin are recognized as work is performed based on the relationship between total costs incurred and total estimated costs.

Contracts are reviewed at least quarterly and, if necessary, revenue, costs and gross margin are adjusted prospectively for revisions in estimated total contract value and total estimated contract costs. Estimated losses are recognized when identified.

Payment milestones differ according to the customer and the type of work performed. Generally, the Company invoices customers and payments are received throughout the deployment process and, in certain cases, in advance of work performed if a substantial amount of up front costs is required. In certain cases payments are received from customers after the completion of site installation. However, revenue and costs are only recognized on long-term contracts to the extent of the contracts' percentage of completion. Costs and estimated earnings in excess of billings, which is classified as a current asset, is recorded for the amount of revenue earned in excess of billings to customers. Accrued costs or deferred revenue is recorded as a current liability for the amount of billings in excess of revenue earned.

Revenue earned under short-term workorders and time and material arrangements is recognized as the work is completed. Billings under these arrangements are typically done when the work is completed.

Revenue from software licensing arrangements is recognized in accordance with Statement of Position ("SOP") No. 97-2, as amended, "Software Revenue Recognition". Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, the fee is fixed or determinable and collectibility is not probable. Revenue is deferred if such criteria are not met. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not reasonably assured, revenue is recognized when the fee is collected. Maintenance revenue, if applicable, is negotiated separately and the contract identifies the specific charges related to this service. This revenue is recognized ratably over the contract maintenance period. The Company also recognizes revenue as an Application Service Provider ("ASP"). Under this scenario, the Company does not license the software, but provides access to the software through its hosting activities. For this access, the Company bills its customers and recognizes this revenue over the period of access. Revenue from licensing, maintenance and hosting activities remain immaterial in amount.

Cash and Cash Equivalents—

The Company considers cash equivalents to be all highly liquid investments purchased with an original maturity of three months or less.

Inventory—

Inventory, which is comprised of parts and materials to be installed as part of the Company's deployment services, is stated at the lower of average cost or market.

Property and Equipment, Net—

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives or lease terms of the related assets, whichever is shorter.

Goodwill and Intangible Assets—

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets" (collectively "the Standards"). The Standards require all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, that goodwill is no longer subject to amortization but rather be reviewed periodically for impairment and that other identifiable intangibles be separated and those with finite lives be amortized over their useful lives. Goodwill and intangible assets with indefinite lives must be assessed once a year for impairment, and more frequently if circumstances indicate a possible impairment. The first step of the two-step impairment assessment identifies potential impairment and compares the fair value of the applicable reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is not necessary. If the carrying value of the reporting unit exceeds its fair value, the second step of the impairment test shall be performed to measure the amount of impairment loss, if any. The Company elected to early adopt these standards as of May 1, 2001 as permitted and evaluated the carrying value of its goodwill and other intangible assets. Based on its evaluation, the Company determined that there was no impairment to its Goodwill and other intangible assets. Subsequent impairment tests will be performed, at a minimum, in the fourth quarter of each fiscal year, in conjunction with the Company's annual planning process.

The Company determined the estimated fair values of goodwill and certain intangible assets with definitive lives based on purchase price allocations determined by performing fair value analyses. In addition, the Company capitalizes certain computer software costs, including product enhancements, after technological feasibility has been established, in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." These costs are amortized using the greater of the ratio that current gross revenue for a product bears to the total of current and anticipated future gross revenues for the product, or a maximum of three years using the straight-line method beginning when the products are available for general release to customers. Approximately $1,274,000 and $1,183,000 of net capitalized software costs are included in intangible assets in the accompanying consolidated balance sheets as of April 30, 2003 and July 31, 2003, respectively. Amortization expense of capitalized software costs for the three months ended July 31, 2002 and 2003 was $397,000 and $223,000, respectively, and is included in project costs. Costs incurred prior to technological feasibility and those incurred for minor enhancements and maintenance have been charged to general and administrative expense as incurred.

Goodwill is not amortized, but tested at least annually for impairment using a fair value approach. Intangible assets with definitive lives are capitalized and amortized over their useful lives.

Long-Lived Assets—

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. This Statement also amends ARB No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 in fiscal 2003, with no material impact on its consolidated financial position or consolidated results of operations.

Prior to adopting SFAS No. 144, SFAS No. 121, required, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The amount of impairment of goodwill would be determined as part of the long-lived asset grouping being evaluated. Impairment losses are recognized when a long-lived asset's carrying amount may not be recoverable. Impairment losses are recognized when a long-lived asset's carrying value exceeds the expected undiscounted future cash flows related to that asset. The amount of the impairment loss is the difference between the carrying value and the fair market value of the asset. The fair market value of the asset is determined based upon discounted cash flows. Due to the losses incurred for the fiscal years ended April 30, 2001 and 2002, the Company has assessed its long-lived assets for impairment. Based on estimated undiscounted future cash flows, the Company believes that there was no impairment of its long-lived assets as of July 31, 2003.

Income Taxes—

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Certain transactions are recorded in the accounts in a period different from that in which these transactions are reported for income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and the tax effect of net operating loss carry-forwards. A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

Fair Value of Financial Instruments—

The carrying value of cash and cash equivalents, accounts receivable, costs and estimated earnings in excess of billings, accounts payable, deferred income and the current portion of long-term debt approximate fair value due to the short-term maturities of these instruments. The carrying value of the long-term debt obligations approximate fair value based on current rates offered to the Company for debt with similar collateral and guarantees, if any, and maturities.

Foreign Currency Translation—

The local currency of the Company's foreign (Canada) subsidiary is its functional currency. Assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at the current exchange rate. Statement of operations accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are a component of accumulated comprehensive loss included in stockholders' equity.

Stock Based Compensation—

SFAS No. 123, "Accounting for Stock-Based Compensation", requires that an entity account for employee stock-based compensation under a fair value based method. However, SFAS No.123 also allows an entity to continue to measure compensation cost for employee stock-based compensation arrangements using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". The Company continues to account for employee stock-based compensation using the intrinsic value based method.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation- Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for financial statements for fiscal years and interim periods ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148. SFAS No. 148 did not require the Company to change to the fair value based method of accounting for stock based compensation.

The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation.
	Three Months Ended July 31,
	2002	2003

Net income (loss) as reported	$732	$(175)
Total stock-based employee compensation expenses determined under fair value based method for all awards	(102)	(564)

Pro forma net income (loss)	$630	$(739)

Net income (loss) per share of common stock:
As reported - basic	$ 0.02	$ 0.00
As reported - diluted	$ 0.02	$ 0.00
Pro forma - basic	$ 0.02	$ (0.02)
Pro forma - diluted	$ 0.02	$ (0.02)

The per share weighted-average fair value of stock options granted during 2002 and 2003 was $0.82 and $1.34, respectively, on the date of grant using the Black Scholes option-pricing model with the following assumptions: expected life for options of 5 years for both periods, expected dividend yield 0% in both periods, average risk free interest rate of 3.53% in 2002 and 3.38% in 2003, average annualized volatility of 148% for 2002 and 66% in 2003.

Internal Use Software—

In accordance with SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes certain costs of computer software developed or obtained for internal use. Approximately $205,000 and $85,000 of amortization expense were incurred during the three months ended July 31, 2002 and 2003, respectively, and is included in general, administrative and selling expense. The Company has expensed costs incurred during the preliminary and post implementation phases in the periods in which these costs were incurred.

Comprehensive Income—

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and displaying of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. The Company's sole component of other comprehensive income is foreign currency translation adjustments generated from the Company's Canadian subsidiary.

Recent Accounting Pronouncements—

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of APB No. 30. This Statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This Statement will be effective for the Company for the fiscal year ending April 30, 2004. This standard, which the Company adopted during the first quarter of fiscal 2004 did not have a material effect on the Company's consolidated financial position or consolidated results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This standard amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Relationships." SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships after June 30, 2003. The Company does not believe that the implementation of this standard will materially impact its consolidated financial position or consolidated results of operations.

Segments of an Enterprise—

SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information" established standards for reporting of financial information in Company's Financial Statements.

The Company's management considers its business to be a single business entity.

(4) Net Income Per Share:

SFAS No. 128, "Earnings Per Share" requires the presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic EPS is calculated by dividing income or loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average number of common and potentially dilutive common shares outstanding during the period.

In accordance with SFAS No. 128, the following table reconciles net loss and per share amounts used to calculate basic and diluted earnings per share (in thousands):
	For the Three Months Ended July 31,
	2002	2003

Numerator:
Net income (loss)	$ 732	$ (175)

Denominator:
Weighted average Common Shares outstanding
-Basic	35,672,000	43,800,000

-Diluted	35,750,000	43,800,000

Net income (loss) per share
-Basic	$ 0.02	$ 0.00

-Diluted	$ 0.02	$ 0.00

Outstanding options and warrants totaling 10,407,479 for the three months ended July 31, 2003 have been excluded from the computation of Diluted EPS, as their inclusion would have been anti-dilutive.

(5) Short-term Borrowings:

The Company maintains a credit facility with IBM Credit. At the beginning of fiscal 2003, the credit facility consisted of: (i) a $16 million, three-year revolving credit facility and (ii) a $3 million, three-year term loan, payable in monthly installments of principal and interest. During fiscal 2003, the credit facility was amended several times.

On April 14, 2003, the credit facility was amended to: (i) extend the credit facility to August 1, 2004 from August 1, 2003; (ii) provide for a maximum availability of $29 million until May 31, 2003, $25 million from June 1, 2003 until December 31, 2003, $20 million from January 1, 2004 until March 31, 2004 and $15 million from April 1, 2004 until August 1, 2004; (iii) lower the interest rate on the facility from prime plus 4.25% to prime rate plus 1.75% effective May 1, 2003; (iv) amend certain finance charges and financial covenants (described below); and (v) require the Company to pay off the remaining balance of the $3 million term loan with IBM Credit after the closing of an equity financing. The Company repaid the term loan after closing on the $5 million private equity placement in April 2003.

On June 3, 2003, the credit facility was further amended to provide for a maximum availability as follows: (i) $25 million from June 1, 2003 until January 14, 2004; (ii) $23 million from January 15, 2004 until March 31, 2004; and (iii) $20 million from April 1, 2004 until August 1, 2004. In addition, IBM Credit agreed to increase the Company's maximum availability from $25,000,000 to $28,000,000 until August 31, 2003, at which time the maximum borrowings under the credit facility available must be reduced to $25,000,000. The Company is required to pay interest at the rate of prime rate plus 4% on any amounts borrowed over $25 million, instead of prime rate plus 1.75%.

The borrowings under the revolving line of credit are based on a formula of 85% of eligible receivables and 25-35% of eligible inventory. The amounts outstanding under the credit facility as of April 30, 2003 and July 31, 2003 were $28.8 million and $24.6 million, respectively. At times, IBM Credit has allowed the Company to borrow amounts in excess of our maximum allowable.

As set forth in the table below, the Company has failed to comply with one or more of the financial covenants of its credit facility for each fiscal quarter beginning in the fiscal quarter ended as of January 31, 2001, through and including the fiscal quarter ended as of July 31, 2003. The Company and IBM Credit Corporation entered into an Acknowledgment, Waiver and Amendment to the Inventory and Working Capital Financing Agreement as of the end of each of these quarters by which IBM Credit has waived the Company's defaults. The amounts outstanding under the revolving credit facility and term loan as of April 30, 2002 and 2003 have been classified as current in the Company's consolidated balance sheets. The following is a summary of the covenant violations for each of the quarters referred to above.
Period	Covenant	Requirement	Actual
Jan 31, 2001	Net Profit to Revenue	Equal to or greater than 0.0%	Net loss
Apr 30, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(25.5) to 1.0
Jul 31, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(4.5) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.1%	(1.7)%
	Tangible Net Worth	Equal to or greater than $2.5 million	$(1.1) million
Oct 31, 2001	Annual Revenue to Working Capital	Greater than 0 and equal to or less than 25.0 to 1.0	(22.2) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.1%	(1.7)%
	Tangible Net Worth	Equal to or greater than $2.5 million	$(3.8) million
Jan 31, 2002	Net Profit to Revenue	Equal to or greater than 0.1%	(9.0)%
Apr 30, 2002	Net Profit to Revenue	Equal to or greater than 0.1%	(10.7)%
	Debt Service Ratio	Equal to or greater than 2.0 to 1.0	(2.5) to 1.0
July 31, 2002	Annual Revenue to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0 to 1.0	(24.7) to 1.0
	Tangible Net Worth	Equal to or greater than $2.5 million	$2.1 million
Oct 31, 2002	Annual Revenue to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0 to 1.0	(86.0) to 1.0
Jan 31, 2003	Annual Revenue to Working Capital	Greater than 5.0:1.0 and equal to or less than 25.0 to 1.0	(126.9) to 1.0
	Debt Service Ratio	Equal to or greater than 2.0 to 1.0	0.20 to 1.0
April 30, 2003	Debt Service Ratio	Equal to or greater than 1.25 to 1.0	(1.73) to 1.0
	Net Profit to Revenue	Equal to or greater than 0.10 percent	(3.38%)
July 31, 2003	Net Profit to Revenue	Equal to or greater than 0.10 percent	(0.05%)

IBM Credit, the Company's working capital lender, has notified the Company that it does not intend to renew its working capital line beyond August 2004. As a result, the Company is seeking replacement financing for its credit facility.

(6) Issuances of Subordinated Secured Convertible Debentures and Common Stock

On April 3, 2002, the Company raised $2.0 million (less transaction costs of $0.170 million) to be used for working capital purposes by issuing an aggregate of $2.0 million principal amount of Subordinated Secured Convertible Debentures and Warrants to purchase an aggregate of 270,000 shares of the Company's common stock at $1.416 per share. The debentures matured on July 2, 2003 and had an interest rate of 5% per annum. Interest was due quarterly on March 31, June 30, September 30 and December 31 of each year (with the first interest payment due and payable on September 30, 2002) and was paid in cash and Common Stock. The Company recorded a discount of $582,000 in connection with the issuance of the Debentures. The warrants have been valued at approximately $291,000, based on the Black Scholes Pricing Model utilizing the following assumptions: expected life of 5.0 years; volatility of 119 percent; risk free borrowing rate of 4.405 percent. This amount has been recorded as a discount against the debt and will be accreted as interest expense over the remaining life of the debt. In addition, in accordance with Emerging Issues Task Force No. 98-5, an embedded beneficial conversion feature of approximately $291,000 has been recognized as additional paid-in-capital and was accreted as additional interest expense over the life of the debt. Through July 31, 2003, the total discount of $582,000 had been accreted.

The warrants are exercisable at any time from April 3, 2002 to April 3, 2007 and are not redeemable by the Company. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

The agreement with the investors contains a requirement for the Company to have effected the registration of a sufficient number of shares of its common stock by July 2, 2002 or incur penalties. Although the Company filed the required registration statement with the Securities and Exchange Commission within the required time period, such registration statement had not been declared effective prior to July 2, 2002, as a result, the company incurred certain penalties. The Company issued an aggregate 669,794 shares of common stock to the investors of the Debentures to satisfy the penalties in full, which amounted to $613,927, the equivalent of the fair value of such shares at the time of issuance.

Prior to July 31, 2003, all of the Debentures had been converted into an additional 1,755,318 shares of the Company's Common Stock.

Private Placement of Common Stock. On April 28, 2003, the Company raised $5.0 million in private equity financing (less out-of-pocket transaction costs of approximately $0.425 million) for working capital purposes by selling 4 million shares of the Company's common stock and warrants to purchase an additional 2 million shares of common stock at an exercise price of $1.625 per share. The warrants are exercisable at any time from April 28, 2003 to April 28, 2007. The Company may redeem the warrants at any time after April 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The Company also issued a four-year warrant to purchase 480,000 shares of common stock at an exercise price of $1.75 per share to the placement agent for the financing. These warrants are exercisable at any time from April 28, 2003 to April 28, 2007 and are not redeemable by us. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires us to file a registration statement for the resale of the shares of the common stock issued, as well as the shares underlying the warrants, with the SEC. The SEC declared the Company's registration statement effective on July 29, 2003.

Issuance of Subordinated Secured Convertible Notes and Warrants. On July 3, 2003, the Company issued an aggregate of $4.9 million principal amount of subordinated secured convertible notes and warrants to purchase an aggregate of 875,000 shares of the Company's common stock, pursuant to a Note Purchase Agreement by and among the Company and the investors signatory thereto. The investors are six funds managed by the Palladin Group L.P., which also manages two funds that were among the Company's current lenders. The notes are to be repaid by us in sixteen equal monthly installments beginning on January 1, 2004 and ending on April 1, 2005 and bear interest at a rate of 2% per annum. The monthly installments of principal and interest are payable in cash or common stock at the Company's option, subject to certain listing and registration requirements relating to the common stock. If the Company elects to pay the monthly installments in common stock, the conversion rate is the lower of: (a) $1.40 or (b) a 10% discount to the then fair market value of the common stock. The holder of each note is entitled, at its option, to convert at any time the principal amount of the note or any portion thereof, together with accrued but unpaid interest, into shares of common stock at a conversion price for each share of common stock equal to $1.40. In connection with the financing, the Company issued to the investors four-year warrants to purchase an aggregate of 875,000 shares of common stock at an exercise price of $1.3224 per share. The warrants have been valued at approximately $384,000, based on the Black Scholes Pricing Model utilizing the following assumptions: expected life of 4.0 years; volatility of 66 percent; risk free borrowing rate of 2.120 percent. This amount has been recorded as a discount against the debt and will be accreted as interest expense over the remaining life of the debt. In addition, in accordance with Emerging Issues Task Force No. 98-5, an embedded beneficial conversion feature of approximately $384,000 has been recognized as additional paid-in-capital and will be accreted as additional interest expense over the remaining life of the debt. Through July 31, 2003, $40,000 of the above discounts has been accreted. The warrants are exercisable at any time from July 3, 2003 to July 3, 2007 and are not redeemable. The exercise price of the warrants is subject to adjustment upon certain events, including stock splits, stock dividends, reorganizations, reclassifications, mergers, consolidations and dispositions of assets and issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price.

The Company agreed to prepare and file a registration statement covering the resale of the shares of common stock issuable upon the redemption or conversion of the notes and the exercise of the warrants. The registration statement was required to be filed with the SEC not later than August 3, 2003. The Company filed such registration statement on July 31, 2003. The Company will incur a 2% penalty on the value of the shares of common stock underlying the notes and the warrants if the SEC does not declare such registration statement effective by November 1, 2003.

On July 28, 2003, the Company agreed to issue to the investors an aggregate of 700,000 four-year warrants to purchase shares of the Company's common stock at an exercise price of $0.9441 per share in exchange for the following: (i) a waiver of the investors' rights of first refusal in connection with the July 28, 2003 private placement (described below); (ii) a waiver of the investors' right to a redemption price adjustment to their notes which would cause an increased number of shares to be issuable upon redemption of their notes as a result of the July 28, 2003 private placement; and (iii) an extension of the maturity date of the notes from October 1, 2004 to April 3, 2005.

Private Placement of Common Stock - On July 28, 2003, the Company raised $3.49 million in private equity financing (less out-of-pocket transaction costs of approximately $0.48 million) for working capital purposes and to reduce outstanding indebtedness by selling 3,696,621 shares of the Company's common stock and warrants to purchase and additional 1,848,306 shares of the Company's common stock at an exercise price of $1.3637 per share. The warrants are exercisable at any time from July 28, 2003 to July 28, 2008. The Company may redeem the warrants at any time after July 28, 2004 at a price of $0.10 per warrant if the closing price of the common stock is at least 180% of the exercise price for 20 out of 30 consecutive trading days and the average daily trading volume during this period is greater than 100,000 shares per day. The Company also issued a five-year warrant to purchase 554,492 shares of common stock at an exercise price of $1.3637 per share to the placement agent for the financing. These warrants are exercisable at any time from July 28, 2003 to July 28, 2008 and are not redeemable by the Company. The exercise price on both the warrants issued to investors in the private placement and the warrants issued to the placement agent is subject to adjustment upon certain events, including stock dividends, reclassifications, recapitalizations, reorganizations and mergers. In addition, the exercise price of the warrants issued to the investors in the private placement is subject to adjustment upon issuances, other than certain permitted issuances, of common stock and securities convertible into common stock at prices less than the exercise price. The agreement with the investors in the private placement requires the Company to file a registration statement for the resale of the shares of common stock issued in the private placement and the shares of common stock underlying the warrants, with the SEC immediately following the closing on July 28, 2003. The Company determined the fair value of the warrants based on the Black Scholes pricing Model to be approximately $449,000 and included such costs of in the issuance costs attributable to the company s July 28,2003 private placement of common stock.

In addition, the Company issued to the placement agent, 127,168 shares of common stock to cancel $133,400 in fees owed to them.

(7) Supplemental Disclosures of Cash Flow Information:

Non-cash transactions:

For the Three Months Ended July 31
	2002	2003
For the Three Months Ended July 31,
	2002	2003
Issuance of warrants in connection with subordinated secured convertible debentures	--	$449
Beneficial conversion feature in connection with subordinated secured convertible debentures	--	$384
Conversion of debt and issuance of 127,168 shares of common stock in lieu of cash	--	$133
Conversion of 2002 subordinated secured convertible debentures and issuance of 1,258,323 shares of common stock in lieu of cash	--	$1,412
Issuance of 1,503,463 shares of common stock and warrants to purchase 200,000 shares of common stock in lieu of cash in consideration for the purchase of Millenniun - net assets acquired	--	$2,193

Cash paid for:

	2002	2003
Interest	$500	$321
Income taxes	--	$36

(8) Due to Related Party:

The Company owes Christopher Carey, a former executive officer, $1,650,000 consisting of a promissory note in the amount of approximately $1,414,000 and other amounts owed to this former executive amounting to approximately $236,000. The maturity date of the note is April 15, 2004, principal payments are not due until maturity, the interest rate is 17.5% per annum and interest payments are due monthly. The note is subordinated to the working capital line and term loan with IBM Credit, the Company's primary lender. See Footnote 10 - Subsequent Events.

(9) Commitments and Contingencies:

On September 22, 2000, Petsmart, Inc. filed a complaint against the Company in the Superior Court of Maricopa County, Arizona. Petsmart has alleged that it has been damaged by the Company's failure to satisfactorily complete work contemplated by an agreement between the parties. Damages were unspecified. At a settlement meeting held on April 17, 2002, discussions were held in which Petsmart proposed a series of settlement offers ranging between $7,000,000 and $8,000,000. In a letter to the Company dated May 3, 2002, Petsmart proposed settlement offers ranging between $5,000,000 and $7,000,000. On March 7, 2003, Petsmart filed an Offer of Judgment offering to settle the litigation for a payment of $2,300,000. The Company believes that it has meritorious defenses to the claims and it intends to defend this vigorously. Datatec has further counter-claimed against Petsmart for amounts owing to the Company under the contract. These amounts have been reserved as part of the allowance for uncollectable accounts. See Footnote 10 - Subsequent Event.

(10) Subsequent Events:

Litigation

On August 29, 2003, the Company entered into an agreement with Christopher J. Carey, by which it agreed to pay down amounts owed to Mr. Carey in equal monthly amounts of $316,666.67, plus interest, beginning September 2003 and ending February 2004. At its option, the Company may pay such monthly amounts in cash or in shares of the Company's common stock determined using a five day average prior to the monthly payment date. The agreement with Mr. Carey also requires the Company to register the shares of common stock issuable to Mr. Carey.

On September 22, 2000, Petsmart, Inc. filed a complaint against the Company in the Superior Court of Maricopa County, Arizona. Petsmart alleged that it had been damaged the Company's failure to satisfactorily complete work contemplated by an agreement between the parties. The Company counter-claimed against Petsmart for amounts due and owing. A trial commenced on August 18, 2003. On September 4, 2003, the jury returned a verdict rejecting Petsmart's claim against the Company and accepting the Company's counterclaim for unpaid invoices of approximately $172,000. On October 15, 2003, the court issued a judgement in favor of the Company for approximately $847,000. The judgement The Company intends to seek legal costs against Petsmart for legal fees relating to the litigation.included payment for legal expenses that the Company incurred.

DATATEC SYSTEMS, INC. AND SUBSIDIARIES

SCHEDULE II, Valuation and Qualifying Accounts
	Balance, beginning of period	Charges to cost and expenses	Deductions (a)	Balance, end of period

Year ended April 30, 2003
Allowance for doubtful accounts	$679,000	$100,000	$(493,000)	$286,000

Year ended April 30, 2002
Allowance for doubtful accounts	$572,000	$226,000	$(119,000)	$679,000

Year ended April 30, 2001
Allowance for doubtful accounts	$235,000	$608,000	$ (271,000)	$ 572,000

.

(a) Represents the net of write-off and recovery of uncollectable accounts.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

Prospectus Summary 3

Risk Factors 6

Forward-Looking Statements 14

Use of Proceeds 15

Dividend Policy 15

Price Range of Common Stock 15

Selected Consolidated Financial Data 16

Management's Discussion and Analysis of Financial Condition
and Results of Operations 18

Business 40

Management 48

Principal Stockholders 55

Certain Relationships and Related Transactions 58

Selling Stockholders 59

Plan of Distribution 64

Description of Our Capital Stock Being Registered 65

Shares Eligible for Future Sale 68

Legal Matters 69

Experts 69

Where You Can Find More Information 70

Index to Financial Statements 71

DATATEC SYSTEMS, INC. ____________ Shares of Common Stock _____________ PROSPECTUS _____________ October 2, 2003

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

Prospectus Summary 3

Risk Factors 6

Forward-Looking Statements 14

Use of Proceeds 15

Dividend Policy 15

Price Range of Common Stock 15

Selected Consolidated Financial Data 16

Management's Discussion and Analysis of Financial Condition
and Results of Operations 18

Business 40

Management 48

Principal Stockholders 55

Certain Relationships and Related Transactions 58

Selling Stockholders 59

Plan of Distribution 64

Description of Our Capital Stock Being Registered 65

Shares Eligible for Future Sale 68

Legal Matters 69

Experts 69

Where You Can Find More Information 70

Index to Financial Statements 71

DATATEC SYSTEMS, INC. ____________ Shares of Common Stock _____________ PROSPECTUS _____________ October 30, 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses which will be paid by the Registrant in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee $790.15

Legal fees and expenses (including Blue Sky) $60,000.00

Accounting Fees and Expenses $7,500.00

Miscellaneous $5,000.00

Total $73,290.15

ITEM 14. Indemnification of Directors and Officers.

The Certificate of Incorporation and the By-laws of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

(a)

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b)

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys' fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by former directors and officers and other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section, or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

ITEM 15. Recent Sales of Unregistered Securities.

(a) On November 2, 2001, we issued 1,021,382 shares of our common stock in exchange for 100,000 shares of Series A preferred stock of eDeploy.com, Inc., our wholly owned subsidiary, held by Cisco Systems, Inc. This exchange was pursuant to a stock purchase agreement by and between Cisco and us. The issuance of the 1,021,382 shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(b) On April 3, 2002, we issued an aggregate of $2.0 million principal amount of subordinated secured convertible debentures and warrants to purchase an aggregate of 270,000 shares of our common stock pursuant to a subordinated secured convertible debentures and warrants purchase agreement, by and among us, Halifax Fund, L.P. and Palladin Opportunity Fund, L.L.C. The debentures mature on July 2, 2003 and bear interest at a rate of 5% per annum payable quarterly on March 31, June 30, September 30 and December 31 of each year (with the first installment of interest due and payable on September 30, 2002). The interest is payable in cash or common stock at our option, subject to certain listing and registration requirements relating to our common stock. The debentures are secured by all of our assets in a secondary position behind the security interest granted to our existing senior lender. Proceeds of the debentures were used for working capital and general corporate purposes.

Halifax and Palladin are entitled, at their option, to convert at any time all or part of the principal amount of the debentures, together with accrued but unpaid interest, into shares of our common stock at a conversion price for each share of common stock equal to the lower of (a) $1.16 or (b) 100% of the average of the two lowest closing bid prices of the common stock on our principal trading market during the twenty consecutive trading days ending with the last trading day prior to the date of conversion. The conversion price may not be less than the floor price of $0.65, except to the extent that we do not exercise our right to redeem the debentures. The conversion price is subject to reduction in the event our common stock does not meet certain listing requirements or we sell common stock in capital raising transactions below the applicable conversion price.

In connection with the issuance of the debentures, we also issued to Halifax and Palladin five-year warrants expiring April 3, 2007 to purchase an aggregate of 270,000 shares of our common stock at an exercise price of $1.416 per share.

The issuance of the debentures and the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(c) Pursuant to a contract of engagement by and between Cardinal Securities, L.L.C. and us dated as of February 14, 2002, Cardinal was issued five-year warrants expiring April 3, 2007 to purchase 75,000 shares of our common stock at an exercise price of $1.44 per share for general financial advisory services rendered in connection with the consummation of the purchase agreement by and among us, Halifax and Palladin. On January 24, 2003, the warrants were assigned to Portside Growth and Opportunity Fund. The issuance of the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(d) Pursuant to a financial consulting agreement by and between Lighthouse Capital Ltd. and us dated as of April 15, 2002, Lighthouse was issued five-year warrants expiring April 15, 2007 to purchase 15,000 shares of our common stock at an exercise price of $0.98 per share for general financial consulting services. The issuance of the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(e) Pursuant to a subscription agreement by and between Halifax and us dated as of September 27, 2002, we issued 45,552 shares of our common stock to Halifax in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Halifax for a registration default for the 30 day period ended August 1, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(f) Pursuant to a subscription agreement by and between Palladin and us dated as of September 27, 2002, we issued 15,184 shares of our common stock to Palladin in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Palladin for a registration default for the 30 day period ended August 1, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(g) Pursuant to a subscription agreement by and between Halifax and us dated as of November 15, 2002, we issued an aggregate of 209,372 shares of our common stock to Halifax in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Halifax for (i) a registration default for the 30 day period ended August 31, 2002, (ii) a registration default for the 30 day period ended September 30, 2002 and (iii) a registration default for the 30 day period ended October 30, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(h) Pursuant to a subscription agreement by and between Palladin and us dated as of November 15, 2002, we issued an aggregate of 69,791 shares of our common stock to Palladin in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Palladin for (i) a registration default for the 30 day period ended August 31, 2002, (ii) a registration default for the 30 day period ended September 30, 2002 and (iii) a registration default for the 30 day period ended October 30, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(i) Pursuant to a subscription agreement by and between Halifax and us dated as of January 16, 2003, we issued 52,243 shares of our common stock to Halifax in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Halifax for a registration default for the 30 day period ended November 29, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(j) Pursuant to a subscription agreement by and between Palladin and us dated as of January 16, 2003, we issued 17,414 shares of our common stock to Palladin in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Palladin for a registration default for the 30 day period ended November 29, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(k) Pursuant to a subscription agreement by and between Halifax and us dated as of March 25, 2003, we issued 56,046 shares of our common stock to Halifax in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Halifax for a registration default for the 30 day period ended December 29, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(l) Pursuant to a subscription agreement by and between Palladin and us dated as of March 25, 2003, we issued 18,682 shares of our common stock to Palladin in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Palladin for a registration default for the 30 day period ended December 29, 2002. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(m) Pursuant to a subscription agreement by and between Halifax and us dated as of March 27, 2003, we issued 139,133 shares of our common stock to Halifax in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Halifax for (i) a registration default for the 30 day period ended January 28, 2003 and (ii) a registration default for the 30 day period ended February 27, 2003. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(n) Pursuant to a subscription agreement by and between Palladin and us dated as of March 27, 2003, we issued 46,377 shares of our common stock to Palladin in exchange for the cancellation of our obligation under a registration rights agreement to remit payment to Palladin for (i) a registration default for the 30 day period ended January 28, 2003 and (ii) a registration default for the 30 day period ended February 27, 2003. The issuance of the shares was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(o) On April 28, 2003, we issued 4,000,000 shares of our common stock and warrants to purchase an additional 2,000,000 shares of common stock in connection with a private placement by which we received gross proceeds of $5.0 million. The common stock was issued to accredited investors, as that term is defined in Rule 501 of the Securities Act. The issuance of the common stock and warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(p) Pursuant to a contract of engagement by and between Fahnestock & Co., Inc., and us dated December 31, 2002, as amended on April 23, 2003, Fahnestock was issued four-year warrants expiring on April 27, 2007 to purchase 480,000 shares of our common stock at an exercise price of $1.75 per share for general financial advisory services rendered in connection with the consummation of the April 28, 2003 private placement. The issuance of the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. On May 9, 2003, Fahnestock assigned a portion of the warrants representing the right to purchase 236,120 shares to the following persons in the amounts indicated: Henry P. Williams (47,100 shares), Christopher T. Hagar (20,820 shares), Frank Kee Colen (26,400 shares), Yvonne Briggs (10,200 shares), Robert L. Rosenstein (22,667 shares), Scott F. Koch (22,667 shares), H. David Coherd (22,666 shares) and Ellen Brous (63,600 shares). Fahnestock retained warrants representing the right to purchase 243,880 shares.

(q) On May 1, 2003, pursuant to a stock purchase agreement, we issued 1,546,247 shares of our common stock and warrant to purchase an additional 200,000 shares of our common stock in connection with our acquisition of all of the outstanding equity securities of privately-held Millennium Care Inc. The common stock and warrants were issued to the equity holders of Millennium Care Inc. The issuance of the common stock and warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(r) On July 3, 2003, we issued an aggregate of $4.9 million principal amount of subordinated secured convertible notes and warrants to purchase an aggregate of 875,000 shares of our common stock pursuant to a note purchase agreement, by and among us, Palladin Partners I, L.P., Palladin Multi-Strategy Partners, L.P., DeAM Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Palladin Overseas Multi-Strategy Fund, Ltd. and Palladin Opportunity Fund, L.L.C. The Notes are to be repaid by us in ten equal monthly installments beginning on January 1, 2004 and ending on October 1, 2004 and bear interest at a rate of 2% per annum. The monthly installments of principal and interest are payable in cash or common stock at our option, subject to certain listing and registration requirements relating to the common stock. If we elect to pay the monthly installments in common stock, the conversion rate is the lower of: (a) $1.40 or (b) a 10% discount to the then fair market value of the common stock. The holder of each note is entitled, at its option, to convert at any time the principal amount of the note or any portion thereof, together with accrued but unpaid interest, into shares of the Company's Common Stock at a conversion price for each share of Common Stock equal to $1.40, subject to certain anti-dilution adjustments. The warrants contain an exercise price of $1.3224 per share. The notes are secured by all of our assets. Proceeds of the notes will be used to reduce our borrowings under our existing credit facility and for working capital and general corporate purposes.

The issuance of the notes and the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(s) Pursuant to a contract of engagement by and between Cardinal Securities, L.L.C. and us dated as of May 2003, Cardinal was issued five-year warrants expiring July 3, 2008 to purchase 183,750 shares of our common stock at an exercise price of $1.26 per share for general financial advisory services rendered in connection with the consummation of the purchase agreement by and among us and purchasers of our notes on July 3, 2003. The issuance of the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(t) On July 28, 2003, we issued 3,696,621 shares of our common stock and warrants to purchase an additional 1,848,306 shares of common stock in connection with a private placement of our securities by which we received gross proceeds of $3.49 million. The common stock was issued to accredited investors, as that term is defined in Rule 501 of the Securities Act. The issuance of the common stock and warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(u) Pursuant to a contract of engagement by and between Joseph Stevens & Company, Inc., and us dated June 6, 2003, Joseph Stevens & Company, Inc. was issued five-year warrants expiring on July 28, 2008 to purchase 369,662 shares of our common stock at an exercise price of $1.3637 per share for general financial advisory services rendered in connection with the consummation of the July 28, 2003 private placement. In addition, we issued to Joseph Stevens & Company 127,168 shares of our common stock to cancel $133,400 in fees we owed to Joseph Stevens & Company, Inc. The issuance of the warrants and the shares of common stock were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(v) On July 28, 2003, pursuant to an Amendment and Waiver Agreement, dated as of July 28, 2003, by and between the investors of our July 3, 2003 and us, we issued warrants to purchase an aggregate of 700,000 warrants in exchange for the waiver by the investors of certain antidilution adjustments contained in their purchase agreements, an extension of the maturity date of the notes from October 3, 2004 to April 3, 2005 and a waiver of the investors right of first refusal on the July 28, 2003 private placement. The issuance of the warrants was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(w) On September 1, 2003, pursuant to an Agreement dated as of August 29, 2003, by and between Plan C, LLC, Christopher J. Carey and us, we issued 308,311 shares of our common stock in lieu of a monthly cash payment. The issuance of the shares of common stock were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 16. Exhibits.

Exhibit No. Description
(a)	3.1	--	Our Certificate of Incorporation (as amended), incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1998.
	3.2	--	Our Bylaws, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1996.
	4.1	--	Specimen Common Stock Certificate, incorporated by reference to our registration statement on Form S-1 (File No. 333-39985) filed with the SEC on November 12, 1997.
	4.2	--

Certificate of Designations defining the powers, designations, rights, preferences, limitations and restrictions applicable to our Series D Preference Stock, incorporated by reference to our Form 8-A filed with the SEC on February 24, 1998.

	5.1	--	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to the legality of our common stock (previously filed).
	10.1	--	1990 Stock Option Plan, as amended to date, incorporated by reference to our registration statement on Form S-8 (File No. 333-08381) filed with the SEC on June 18, 1996.
	10.2	--	1993 Consultant Stock Option Plan, incorporated by reference to our registration statement on Form S-1 (File No. 33-93470) filed with the SEC on June 14, 1995.
	10.3	--	1995 Director's Stock Option Plan, incorporated by reference to our registration statement on Form S-1 (File No. 33-93470) filed with the SEC on June 14, 1995.
	10.4	--	1996 Employee and Consultant Stock Option Plan, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1996.
	10.5	--	1996 Stock Option Conversion Plan, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.
	10.6	--	1996 Senior Executive Stock Option Plan, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.
	10.7	--	2000 Stock Option Plan, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2000.
	10.8	--	1998 Employee Stock Purchase Plan, incorporated by reference to our registration statement on Form S-8 (File No. 333-48757), filed with the SEC on March 27, 1998.
	10.9	--

Form of Rights Agreement, dated as of February 24, 1998, between us and Continental Stock Transfer & Trust Company, incorporated by reference to our registration statement of Form 8-A filed with the SEC on February 24, 1998.

	10.10	--	Employment Agreement dated May 1, 2000 between us and Isaac Gaon, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2000.
	10.11	--	Employment Agreement dated October 31, 1996 between us and James Caci, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.
	10.12	--	Employment Agreement dated October 31, 1996 between us and Robert Gadd, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.
	10.13	--	Loan and Security Agreement dated March 17, 1997 between us and Finova Capital Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.
	10.14	--	First Amendment to Loan and Security Agreement dated December 15, 1999 between us and Finova Capital Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2000.
	10.15	--	Second Amendment to Loan and Security Agreement dated April 2000 between us and Finova Capital Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2000.
	10.16	--

Stock Purchase Agreement dated as of February 15, 1996 by and among us, David H. Tobey and Computer-Aided Software Integration, Inc., incorporated by reference to our registration statement on Form S-3 (File No. 333-03414) filed with the SEC on April 8, 1996.

	10.17	--

Stock Purchase Agreement dated March 9, 1998 by and among David H. Tobey, us and Computer-Aided Software Integration, Inc., which includes the form of Convertible Promissory Note as Exhibit A, the form of Registration Rights Agreement as Exhibit B, and the form of Non-Competition Agreement as Exhibit C, incorporated by reference to our Form 8-K dated March 9, 1998.

	10.18	--

Stock Purchase Agreement dated as of July 31, 1996 by and among us, Francis J. Frazel, Steven M. Grubner, Mark Herzog, George Terlizzi and HH Communications, Inc., incorporated by reference to our Form 8-K dated July 31, 1996.

	10.19	--

Stock Purchase Agreement dated as of October 31, 1996 by and among us, Datatec Industries Inc. and the stockholders listed on Schedule 1.1 thereto, incorporated by reference to our Form 8-K dated October 31, 1996.

	10.20	--

Notes and Warrant Purchase Agreement dated as of February 18, 1997, by and between us, Tinicum Investors and Frank Brosens, which includes the form of Convertible Note as Exhibit A, the form of Warrant as Exhibit B, and the form of Conditional Warrant as Exhibit C, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.

	10.21	--

Securities Purchase Agreement, dated as of April 30, 1998, by and among us, Stark International and Shepherd Investments International, Ltd., which includes the Certificate of Designations of Series E Convertible Preferred Stock as Exhibit A, the form of Common Stock Purchase Warrant dated April 30, 1998 as Exhibit B, and the form of Registration Rights Agreement as Exhibit C, incorporated by reference to our Form 8-K dated April 30, 1998.

	10.22	--

Common Stock Purchase Agreement dated January 7, 1994 by and among Direct Connect International, Inc., us and Ralph Glasgal, incorporated by reference to our registration statement on Form S-1 (File No. 33-93470) filed with the SEC on June 14, 1995.

	10.23	--

Stock Purchase Agreement dated July 25, 1997 by and among us and the purchasers listed on the signature pages thereto, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.

	10.24	--	Stock Purchase Agreement dated June 30, 1997 between us and Ralph Glasgal, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 1997.
	10.25	--

Amended and Restated License Agreement dated as of July 1, 1997 by and between Computer-Aided Software Integration, Inc. and Cumetrix Data Systems Corporation, (formerly Datanet International Incorporated), incorporated by reference to the registration statement on Form S-1 (File No. 333-43151) filed by Cumetrix Data Systems Corp. with the SEC on December 23, 1997.

	10.26	--

Inventory and Working Capital Financing Agreement dated November 10, 2000 by and between Datatec Industries, Inc. and IBM Credit Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.

	10.27	--	Our Guaranty in favor of IBM Credit Corporation dated November 8, 2000, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.
	10.28	--

Acknowledgment, Waiver and Amendment to Financing Agreement dated May 2, 2001 by and between Datatec Industries, Inc. and IBM Credit Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.

	10.29	--	Our Collateralized Guaranty dated May 2, 2001 in favor of IBM Credit Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.
	10.30	--

Acknowledgment, Waiver and Amendment to Financing Agreement dated June 26, 2001 by and between Datatec Industries, Inc. and IBM Credit Corporation, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.

	10.31	--	Amended and Restated 1998 Employee Stock Purchase Plan, incorporated by reference to our registration statement on Form S-8 (File No. 333-71274) filed with the SEC on October 10, 2001.
	10.32	--	Stock Purchase Agreement by and between us and Cisco Systems, Inc. dated November 2, 2001, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.
	10.33	--	Investor Rights Agreement by and between us and Cisco Systems, Inc. dated November 2, 2001, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.
	10.34	--	Promissory Note by us in favor of Cisco Systems, Inc. dated November 2, 2001, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.
	10.35	--

Acknowledgment, Waiver and Amendment to Financing Agreement by and between Datatec Industries, Inc. and IBM Credit Corporation dated December 14, 2001, incorporated by reference to our Form 10-Q for the fiscal quarter ended October 31, 2001.

	10.36	--

Acknowledgment, Waiver and Amendment to Financing Agreement by and between Datatec Industries, Inc. and IBM Credit Corporation dated March 14, 2002, incorporated by reference to our Form 10-K for the fiscal year ended April 30, 2002.

	10.37	--

Acknowledgment, Waiver and Amendment to Financing Agreement by and between Datatec Industries, Inc. and IBM Credit Corporation dated July 30, 2002, incorporated by reference to our Form 10-Q for the fiscal quarter ended July 31, 2002.

	10.38	--

Acknowledgment, Waiver and Amendment to Financing Agreement by and between Datatec Industries, Inc. and IBM Credit Corporation dated November 5, 2002, incorporated by reference to our Form 10-Q for the fiscal quarter ended October 31, 2002.

	10.39	--

Acknowledgment, Waiver and Amendment to Financing Agreement by and between Datatec Industries, Inc. and IBM Credit Corporation dated March 14, 2003, incorporated by reference to our Form 10-Q for the fiscal quarter ended January 31, 2003.

	10.40	--

Subordinated Secured Convertible Debentures and Warrants Purchase Agreement, dated as of April 3, 2002, by and among us and the investors signatory thereto, incorporated by reference to our Form 8-K dated April 5, 2002.

	10.41	--	Form of 5% Subordinated Secured Convertible Debenture, dated as of April 3, 2002, incorporated by reference to our Form 8-K dated April 5, 2002.
	10.42	--	Form of Stock Purchase Warrant, dated as of April 3, 2002, incorporated by reference to our Form 8-K dated April 5, 2002.
	10.43	--	Registration Rights Agreement, dated as of April 3, 2002, by and among us and the investors signatory thereto, incorporated by reference to our Form 8-K dated April 5, 2002.
	10.44	--	Security Agreement, dated as of April 3, 2002, by and among us and the investors signatory thereto, incorporated by reference to our Form 8-K dated April 5, 2002.
	10.45	--	Amendment to Inventory and Working Capital Financial Agreement, made as of April 14, 2003, incorporated by reference to our Form 8-K dated April 11, 2003.
	10.46	--	Form of Securities Purchase Agreement made between Datatec Systems, Inc. and the undersigned prospective purchaser dated April 23, 2003, incorporated by reference to our Form 8-K dated April 23, 2003.
	10.47	--	Form of Common Stock Purchase Warrant Certificate to purchase shares of Common Stock of Datatec Systems, Inc. dated April 23, 2003, incorporated by reference to our Form 8-K dated April 23, 2003.
	10.48	--

Form of Common Stock Purchase Warrant Certificate to purchase shares of Common Stock of Datatec Systems, Inc. dated April 23, 2003 issued to Fahnestock & Co., Inc., incorporated by reference to our Form 8-K dated April 23, 2003.

	10.49	--

Stock Purchase Agreement by and among Millennium Care Inc., those security holders listed on the signature pages thereto and Datatec Systems, Inc. dated as of May 1, 2003, incorporated by reference to our Form 8-K dated May 2, 2003.

	10.50	--	Form of Subscription Agreement made between Datatec Systems, Inc. and the undersigned prospective investor, incorporated by reference to our Form 8-K dated July 28, 2003.
	10.51	--	Form of Amendment to Subscription Agreement made between Datatec Systems, Inc. and the undersigned prospective investor, incorporated by reference to our Form 8-K dated July 28, 2003.
	10.52	--

Form of Common Stock Purchase Warrant to purchase shares of Common Stock of Datatec Systems, Inc. dated July 28, 2003 issued to the investors, incorporated by reference to our Form 8-K dated July 28, 2003.

	10.53	--

Form of Common Stock Purchase Warrant Certificate to purchase shares of Common Stock of Datatec Systems, Inc. dated July 28, 2003 issued to Joseph Stevens & Company Inc., incorporated by reference to our Form 8-K dated July 28, 2003.

	10.54	--

Amendment and Waiver Agreement, dated as of July 28, 2003, by and among Datatec Systems, Inc. and Palladin Partners I, L.P., Palladin Multi-Strategy Partners, L.P., DeAM Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Palladin Opportunity Fund, LLC and Palladin Overseas Multi-Strategy Fund, Ltd., incorporated by reference to our Form 8-K dated July 28, 2003.

	10.55	--	Form of Note Purchase Agreement, dated as of July 3, 2003, by and among the Company and the investors signatory thereto, incorporated by reference to our Form 8-K dated July 3, 2003.
	10.56	--	Form of 2% Subordinated Secured Convertible Note, dated as of July 3, 2003, incorporated by reference to our Form 8-K dated July 3, 2003.
	*10.55	--

Note Purchase Agreement, dated as of July 3, 2003, by and among the Company, Palladin Partners I, L.P., Palladin Multi-Strategy Partners, L.P., DeAM Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Palladin Opportunity Fund, LLC and Palladin Overseas Multi-Strategy Fund, Ltd

	*10.56	--	Form of 2% Subordinated Secured Convertible Note, dated as of July 3, 2003.
	10.57	--	Form of Stock Purchase Warrant Certificate, dated as of July 3, 2003, incorporated by reference to our Form 8-K dated July 3, 2003.
	*10.57	--	Form of Stock Purchase Warrant Certificate, dated as of July 3, 2003.
	10.58	--	Form of Registration Rights Agreement, dated as of July 3, 2003, by and among the Company and the investors signatory thereto, incorporated by reference to our Form 8-K dated July 3, 2003.
	10.59	--	Form of Security Agreement, dated as of July 3, 2003, by and among the Company and the investors signatory thereto, incorporated by reference to our Form 8-K dated July 3, 2003.
	*10.58	--

Registration Rights Agreement, dated as of July 3, 2003, by and among the Company, Palladin Partners I, L.P., Palladin Multi-Strategy Partners, L.P., DeAM Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Palladin Opportunity Fund, LLC and Palladin Overseas Multi-Strategy Fund, Ltd.

	10.60	--

Amendment to Rights Agreement, dated as of July 3, 2003, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, incorporated by reference to our Form 8-K dated July 3, 2003.

	*10.59	--

Security Agreement, dated as of July 3, 2003, by and among the Company, Palladin Partners I, L.P., Palladin Multi-Strategy Partners, L.P., DeAM Convertible Arbitrage Fund, Ltd., Palladin Overseas Fund, Ltd., Palladin Opportunity Fund, LLC and Palladin Overseas Multi-Strategy Fund, Ltd.

	10.61	--	Agreement dated as of August 29, 2003, by and between the Company, Plan C, LLC and Christopher J. Carey, incorporated by reference to our Form 8-K dated August 29, 2003.
	*10.60	--	Amendment to Rights Agreement, dated as of July 3, 2003, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.
	10.61	--	Agreement dated as of August 29, 2003, by and between the Company, Plan C, LLC and Christopher J. Carey, incorporated by reference to our Form 8-K dated August 29, 2003.
	21.1	--	Our subsidiaries, incorporated by reference to our Annual Report for the year ended, April 30, 2003.
	23.1	--	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.1 (previously filed).
	*23.2	--	Consent of Deloitte & Touche LLP, independent auditors.

_____________

* Filed herewith.

(b) 1. DATATEC SYSTEMS, INC. AND SUBSIDIARIES

SCHEDULE II, Valuation and Qualifying Accounts
	Balance, beginning of period	Charges to cost and expenses	Deductions (a)	Balance, end of period
Year ended April 30, 2003
Allowance for doubtful accounts	$679,000	$100,000	$(493,000)	$286,000

Year ended April 30, 2002
Allowance for doubtful accounts	$572,000	$226,000	$(119,000)	$679,000

Year ended April 30, 2001
Allowance for doubtful accounts	$235,000	$608,000	$ (271,000)	$ 572,000

.

(a) Represents the net of write-off and recovery of uncollectable accounts

ITEM 17. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfield, state of New Jersey, on October 29, 2003.

DATATEC SYSTEMS, INC.

By:/s/ Isaac J. Gaon__________

Isaac J. Gaon

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
Signature	Title	Date

/s/ Isaac J. Gaon___________ Isaac J. Gaon	Chairman of the Board and Chief Executive Officer (principal executive officer)	October 2, 2003
/s/ Isaac J. Gaon	Chairman of the Board and	October 29, 2003

Isaac J. Gaon	Chief Executive Officer
(principal executive officer)

/s/ Mark J. Hirschhorn______ Mark J. Hirschhorn	Chief Financial Officer (principal financial officer)	October 2, 2003
/s/ Mark J. Hirschhorn	Chief Financial Officer	October 29, 2003

/s/ *______ Robert H. Friedman	Director	October 2, 2003
Mark J. Hirschhorn	(principal financial officer)

/s/ *_________ Mark Berenblut	Director	October 2, 2003
/s/ *	Director	October 29, 2003

Robert H. Friedman

/s/ *_________ David M. Milch	Director	October 2, 2003
/s/ *	Director	October 29, 2003

Mark Berenblut

*By /s/Isaac J. Gaon_ Isaac J. Gaon Attorney-in-fact
/s/ *	Director	October 29, 2003

David M. Milch

*By /s/ Isaac J. Gaon

Isaac J. Gaon
Attorney-in-fact